UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the  Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement—Revised

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Dell Inc.

(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Dell Inc. common stock, par value $0.01 per share
(2)

Aggregate number of securities to which transaction applies:

1,781,358,078 shares of common stock (including shares subject to restricted stock units and shares of restricted stock) and 15,182,262 shares of common stock underlying outstanding employee stock options with an exercise price of less than $13.75 per share

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c), the filing fee of $3,354,409.14 was determined by multiplying 0.0001364 by the aggregate merger consideration of $24,592,442,397.43. The aggregate merger consideration was calculated as the sum of (i) the product of (a) 1,781,358,078 outstanding shares of common stock (including shares subject to restricted stock units and shares of restricted stock) as of August 5, 2013 to be acquired in the merger, multiplied by (b) the per share merger consideration of $13.75, plus (ii) the product of (x) 15,182,262 shares of common stock underlying outstanding employee stock options with an exercise price of $13.75 or less, multiplied by (y) $6.51, representing the difference between the $13.75 per share merger consideration and the $7.24 weighted average exercise price of such options.

	(4)	Proposed maximum aggregate value of transaction: $24,592,442,397.43
	(5)	Total fee paid: $3,354,409.14*

* Includes $2,829,910.77 previously paid on March 29, 2013 on Schedule 14A and $524,498.37 paid concurrently on Schedule 13E-3.

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: $3,354,409.14
	(2)	Form, Schedule or Registration Statement No.: Schedule 14A and Schedule 13E-3
	(3)	Filing Party: Dell Inc.
	(4)	Date Filed: March 29, 2013 and August 14, 2013

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

One Dell Way

Round Rock, Texas 78682

Telephone: (512) 728-7800

August 14, 2013

To the Stockholders of Dell Inc.:

You are cordially invited to attend a special meeting of the stockholders of Dell Inc., a Delaware corporation (“Dell,” the “Company,” “we,” “our” or “us”), to consider and vote upon the matters set forth in the accompanying notice of special meeting of stockholders.

On or about May 31, 2013, we mailed a proxy statement relating to a special meeting of Dell stockholders that we originally scheduled to have been held on July 18, 2013, to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 5, 2013 (the “original merger agreement”), by and among Denali Holding Inc., a Delaware corporation (“Parent”), Denali Intermediate Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Intermediate”), Denali Acquiror Inc., a Delaware corporation and a wholly-owned subsidiary of Intermediate (“Merger Sub” and, taken together with Intermediate and Parent, the “Parent Parties”), and the Company.

The parties to the original merger agreement amended the merger agreement on August 2, 2013 by entering into Amendment No. 1 thereto (the original merger agreement, together with Amendment No. 1 thereto and as such amended agreement may be further amended from time to time, the “amended merger agreement”) to, among other things, increase the per share merger consideration from $13.65 per share of Dell’s common stock, par value $0.01 per share (“Common Stock”), to $13.75 per share of Dell’s Common Stock (the “merger consideration”), provide for the Company to pay a special cash dividend of $0.13 per share to stockholders of record as of a date to be determined prior to the effective time of the merger and ensure that the $0.08 per share regular quarterly dividend for the third quarter of the Company’s current fiscal year is paid to holders of record as of a date prior to the closing of the merger. In addition, the amendment revises the condition to the closing of the merger (the “unaffiliated vote condition”) that previously required the affirmative vote (in person or by proxy) in favor of the proposal to adopt the merger agreement by the holders of a majority of the outstanding shares of Common Stock owned, directly or indirectly, by the “unaffiliated stockholders” referred to below. As revised, the unaffiliated vote condition requires the affirmative vote in favor of the proposal to adopt the merger agreement of the holders of at least a majority of the outstanding shares of Common Stock owned, directly or indirectly, by the unaffiliated stockholders that are present in person or by proxy at the meeting and are voted for or against the proposal. The unaffiliated stockholders are the Company’s stockholders other than the Parent Parties, Michael S. Dell, Chairman and Chief Executive Officer of the Company, and certain of his related family trusts, any other officers and directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary. Adoption of the amended merger agreement will continue to require the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Common Stock under applicable Delaware law.

At the reconvened special meeting on August 2, 2013, the Company adjourned the special meeting, which was initially convened on July 18, 2013, and then adjourned to July 24, 2013 and further adjourned to August 2, 2013, to permit the solicitation of additional votes in favor of the proposal to adopt the amended merger agreement, and to provide its stockholders additional time to (i) consider Amendment No. 1 to the original merger agreement, including the increased merger consideration, the $0.13 per share special cash dividend and the revised unaffiliated vote condition, and (ii) review the accompanying supplement to the Company’s definitive proxy statement dated May 30, 2013.

The special meeting will be reconvened on September 12, 2013 at 9:00 a.m. Central Daylight Time at the Dell Round Rock Campus, Building No. 2, Houston-Dallas conference room, 501 Dell Way, Round Rock, Texas 78682. The new record date for stockholders entitled to vote at the special meeting is August 13, 2013.

Pursuant to the amended merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly-owned subsidiary of Intermediate and each share of Common Stock outstanding immediately prior to the effective time of the merger (other than certain excluded shares and dissenting shares) will be canceled and converted into the right to receive $13.75 in cash, without interest, less any applicable withholding taxes. The following shares of Common Stock will not be entitled to the merger consideration: (i) shares held by any of the Parent Parties (including the shares held by Mr. Dell and certain of his related family trusts which shares will be contributed to Parent prior to the merger), (ii) shares held by the Company or any wholly-owned subsidiary of the Company and (iii) shares held by any of the Company’s stockholders who are entitled to and properly exercise appraisal rights under Delaware law. In addition, the amended merger agreement provides for the Company to pay a special $0.13 per share cash dividend to holders of record as of a date to be determined prior to the effective time of the merger and ensures that the $0.08 per share regular quarterly dividend for the third quarter of the Company’s current fiscal year is paid to holders as of a record date prior to the closing of the merger.

The board of directors of the Company (the “Board”) formed a committee (the “Special Committee”) consisting solely of four independent and disinterested directors of the Company to evaluate the merger and other alternatives available to the Company. The Special Committee unanimously determined that the transactions contemplated by the amended merger agreement, including the merger, are fair to, and in the best interests of, the Company’s stockholders (other than Mr. Dell and certain of his related family trusts), and unanimously recommended that the Board approve and declare advisable the amended merger agreement, and the transactions contemplated therein, including the merger, and that the Company’s stockholders vote for the adoption of the amended merger agreement. Based in part on that recommendation, the Board (i) determined that the transactions contemplated by the amended merger agreement, including the merger, are fair to, and in the best interests of, the Company’s stockholders (other than Mr. Dell and certain of his related family trusts), (ii) approved and declared advisable the execution, delivery and performance of the amended merger agreement and the consummation of the transactions contemplated therein, including the merger and (iii) resolved to recommend that the Company’s stockholders vote for the adoption of the amended merger agreement. Accordingly, the Board (without Mr. Dell’s participation) recommends that the stockholders of the Company vote “FOR” the proposal to adopt the amended merger agreement. The Board (without Mr. Dell’s participation) also recommends that the stockholders of the Company vote “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion. The actions of the Board were unanimous, except that Mr. Dell did not participate due to his interest in the merger, and one other director was not present at the meeting at which such actions were taken.

In considering the recommendation of the Board, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the stockholders generally. As of August 5, 2013, Mr. Dell and certain of his related family trusts beneficially owned, in the aggregate, 274,434,319 shares of Common Stock (including (i) 1,101,948 shares subject to Company stock options exercisable within 60 days and (ii) 33,389 shares held in Mr. Dell’s 401(k) plan), or approximately 15.6% of the total number of outstanding shares of Common Stock, and have agreed with Parent to contribute to Parent, immediately prior to the consummation of the merger, 273,299,383 shares in exchange for common stock of Parent.

We urge you to, and you should, read the accompanying proxy supplement in its entirety, including the appendices, because it describes the amended merger agreement and the merger and provides specific information concerning the special meeting and other important information related to the merger. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission. We also urge you, if you have not done so already, to review carefully the definitive proxy statement dated May 30, 2013. A copy of the definitive proxy statement dated May 30, 2013 will be mailed to each stockholder of record as of August 13, 2013 who has not yet been mailed a copy of such definitive proxy statement.

Regardless of the number of shares of Common Stock you own, your vote is very important. The merger cannot be completed unless the proposal to adopt the amended merger agreement is approved by the affirmative vote (in person or by proxy) of the holders of (i) at least a majority of the outstanding shares of Common Stock entitled to vote thereon, as required by Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”) (the “Delaware law vote condition”) and (ii) at least a majority of the outstanding shares of Common Stock held by stockholders other than the Parent Parties, Mr. Dell and certain of his related family trusts, any other officers and directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary, that are voted for or against the proposal to adopt the amended merger agreement (as stated above, we refer to this requirement as the “unaffiliated vote condition”). Amendment No. 1 to the original merger agreement changed the terms of the unaffiliated vote condition. Under the original merger agreement, broker non-votes, abstaining from voting or failing to vote on the proposal to adopt the original merger agreement had the same effect as voting against that proposal for purposes of the unaffiliated vote condition. However, under the amended merger agreement, broker non-votes, abstaining from voting or failing to vote on the proposal to adopt the amended merger agreement will have no effect on the proposal to adopt the amended merger agreement under the unaffiliated vote condition. Therefore, if you wish to vote against the proposal to adopt the amended merger agreement, for purposes of the unaffiliated vote condition you must submit a proxy voting against that proposal, or attend the special meeting and vote against that proposal.

For your convenience, we have enclosed a proxy card with this proxy supplement. If you have already voted by proxy in favor of the proposals contained on the proxy card using a properly executed WHITE proxy card or otherwise voted by proxy in favor of such proposals over the Internet or by telephone, you will be considered to have voted in favor of such proposals and do not need to take any action, unless you wish to revoke or change your proxy. If you have already voted by proxy against the proposals contained on the proxy card, you will be considered to have voted against such proposals and do not need to take any action, unless you wish to revoke or change your proxy. However, if you have acquired shares after the original record date, and those shares are held by a bank, broker or other nominee to whom you did not previously issue voting instructions with respect to the special meeting, those newly acquired shares will not be voted unless you follow the instructions on your voting card or otherwise provided by your broker, bank or other nominee for submitting a proxy with respect to those newly acquired shares. Moreover, if you held shares in “street name” through a bank or broker on the original record date, but have acquired shares after the original record date, and you are the stockholder of record of those newly acquired shares, then, whether or not you previously gave a voting instruction with respect to the shares that you held on the original record date, those newly acquired shares will not be voted unless you give a proxy with respect to those shares by completing, signing, dating and returning the enclosed proxy card, by following the instructions on the enclosed proxy card for Internet or telephone submissions or you attend the special meeting and vote in person. If you have not previously voted by proxy or if you wish to revoke or change your proxy, please vote by proxy over the Internet or by telephone, or complete, date, sign and return your WHITE proxy card as soon as possible. If you desire your shares to be voted in accordance with the Board’s recommendation, you need only sign, date and return the proxy in the enclosed postage-paid envelope. Otherwise, please mark the proxy to indicate your voting instructions; date and sign the proxy; and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend.

Sincerely,

Alex J. Mandl
Chairman of the Special Committee

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy supplement is dated August 14, 2013 and is first being mailed to stockholders on or about August 14, 2013.

DELL INC.

One Dell Way

Round Rock, Texas 78682

Telephone: (512) 728-7800

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Dell Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Dell Inc., a Delaware corporation (“Dell,” the “Company,” “we,” “our” or “us”), will be reconvened at the Dell Round Rock Campus, Building No. 2, Houston-Dallas conference room, 501 Dell Way, Round Rock, Texas 78682 on September 12, 2013, at 9:00 a.m., Central Daylight Time, for the following purposes:

1.	to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 5, 2013 (the “original merger agreement”), as amended on August 2, 2013, as it may be further amended from time to time (the original merger agreement, as so amended the “amended merger agreement”), by and among Denali Holding Inc., a Delaware corporation (“Parent”), Denali Intermediate Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Intermediate”), Denali Acquiror Inc., a Delaware corporation and a wholly-owned subsidiary of Intermediate (“Merger Sub” and, taken together with Intermediate and Parent, the “Parent Parties”), and the Company;

2.	to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion;

3.	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the amended merger agreement; and

4.	to act upon other business as may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the Board.

The holders of record of our common stock, par value $0.01 per share (“Common Stock”), at the close of business on August 13, 2013, are entitled to notice of and to vote at the special meeting or to vote at any adjournment or postponement thereof. All stockholders of record are cordially invited to attend the special meeting in person. A complete list of stockholders entitled to vote at the special meeting will be available for examination by any stockholder at the Dell Round Rock Campus, 501 Dell Way, Round Rock, Texas 78682, during regular business hours for a period of no less than ten days before the special meeting, and at the special meeting. We are commencing our solicitation of proxies with respect to the amended merger agreement on August 14, 2013, and we will continue to solicit proxies until the September 12, 2013 special meeting. Each stockholder of record on August 13, 2013 who has not yet received the definitive proxy statement dated May 30, 2013 will receive the definitive proxy statement in addition to this proxy supplement and will have the opportunity to vote on the matters described in the definitive proxy statement, as supplemented by this proxy supplement. Proxies delivered at any time prior to the record date, including those solicited in connection with the original merger agreement, will be valid and effective so long as the stockholder providing the proxy is a stockholder on August 13, 2013. If you are not a holder of record on the record date, any proxy you deliver, or may have previously delivered, will be ineffective. If you have delivered a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you have delivered a proxy prior to the record date and do not change or revoke that proxy, your proxy will be deemed to cover the number of shares you own on the record date even if that number is different from the number of shares you owned when you executed and delivered your proxy. However, if you have acquired shares after the original record date, and those shares are held by a bank, broker or other nominee to whom you did not previously issue voting instructions with respect to the special meeting, those newly acquired shares will not be voted unless you follow the instructions on your voting card or otherwise provided by your broker, bank or other nominee for submitting a proxy with respect to those newly acquired shares. Moreover, if you held shares in “street name” through a bank or broker on the original record date, but have acquired shares after the original record date, and you are the stockholder of record of those newly acquired shares, then, whether or not you previously gave a voting instruction with respect to the shares that you held on the original record date, those newly acquired shares will not be voted unless you give a proxy with respect to those shares by completing, signing, dating and returning the enclosed proxy card, by following the instructions on the enclosed proxy card for Internet or telephone submissions or you attend the special meeting and vote in person. Proxies received from persons who are not holders of record on the record date will not be effective.

Your vote is important, regardless of the number of shares of Common Stock you own. The merger cannot be completed unless the amended merger agreement is adopted by the affirmative vote (in person or by proxy) of the holders of (i) at least a majority of the outstanding shares of Common Stock entitled to vote thereon, as required by Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”) (the “Delaware law vote condition”) and (ii) at least a majority of the outstanding shares of Common Stock held by stockholders other than the Parent Parties, Mr. Dell and certain of his related family trusts, any other officers and directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary, that are voted for or against the proposal to adopt the amended merger agreement (the “unaffiliated vote condition”). Amendment No. 1 to the original merger agreement changed the terms of the unaffiliated vote condition. Under the original merger agreement, broker non-votes, abstaining from voting or failing to vote on the proposal to adopt the original merger agreement had the same effect as voting against that proposal for purposes of the unaffiliated vote condition. However, under the amended merger agreement, broker non-votes, abstaining from voting or failing to vote on the proposal to adopt the amended merger agreement will have no effect on the proposal to adopt the amended merger agreement under the unaffiliated vote condition. Therefore, if you have not previously submitted a proxy to vote against the adoption of the original merger agreement or the amended merger agreement and you wish to vote against the proposal to adopt the amended merger agreement, for purposes of the unaffiliated vote condition you must submit a proxy voting against that proposal, or attend the special meeting and vote against that proposal.

The proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, and the proposal to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate, each require the affirmative vote (in person or by proxy) of holders of a majority of the voting power present and entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend.

You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the amended merger agreement, the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, and the proposal to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate. If you fail to vote or submit your proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the proposal to adopt the amended merger agreement under the Delaware law vote condition. However, failure to vote or submit your proxy will not affect the unaffiliated vote condition or the vote regarding the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, or the vote regarding the proposal to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate.

If you have already voted by proxy in favor of the proposals contained on the proxy card using a properly executed WHITE proxy card or otherwise voted by proxy in favor of such proposals over the Internet or by telephone, you will be considered to have voted in favor of such proposals and do not need to take any action, unless you wish to revoke or change your proxy. If you have already voted by proxy against the proposals contained on the proxy card, you will be considered to have voted against such proposals and do not need to take any action, unless you wish to revoke or change your proxy. However, if you have acquired shares after the original record date, and those shares are held by a bank, broker or other nominee to whom you did not previously issue voting instructions with respect to the special meeting, those newly acquired shares will not be voted unless you follow the instructions on your voting card or otherwise provided by your broker, bank or other nominee for submitting a proxy with respect to those newly acquired shares. Moreover, if you held shares in “street name” through a bank or broker on the original record date, but have acquired shares after the original record date, and you are the stockholder of record of those newly acquired shares, then, whether or not you previously gave a voting instruction with respect to the shares that you held on the original record date, those newly acquired shares will not be voted unless you give a proxy with respect to those shares by completing, signing, dating and returning the enclosed proxy card, by following the instructions on the enclosed proxy card for Internet or telephone submissions or you attend the special meeting and vote in person. If you have not previously voted by proxy or if you wish to revoke or change your proxy, please vote by proxy over the Internet or by telephone, or complete, date, sign and return your WHITE proxy card as soon as possible. If you desire your shares to be voted in accordance with the Board’s recommendation, you need only sign, date and return the proxy in the enclosed postage-paid envelope. Otherwise, please mark the proxy to indicate your voting instructions; date and sign the proxy; and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend.

A copy of our definitive proxy statement dated May 30, 2013, is being mailed along with this supplement to the proxy statement to stockholders who have not previously been mailed a copy.

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence P. Tu
General Counsel and Secretary

Dated August 14, 2013

Round Rock, Texas

i

INTRODUCTION

This proxy supplement is being sent to you because we have amended the original merger agreement with the Parent Parties and our stockholders are being asked to consider and vote on a proposal to adopt the amended merger agreement. This supplement provides information about the amended transaction and updates the definitive proxy statement dated May 30, 2013. Except as updated or otherwise revised in the proxy supplement, the information provided in the definitive proxy statement, which was previously mailed to our stockholders on or after May 31, 2013, continues to apply. This proxy supplement and the annexes to this proxy supplement should be read in conjunction with the definitive proxy statement dated May 30, 2013, and the annexes thereto, each of which should be read in its entirety. To the extent information in this proxy supplement or the annexes hereto differs from, updates or conflicts with information contained in the definitive proxy statement or the annexes thereto, the information in this proxy supplement is the more current information. A copy of the definitive proxy statement is being mailed along with this proxy supplement to stockholders who have not previously received a copy. If you need another copy of the definitive proxy statement or this proxy supplement, you may obtain it free of charge from the Company by directing your request to Investor Relations, Dell Inc., One Dell Way, Round Rock, Texas 78682. The definitive proxy statement may also be found on the Internet at http://www.sec.gov. See “Where You Can Find Additional Information” beginning on page 81 of this proxy supplement. Capitalized terms and certain other terms used but not defined in this proxy supplement have the meanings given to such terms in the definitive proxy statement dated May 30, 2013. Unless the context otherwise requires, from and after the date of this proxy supplement, all references to the “proxy statement” in this proxy supplement are to the definitive proxy statement as supplemented by this proxy supplement.

UPDATE TO THE SUMMARY TERM SHEET

This Update to the Summary Term Sheet discusses the material information contained in this proxy supplement, including with respect to the amended merger agreement, as defined below, the merger and the other agreements entered into in connection with the merger. As this Update to the Summary Term Sheet may not contain all of the information that may be important to you, we encourage you to read carefully this entire proxy supplement, including its annexes and the documents referred to or incorporated by reference in this proxy supplement, and, if you have not already done so, the definitive proxy statement dated May 30, 2013 and the documents referred to or incorporated by reference therein. The items in this Update to the Summary Term Sheet include page references directing you to a more complete description of the applicable topic in this proxy supplement.

The following information supplements and, where applicable, replaces the corresponding information under the heading “Summary Term Sheet” beginning on page 1 of the definitive proxy statement dated May 30, 2013.

The Special Meeting (Page 66)

Date, Time and Place

We will reconvene the special meeting at the Dell Round Rock Campus, Building No. 2, Houston-Dallas Conference Room, 501 Dell Way, Round Rock, Texas 78682 on September 12, 2013, at 9:00 a.m., Central Daylight Time, unless postponed by the Company.

Purpose of the Special Meeting

The special meeting is for the following purposes:

•	to consider and vote on a proposal to adopt the amended merger agreement;

•

to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion; and

•

to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the amended merger agreement.

The votes on the proposals to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies are separate and apart from the vote on the proposal to adopt the amended merger agreement. Accordingly, a stockholder may vote in favor of the proposal to approve on an advisory (non-binding) basis, the specified compensation and/or the proposal to approve the adjournment of the special meeting and vote not to approve the proposal to adopt the amended merger agreement (and vice versa).

A copy of Amendment No. 1 to the original merger agreement is attached to this proxy supplement as Annex A. A copy of the original merger agreement is attached as Annex A to the definitive proxy statement dated May 30, 2013. This proxy supplement and the enclosed form of proxy are first being mailed to our stockholders on or about August 14, 2013.

Recommendations of the Board and the Special Committee

The Special Committee unanimously determined that the transactions contemplated by the amended merger agreement, including the merger, are fair to, and in the best interests of, the Company’s stockholders (other than the MD Investors and the Gift Trusts), and unanimously recommended that the Board approve and declare advisable the amended merger agreement and the transactions contemplated therein, including the merger, and that the Company’s stockholders vote for the adoption of the amended merger agreement.

Based in part on the recommendations of the Special Committee, and with the assistance of its independent legal and financial advisors, the Board, on August 2, 2013, (i) determined that the transactions contemplated by the amended merger agreement, including the merger, are fair to, and in the best interests of, the Company’s stockholders (other than the MD Investors and the Gift Trusts), (ii) approved and declared advisable the execution, delivery and performance of the amended merger agreement and the consummation of the transactions contemplated therein, including the merger and (iii) resolved to recommend that the Company’s stockholders vote for the adoption of the amended merger agreement. The actions of the Board were unanimous, except that Mr. Dell did not participate due to his interest in the merger, and one other director was not present at the meeting at which such actions were taken.

Accordingly, the Board (without Mr. Dell’s participation), acting upon the unanimous recommendations of the Special Committee, recommends that the stockholders of the Company vote “FOR” the proposal to adopt the amended merger agreement.

The Board (without Mr. Dell’s participation) also recommends that the stockholders of the Company vote “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion.

The Board (without Mr. Dell’s participation) recommends that the stockholders of the Company vote “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the amended merger agreement.

Record Date and Quorum (Page 67)

The holders of record of Common Stock as of the close of business on August 13, 2013, the record date, are entitled to receive notice of and to vote at the special meeting. On August 5, 2013, 1,757,886,137 shares of Common Stock were issued and outstanding and held by 25,562 holders of record.

A complete list of stockholders entitled to vote at the special meeting will be available for examination by any stockholder at the Dell Round Rock Campus, 501 Dell Way, Round Rock, Texas 78682, during regular business hours for a period of no less than ten days before the special meeting, and at the special meeting. We are commencing our solicitation of proxies with respect to the amended merger agreement on August 14, 2013, and we will continue to solicit proxies until the September 12, 2013 special meeting. Each stockholder of record on August 13, 2013 who has not yet received the definitive proxy statement dated May 30, 2013 will receive the definitive proxy statement in addition to this proxy supplement and will have the opportunity to vote on the matters described in the definitive proxy statement, as supplemented by this proxy supplement. Proxies delivered at any time prior to the record date, including those solicited in connection with the original merger agreement, will be valid and effective so long as the stockholder providing the proxy is a stockholder on the record date. If you are not a holder of record on the record date, any proxy you deliver will be ineffective. If you have delivered a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you have delivered a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares you own on the record date even if that number is different from the number of shares you owned when you executed and delivered your proxy. However, if you have acquired shares after the original record date, and those shares are held by a bank, broker or other nominee to whom you did not previously issue voting instructions with respect to the special meeting, those newly acquired shares will not be voted unless you follow the instructions on your voting card or otherwise provided by your broker, bank or other nominee for submitting a proxy with respect to those newly acquired shares. Moreover, if you held shares in “street name” through a bank or broker on the original record date, but have acquired shares after the original record date, and you are the stockholder of record of those newly acquired shares, then, whether or not you previously gave a voting instruction with respect to the shares that you held on the original record date, those newly acquired shares will not be voted unless you give a proxy with respect to those shares by completing, signing, dating and returning the enclosed proxy card, by following the instructions on the enclosed proxy card for Internet or telephone submissions or you attend the special meeting and vote in person. Proxies received from persons who are not holders of record on the record date will not be effective.

Required Vote (Page 68)

Proposal to Adopt the Amended Merger Agreement

For the Company to consummate the merger, as required by Section 251 of the DGCL, stockholders holding at least a majority of the outstanding shares of Common Stock entitled to vote thereon must vote “FOR” the proposal to adopt the amended merger agreement (the “Delaware law vote condition”). In addition, the amended merger agreement requires, as a condition to the consummation of the merger, that stockholders holding at least a majority of the outstanding shares of Common Stock held by stockholders other than the Parent Parties, Mr. Dell and certain of his related family trusts, any other officers and directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary, that are present in person or by proxy at the special meeting and that are voted for or against the proposal to adopt the amended merger agreement (the “unaffiliated vote condition”), vote “FOR” the proposal to adopt the amended merger agreement.

Proposal to Approve, on an Advisory (non-binding) Basis, Specified Compensation

Approval of the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, requires the affirmative vote (in person or by proxy) of holders of a majority of the voting power present and entitled to vote thereon.

The directors and current executive officers of the Company have informed the Company that as of the date of this proxy supplement, they intend to vote in favor of the proposal to adopt the amended merger agreement and the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion. As of August 5, 2013 the directors and current executive officers (other than Mr. Dell) owned, in the aggregate, 11,913,345 shares of Common Stock entitled to vote at the special meeting.

Voting; Proxies; Revocation

Attendance

All holders of shares of Common Stock as of the close of business on August 13, 2013, the record date, including stockholders of record and beneficial owners of Common Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record and plan to attend the special meeting in person, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Abstentions, Broker Non-Votes and Shares Not Voted

Abstentions and broker non-votes will be included in the calculation of the number of shares of Common Stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, and “AGAINST” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. A failure to vote and broker non-votes will have no effect on these two proposals. Abstentions, broker non-votes and shares not voted will have the same effect as a vote “AGAINST” the proposal to adopt the amended merger agreement under the Delaware law vote condition. However, under the amended merger agreement, abstentions, broker non-votes and shares not voted will have no effect on the proposal to adopt the amended merger agreement under the unaffiliated vote condition. Therefore, if you have not previously submitted a proxy to vote against the original merger agreement or the amended merger agreement and you wish to vote against the proposal to approve the amended merger agreement, for purposes of the unaffiliated vote condition you must submit a proxy voting against that proposal, or attend the special meeting and vote against that proposal.

Solicitation of Proxies

On August 2, 2013, Dell filed a Current Report on Form 8-K announcing that the special meeting would be adjourned to September 12, 2013, and that a new record date of August 13, 2013 had been set for the special meeting. Rule 14a-13(a)(3) under the Exchange Act requires that the Company give 20 business days’ advance notice of a record date to brokers, dealers, voting trustees, banks, associations and other entities that exercise fiduciary powers in nominee names or otherwise (collectively referred to as “nominee holders”) unless such 20 day advance notice is impracticable. On May 3, 2013, the Company’s proxy solicitation agent, MacKenzie, gave the notifications required by Rule 14a-13 for the original record date of June 3, 2013, and on August 2, 2013, MacKenzie gave the notifications required by Rule 14a-13(a)(3) for the new record date of August 13, 2013. Although the Company’s August 2, 2013 notice was sent fewer than 20 business days prior to the new record date, MacKenzie has confirmed that 100% of the nominee holders will be notified of such new record date as of or prior to that record date. The Company has provided the nominee holders sufficient copies of our proxy solicitation materials for distribution to all beneficial holders whose shares are held in the name of the nominee holders.

Additional Assistance

If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact MacKenzie Partners Inc., which is acting as the Company’s proxy solicitation agent and information agent in connection with the merger.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: Dell@mackenziepartners.com

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

Conditions to the Amended Merger Agreement—Required Vote (Page 68)

Each party’s obligation to complete the merger is subject to the satisfaction of the following conditions, among others, under the amended merger agreement:

•

the proposal to adopt the merger agreement has been approved by the affirmative vote (in person or by proxy) of holders of at least a majority of the outstanding shares of the Common Stock entitled to vote thereon;

•

the proposal to adopt the merger agreement has been approved by the affirmative vote (in person or by proxy) of holders of at least a majority of the outstanding shares of Common Stock held by stockholders other than the Parent Parties, Mr. Dell and certain of his related family trusts, any other officers and directors of the Company and any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary, that are voted for or against the proposal to adopt the amended merger agreement.

Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger (Page 24)

The Board (without Mr. Dell’s participation), acting upon the unanimous recommendation of a committee of the Board consisting solely of four independent and disinterested directors of the Company (the “Special Committee”), recommends that the stockholders of the Company vote “FOR” the proposal to adopt the amended merger agreement. For a description of the reasons considered by the Special Committee and the Board in deciding to recommend approval of the proposal to adopt the amended merger agreement, see “Special Factors—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 24 of this proxy supplement.

Opinion of J.P. Morgan Securities LLC (Page 28 and Annex B)

The Special Committee retained J.P. Morgan Securities LLC (“J.P. Morgan”) to act as its financial advisor in connection with the proposed merger. At separate meetings of the Special Committee and the Board on August 2, 2013, J.P. Morgan rendered its oral opinion, subsequently confirmed in writing, that as of August 2, 2013, and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid to the holders of the Common Stock (other than shares of Common Stock held in treasury or owned by Merger Sub and its subsidiaries, other excluded shares, Company restricted shares and dissenting shares) in the proposed merger, together with the $0.13 per share special cash dividend, was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan, dated August 2, 2013, is attached to this proxy supplement as Annex B and is incorporated into this proxy supplement by reference. The opinion sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken by J.P. Morgan in rendering its opinion. You are urged to read the opinion carefully in its entirety. J.P. Morgan’s written opinion was provided to the Special Committee and the Board, is directed only to the fairness from a financial point of view of the merger consideration to be paid in the proposed merger, together with the $0.13 per share special cash dividend, and it does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the merger or any other matter. For a further discussion of J.P. Morgan’s opinion, see “Special Factors—Opinion of J.P. Morgan Securities LLC” beginning on page 28 and Annex B to this proxy supplement.

Opinion of Evercore Group L.L.C. (Page 36 and Annex C)

The Special Committee retained Evercore Group L.L.C. (“Evercore”) to act as its financial advisor in connection with the proposed merger. On August 2, 2013, at meetings of the Special Committee and the Board, Evercore rendered its oral opinion, subsequently confirmed in writing, that as of August 2, 2013, and based upon, and subject to, the factors, procedures, assumptions, qualifications and limitations and other matters set forth therein, the $13.75 per share merger consideration in cash together with the special cash dividend of $0.13 per share to be received by holders of the shares of Common Stock, was fair, from a financial point of view, to the holders of the shares of Common Stock entitled to receive such consideration.

The full text of the written opinion of Evercore, dated August 2, 2013, is attached to this proxy supplement as Annex C and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the factors considered, procedures followed, assumptions made and qualifications and limitations on the scope of review undertaken by Evercore in rendering its opinion. You are urged to read the opinion carefully in its entirety. Evercore’s opinion was addressed to, and was provided for the information and benefit of, the Special Committee and the Board (in their capacity as such) in connection with their evaluation of whether the $13.75 per share merger consideration in cash together with the special cash dividend of $0.13 per share to be received by the holders of the shares of Common Stock was fair, from a financial point of view, to the holders of the shares of Common Stock entitled to receive such consideration. The opinion does not address any other aspect of the merger and does not constitute a recommendation to the Special Committee, the Board or to any other person in respect of the merger, including as to how any of our stockholders should act or vote with respect to the merger. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor did it address the underlying business decision of the Company to engage in the merger. For a further discussion of Evercore’s opinion, see “Special Factors—Opinion of Evercore Group L.L.C.” beginning on page 36 and Annex C to this proxy supplement.

Cash Dividends (Page 73)

The amended merger agreement provides for the payment of a special cash dividend of $0.13 per share to holders of record as of a date to be determined prior to the effective time of the merger, conditioned upon the adoption of the amended merger agreement pursuant to both the Delaware law vote condition and the unaffiliated vote condition described under “—Required Vote” above.

In addition, the amended merger agreement permits the Company to advance the record date for the quarterly cash dividend of $0.08 per share with a record date that would otherwise fall between September 26, 2013 and October 16, 2013 to ensure that such record date precedes the effective time of the merger and enable the Company to comply with notice requirements under applicable law with respect to such record date.

Treatment of Company Stock Options, Company RSU Awards and Company Restricted Shares (Page 73)

The amended merger agreement provides that the Company will take all necessary action to reduce the exercise price per share of each Company stock option, whether vested or unvested, by the amount of the $0.13 per share special cash dividend and that holders of Company RSU Awards and Company restricted shares will receive, in addition to any accrued dividends, such special cash dividend as dividend equivalents or dividends payable, as applicable, at the time that amounts are payable in respect of such Company RSU Awards and restricted shares pursuant to the terms of the original merger agreement.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 52)

In considering the recommendation of the Board (without Mr. Dell’s participation) that you vote to approve the proposal to adopt the amended merger agreement, you should be aware that, aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other stockholders of the Company generally. In particular, as is described elsewhere in this proxy supplement, Mr. Dell, who is Chairman of the Board and Chief Executive Officer of the Company, is a director, officer and stockholder of Parent and will be a controlling stockholder of Parent after completion of the merger.

With regard to our directors serving on the Special Committee and the Board (other than Mr. Dell), areas where their interests may differ from those of stockholders in general relate to the impact of the merger on the directors’ outstanding equity awards, cash compensation and the provision of indemnification and insurance arrangements pursuant to the amended merger agreement and the Company’s certificate of incorporation, bylaws and indemnification agreements, which reflect the fact that, by their service on the Board, they may be subject to claims arising from such service. Because of their existing compensation arrangements, the differences in interests for our executive officers involve the possible receipt of the following types of payments and benefits that may be triggered by or otherwise relate to the merger:

•	cash payments under executive officer severance agreements;

•	the treatment of executive officer equity awards;

•	the provision of indemnification and insurance arrangements pursuant to the amended merger agreement; and

•	related benefits.

These interests are discussed in more detail under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 52. The members of the Special Committee and the Board were aware of the differing interests and considered them, among other matters, in evaluating and negotiating the amended merger agreement and the merger and in recommending to the stockholders that the amended merger agreement be adopted.

Financing for the Merger (Page 51)

Parent has entered into an amendment, dated as of August 2, 2013, to the letter agreement with the MD Investors, dated as of February 5, 2013 (the letter agreement and the amendment, collectively, the “amended MD equity commitment letter”) pursuant to which the MD Investors have committed to transfer, contribute and deliver to Parent, on the terms and subject to the conditions contained in the amended MD equity commitment letter, immediately prior to the consummation of the merger, 273,299,383 shares of Common Stock.

Material U.S. Federal Income Tax Consequences of the Merger (Page 59)

If you are a U.S. holder, the receipt of cash in exchange for shares of Common Stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. Also, we intend to report any regularly scheduled or special dividend paid (whether before or after the merger) to holders of record prior to the merger as a distribution with respect to our Common Stock, which will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Regulatory Approvals (Page 63)

On June 3, 2013, clearance for the merger was granted under the merger control and antitrust laws of South Africa. On June 5, 2013, clearance for the merger was granted under the merger control and antitrust laws of Mexico. On June 11,

2013, clearance for the merger was granted under the merger control and antitrust laws of Israel. On June 17, 2013, clearance for the merger was granted under the merger control and antitrust laws of Germany. On June 18, 2013, the applicable filing was made under the merger control and antitrust laws of Colombia and clearance under such laws was granted upon filing. On June 20, 2013, clearance for the merger was granted by the European Commission. On June 25, 2013, clearance for the merger was granted under the merger control and antitrust laws of Austria. On July 4, 2013, clearance for the merger was granted under the merger control and antitrust laws of Russia. On July 12, 2013, clearance for the merger was granted under the merger control and antitrust laws of Ukraine. On July 13, 2013, notice was given under the antitrust and competition laws of China that the case is subject to further review. On July 30, 2013, a case initiation notice was published under the antitrust and competition laws of Brazil.

Litigation (Page 63)

Prior to and shortly following the announcement on February 5, 2013 of the execution of the original merger agreement, twenty-five lawsuits challenging the proposed acquisition of the Company were filed, of which twenty-one were filed in the Delaware Court of Chancery and four were filed in the District Court of Travis County in Texas. The Delaware actions have been consolidated as In re Dell, Inc. Shareholder Litigation (C.A. No. 8329-CS), and the complaint in one of the actions, City of Roseville Employees Retirement System v. Dell, Inc. et al., was designated as the operative complaint (the “Delaware litigation”). Three of the Texas lawsuits were voluntarily dismissed, without prejudice, and the remaining action, Nelson v. Dell Inc. et al. (Cause No. D-1-GN-13-000220), was stayed by the Texas court on April 4, 2013.

The Delaware litigation is a putative class action filed on behalf of the stockholders of the Company other than the defendants and their affiliates. The operative complaint, which names as defendants the Company, its directors, Silver Lake Partners, L.P., Silver Lake Technology Investors III, L.P., the SLP Investors, the MSDC Investor, Parent, Intermediate and Merger Sub, alleges that the Dell directors breached their fiduciary duties in connection with their approval of the merger agreement and that the entity defendants aided and abetted those breaches. The complaint seeks, among other relief, declaratory and injunctive relief enjoining the merger, and compensatory damages in an unspecified amount. The stayed Texas action makes similar allegations on behalf of the same putative class.

On June 19, 2013, the Delaware Court of Chancery denied plaintiffs’ motion in the Delaware litigation for expedited discovery in support of a motion for a preliminary injunction to enjoin the consummation of the merger.

On May 30, 2013, a putative class action was filed in the United States District Court for the Southern District of Texas, captioned John Michael Van Buiten et al. v. Dell Inc. et al. (Docket No. 13-cv-01585). The action names as defendants the Company, its directors, Silver Lake Partners L.P., and the Parent Parties, and it asserts disclosure claims under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 as well as state common law claims for breach of fiduciary duties and aiding and abetting breach of fiduciary duties. The complaint seeks, among other remedies, injunctive relief enjoining the merger.

On August 1, 2013, a group of investment vehicles controlled by Carl Icahn (the “Icahn plaintiffs”) filed a lawsuit in the Delaware Court of Chancery captioned High River Ltd. Partnership et al. v. Dell Inc. et al. (C.A. No. 8762-CS). The action names as defendants the Company and its directors. The complaint alleges, among other claims, that the Company’s directors breached their fiduciary duties in connection with the adjournment of and record date for the special meeting concerning the proposed merger and the scheduling of the Company’s 2013 annual meeting of stockholders. The complaint seeks declaratory and injunctive relief preventing any change in the record date for the special meeting and requiring that the annual meeting and special meeting be held on the same date.

On August 1, 2013, the Icahn plaintiffs filed a motion for expedited proceedings, which they amended on August 4, 2013. On August 13, 2013, the Icahn plaintiffs filed an amended complaint adding a claim under Section 211 of the DGCL asking the Delaware Court of Chancery to order that the annual meeting be held on the same date as the special meeting, with the same record date, and that the meetings be held before September 15, 2013. The motion for expedited proceedings has been scheduled for a hearing in the Delaware Court of Chancery on August 16, 2013.

On August 9, 2013, the plaintiffs in the Delaware litigation filed an amended complaint repeating the claims alleged in their original complaint, adding many of the same allegations asserted by the Icahn plaintiffs, and asserting a claim that the Company’s directors breached their fiduciary duties by amending the original merger agreement to modify the unaffiliated vote condition, changing the record date for the stockholders meeting to vote on the proposal to adopt the amended merger agreement, and not scheduling an annual stockholders meeting within thirteen months of the Company’s last annual meeting, and a claim that the Company has violated Section 211 of the DGCL by not holding the annual stockholders meeting by August 13, 2013. The complaint seeks, in addition to the relief sought in the original Delaware litigation complaint, declaratory and injunctive relief directing the Company to hold an annual meeting in conjunction with the vote on the proposal to adopt the amended merger agreement and enjoining the modification of the unaffiliated vote condition. The plaintiffs in the Delaware litigation also filed a motion for expedited proceedings, asserting that the motion should be granted for the same reasons identified by the Icahn plaintiffs.

The outcome of these lawsuits is uncertain. An adverse judgment for monetary damages could have an adverse effect on the operations and liquidity of the Company. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. The defendants believe that the claims that have been asserted against them in the lawsuits are without merit.

Termination Fees; Reimbursement of Expenses (Page 74)

The amended merger agreement decreases the termination fee the Company would have to pay to Parent from $450 million in cash to $180 million in cash in the event that the amended merger agreement is terminated by the Company or Parent in certain circumstances and within twelve months of such termination, the Company enters into a definitive agreement with respect to a recapitalization or an extraordinary dividend or share repurchase, or a recapitalization or an extraordinary dividend or share repurchase is consummated that, together with any related transactions, would not result in any person or group beneficially owning 50% or more of any class of equity securities of the Company.

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the amended merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy supplement, the annexes to this proxy supplement and, if you have not already done so, the definitive proxy statement dated May 30, 2013 and the documents referred to or incorporated by reference in the definitive proxy statement dated May 30, 2013.

The following information supplements and, where applicable, replaces the corresponding questions and answers under the heading “Questions and Answers About the Special Meeting and the Merger” beginning on page 14 of the definitive proxy statement dated May 30, 2013.

Q:	Why am I receiving this proxy supplement and a new proxy card?

A:	On August 2, 2013, the Company and the Parent Parties entered into an amendment to the original merger agreement. This proxy supplement provides important additional information about the amended merger agreement and updates the proxy statement. You are receiving this proxy supplement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the amended merger agreement and other matters to be voted on at the special meeting.

Q:	What is the effect of the amendment to the merger agreement?

A:	The effect of the amendment is to provide for an increase in the per share merger consideration to be paid to the Company’s stockholders from $13.65 per share in cash, without interest, to $13.75 per share in cash, without interest. Additionally, the amended merger agreement provides for the Company to pay a special cash dividend of $0.13 per share to holders of record as of a date to be determined prior to the effective time of the merger, and permits the Company to advance the record date for the quarterly cash dividend of $0.08 per share with a record date that would otherwise fall between September 26, 2013 and October 16, 2013 to ensure that such record date precedes the effective time of the merger and enable the Company to comply with notice requirements under applicable law with respect to such record date.

The amended merger agreement also changes the voting requirements for purposes of the proposal to adopt the amended merger agreement. The amended merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock held by stockholders other than the Parent Parties, Mr. Dell and certain of his related family trusts, any other officers and directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary, that are present in person or by proxy at the special meeting and are voted for or against the proposal to adopt the amended merger agreement. Under the original merger agreement, broker non-votes, abstaining from voting or failing to vote on the proposal to adopt the original merger agreement had the same effect as a vote against the proposal to adopt the original merger agreement for purposes of the unaffiliated vote condition. However, under the amended merger agreement, broker non-votes, abstaining from voting or failing to vote on the proposal to adopt the amended merger agreement will have no effect on the proposal to adopt the amended merger agreement under the unaffiliated vote condition, although they will have the same effect as a vote against the proposal to adopt the amended merger agreement for purposes of the Delaware law vote condition. Therefore, if you have not previously submitted a proxy to vote against the original merger agreement or the amended merger agreement and you wish to vote against the proposal to adopt the amended merger agreement for purposes of the unaffiliated vote condition, you must submit a proxy voting against that proposal, or attend the special meeting and vote against that proposal.

In addition, the amended merger agreement decreases the termination fee the Company would have to pay to Parent in certain circumstances from $450 million in cash to $180 million in cash.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $13.75 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock that you own, unless you properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL. The amended merger agreement also provides for the Company to pay a special cash dividend of $0.13 per share to holders of record as of a date to be determined prior to the effective time of the merger and ensure that the $0.08 per share regular quarterly dividend for the third quarter of the Company’s current fiscal year is paid to holders of record as of a date prior to the closing of the merger. Therefore, if you continue to hold your shares through the closing date of the merger, you will receive $13.96 for each share that you own (which amount includes the $0.08 per share quarterly dividend). For example, if you own 100 shares of Common Stock, you will receive $1,396.00 in cash in respect of your shares of Common Stock, without interest and less any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation or in any of the Parent Parties.

Q:	Is the merger expected to be taxable to me?

A:	If you are a U.S. holder, the receipt of cash for your shares of Common Stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. If you are a non-U.S. holder, the receipt of cash for your shares of Common Stock pursuant to the merger will generally not be a taxable transaction for U.S. federal income tax purposes, unless you have certain connections to the United States. See “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 59 of this proxy supplement. Also, we intend to report any regularly scheduled or special dividend paid (whether before or after the merger) to holders of record prior to the merger as a distribution with respect to our Common Stock, which will generally be a taxable transaction for U.S. federal income tax purposes to both U.S. and non-U.S. holders. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	Where and when is the special meeting?

A:	The special meeting will be reconvened at the Dell Round Rock Campus, Building No. 2, Houston-Dallas conference room, 501 Dell Way, Round Rock, Texas 78682 on September 12, 2013, at 9:00 a.m., Central Daylight Time.

Q:	Who can attend and vote at the special meeting?

A:	All stockholders of record as of the close of business on August 13, 2013, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, and to vote at any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the special meeting will be available for examination by any stockholder at the Dell Round Rock Campus, 501 Dell Way, Round Rock, Texas 78682, during regular business hours for a period of no less than ten days before the special meeting, and at the special meeting.

We are commencing our solicitation of proxies with respect to the amended merger agreement on August 14, 2013 and we will continue to solicit proxies until the September 12, 2013 special meeting. Each stockholder of record on August 13, 2013 who has not yet received the definitive proxy statement dated May 30, 2013 will receive the definitive proxy statement in addition to this proxy supplement and will have the opportunity to vote on the matters described in the definitive proxy statement, as supplemented by this proxy supplement. Proxies delivered at any time prior to the record date, including those solicited in connection with the original merger agreement, will be valid and effective so long as the stockholder providing the proxy is a stockholder on the record date. If you are not a holder of record on the record date, any proxy you deliver, or may have previously delivered, will be ineffective. If you have delivered a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you have delivered a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares you own on the record date even if that number is different from the number of shares you owned when you executed and delivered your proxy. However, if you have acquired shares after the original record date, and those shares are held by a bank, broker or other nominee to whom you did not previously issue voting instructions with respect to the special meeting, those newly acquired shares will not be voted unless you follow the instructions on your voting card or otherwise provided by your broker, bank or other nominee for submitting a proxy with respect to those newly acquired shares. Moreover, if you held shares in “street name” through a bank or broker on the original record date, but have acquired shares after the original record date, and you are the stockholder of record of those newly acquired shares, then, whether or not you previously gave a voting instruction with respect to the shares that you held on the original record date, those newly acquired shares will not be voted unless you give a proxy with respect to those shares by completing, signing, dating and returning the enclosed proxy card, by following the instructions on the enclosed proxy card for Internet or telephone submissions or you attend the special meeting and vote in person. Proxies received from persons who are not holders of record on the record date will not be effective.

If you are a stockholder of record and plan to attend the special meeting in person, please be prepared to provide proper identification, such as a driver’s license. If you wish to attend the special meeting and your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification. “Street name” holders who wish to vote at the special meeting will need to obtain a proxy executed in such holder’s favor from the broker, bank or other nominee that holds their shares of Common Stock. Seating will be limited at the special meeting.

Q:	What vote of our stockholders is required to approve the proposal to adopt the amended merger agreement?

A:

Under Delaware law and as a condition to the consummation of the merger, stockholders holding at least a majority of the shares of the Common Stock outstanding and entitled to vote at the close of business on the record date must vote “FOR” the proposal to adopt the amended merger agreement. In addition, the amended merger agreement requires, as a condition to the consummation of the merger, that stockholders holding at least a majority of the outstanding shares of Common Stock held by stockholders other than the Parent Parties, Mr. Dell and certain of his related family trusts, any other officers and directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary, that are present in person or by proxy at the special meeting and are voted for or against the proposal to adopt the amended merger agreement, must vote “FOR” the proposal to adopt the amended merger agreement. A failure to vote your shares of Common Stock or an abstention from voting or broker non-vote will have the same effect as a vote against the proposal to adopt the amended merger agreement under the Delaware law vote condition, but not under the unaffiliated vote condition. Under the original merger agreement, broker non-votes, abstaining from voting or failing to vote on the proposal to adopt the original merger agreement had the same effect as a vote against that proposal. However, under the amended merger agreement, broker non-votes, abstaining from voting or failing to vote on the proposal to adopt the amended merger agreement will have no effect on the proposal to adopt the amended merger agreement under the unaffiliated vote condition, although they will have the same effect as a vote against the proposal to adopt the amended merger agreement for purposes of the Delaware law vote condition. Therefore, if you wish to vote against the proposal to adopt the amended merger agreement, for purposes of the unaffiliated vote condition you must submit a proxy voting against that proposal, or attend the special meeting and vote against that proposal.

As of August 5, 2013, there were 1,757,886,137 shares of Common Stock outstanding.

Q:	Did the Special Committee receive updated fairness opinions from its financial advisors?

A:	Yes, on August 2, 2013, J.P. Morgan Securities LLC and Evercore Group L.L.C. delivered to the Special Committee updated fairness opinions to the effect that as of August 2, 2013, and based upon, and subject to, the factors, procedures, assumptions, qualifications and limitations and other matters set forth in each opinion, the $13.75 per share merger consideration, together with the $0.13 per share special cash dividend, was fair, from a financial point of view, to the holders of shares of Common Stock entitled to receive such consideration.

Q:	How does the Board recommend that I vote?

A:	The Board, acting on the unanimous recommendation of the Special Committee, recommends that our stockholders vote:

•	“FOR” the proposal to adopt the amended merger agreement;

•

“FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion; and

•

“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the amended merger agreement.

You should read “Special Factors—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 24 of this proxy supplement for a discussion of the factors that the Special Committee and the Board (without Mr. Dell’s participation) considered in deciding to recommend the approval of the amended merger agreement. See also “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 52 of this proxy supplement.

Q:	Can I change or revoke my proxy?

A:	Yes. You can change or revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may change or revoke your proxy by notifying the Company’s Corporate Secretary in writing at Dell Inc., Attn: Corporate Secretary, One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may change or revoke your proxy by attending the special meeting and voting in person, although simply attending the special meeting will not cause your proxy to be revoked. If you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the options described above for changing or revoking your proxy do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to change or revoke your proxy or submit new voting instructions.

Q:	What should I do if I already voted using the proxy card sent in the proxy statement?

A:	If you have already submitted a proxy, you do not need to take any action unless you want to change or revoke your proxy. However, if you have acquired shares after the original record date, and those shares are held by a bank, broker or other nominee to whom you did not previously issue voting instructions with respect to the special meeting, those newly acquired shares will not be voted unless you follow the instructions on your voting card or otherwise provided by your broker, bank or other nominee for submitting a proxy with respect to those newly acquired shares. Moreover, if you held shares in “street name” through a bank or broker on the original record date, but have acquired shares after the original record date, and you are the stockholder of record of those newly acquired shares, then, whether or not you previously gave a voting instruction with respect to the shares that you held on the original record date, those newly acquired shares will not be voted unless you give a proxy with respect to those shares by completing, signing, dating and returning the enclosed proxy card, by following the instructions on the enclosed proxy card for Internet or telephone submissions or you attend the special meeting and vote in person. If you want to change or revoke your proxy, you need to submit a new proxy card, transmit additional voting instructions by telephone or through the Internet, or attend the applicable special meeting and vote in person. Otherwise, you will be considered to have voted on the proposals as indicated in the proxy card you previously provided and the proxies identified in the proxy card will vote your shares as indicated in that previously submitted proxy card. If you are a registered holder and you wish to change or revoke your proxy, please complete, sign, date and mail a new proxy card or submit a new proxy by telephone or through the Internet. If your shares are held in “street name” by your broker, and you wish to change or revoke your proxy, please refer to your voting card or other information forwarded by your broker, bank or other holder of record to determine whether you may submit a proxy by telephone or on the Internet and follow the instructions on the card or other information provided by the record holder.

Q:	What do I need to do now?

A:	We encourage you to carefully read this entire proxy supplement and its annexes, including the amended merger agreement, as well as the definitive proxy statement dated May 30, 2013 and its annexes and the Schedule 13E-3, including the exhibits attached thereto, filed by the Company with the SEC. You may also obtain additional information about the Company and the proposed merger from other documents we have filed with the SEC.

If you have not previously voted or if you wish to revoke or change your vote, even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy supplement, please submit your proxy promptly to ensure that your shares are represented at the special meeting. If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect under the Delaware law vote condition as voting against the proposal to adopt the amended merger agreement, but no effect on the proposal to adopt the amended merger agreement under the unaffiliated vote condition. We urge you to read this proxy supplement carefully, including its annexes and, if you have not already done so, the definitive proxy statement dated May 30, 2013 and the documents referred to as incorporated by reference in the proxy statement, and to consider how the merger affects you.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of Common Stock?

A:

Stockholders who do not vote in favor of the proposal to adopt the amended merger agreement are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that if you comply with the requirements of Section 262 of the DGCL, you are entitled to have the “fair value” (as defined pursuant to Section 262 of the DGCL) of your shares of Common Stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the merger consideration of $13.75 per share. If you choose to exercise your appraisal rights, you will still be entitled to receive the special cash dividend of $0.13 per share and the $0.08 per share regular quarterly dividend for the third quarter of the Company’s current fiscal year for each share of Common Stock you own on the respective record dates of such dividends. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the amended merger agreement. To exercise your appraisal rights, you must comply with the requirements of the DGCL. See “Rights of Appraisal” beginning on page 180 of the definitive proxy statement dated May 30, 2013 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which was reproduced in its entirety as Annex D to the definitive proxy statement dated May 30, 2013.

Q:	Does the color of the proxy card matter?

A:	Yes. WHITE proxy cards are being solicited by the Company from its stockholders in favor of the proposals discussed in the proxy supplement, including the proposal to adopt the amended merger agreement. If the Company receives a WHITE proxy card, your shares will be voted by the Company proxies as indicated in your voting preference selection. We encourage you to cast your vote “FOR” each of the proposals, following the instructions in your WHITE proxy card, as promptly as possible. If you desire your shares to be voted in accordance with the Board’s recommendation, you need only sign, date and return the proxy in the enclosed postage-paid envelope. The gold proxy cards were sent to you by a stockholder who has dissented from our recommendation and recommended that stockholders cast their votes “AGAINST” each of the proposals, contrary to our recommendation. We urge you to discard any gold proxy card you receive and use only the WHITE proxy card to cast your vote “FOR” each of the proposals.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact MacKenzie Partners Inc., which is acting as the Company’s proxy solicitation agent and information agent in connection with the merger.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: Dell@mackenziepartners.com

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

The following information replaces or supplements the information under the heading “Special Factors” beginning on page 20 of the definitive proxy statement dated May 30, 2013.

Background of the Merger

The section of the Special Factors titled “Background of the Merger” beginning on page 20 of the definitive proxy statement dated May 30, 2013 describes the background of the transaction up to and including May 30, 2013. The discussion below supplements that description up to and including the date of this proxy supplement.

On or around May 31, 2013, the Company mailed the definitive proxy statement to the stockholders of the Company and began the process of soliciting proxies with respect to the original merger agreement and the merger. On or around June 10, 2013, the Company mailed the definitive proxy statement to any stockholders of the Company as of June 3, 2013, the record date for the special meeting, who had not previously been mailed a copy of the definitive proxy statement.

On June 6, 2013, Icahn Enterprises L.P. (“Icahn Enterprises”) and Southeastern Asset Management, Inc. (“Southeastern”) filed a preliminary proxy statement with the SEC to enable them to solicit proxies in opposition to the merger and indicated that they might file a proxy statement for use in connection with the solicitation of proxies to elect directors nominated by Southeastern and Icahn Enterprises on May 13, 2013 at the 2013 annual meeting of stockholders of the Company. Southeastern and Icahn Enterprises filed with the SEC an amended version of their preliminary proxy statement on June 20, 2013, and a definitive proxy on June 26, 2013.

On June 18, 2013, Icahn Enterprises and Southeastern each made Schedule 13D filings with the SEC announcing that Icahn Enterprises and its affiliates had purchased approximately 72 million shares of Common Stock from Southeastern at a price of $13.52 per share. In conjunction with this announcement, Icahn Enterprises issued an open letter to Company stockholders proposing, among other things, that the Company commence a tender offer for approximately 1.1 billion Company shares at $14 per share (the “Partial Tender Offer Proposal”). The letter stated the Partial Tender Offer Proposal would be funded with $5.2 billion of debt financing, together with $7.5 billion in cash available at the Company and $2.9 billion available through a sale of Company receivables, but was not accompanied by commitments for the debt financing or the receivables sale.

Later on June 18, 2013, the Special Committee issued a press release stating that it had received the letter from Icahn Enterprises and was reviewing the Partial Tender Offer Proposal and also stating that the Partial Tender Offer Proposal was not at that time a transaction that the Special Committee could endorse or execute as it did not include committed financing, any commitment from any party to roll over Common Stock, or any remedy for the Company and its stockholders if the Partial Tender Offer Proposal were not consummated. In addition, the press release noted that Icahn Enterprises and Southeastern still had not provided the information requested in the Special Committee’s letter of May 13, 2013.

On June 21, 2013, the Special Committee held a telephonic meeting at which representatives of Evercore; J.P. Morgan; Debevoise & Plimpton LLP (“Debevoise”), legal counsel to the Special Committee; Cadwalader, Wickersham & Taft LLP, legal counsel to J.P. Morgan; The Boston Consulting Group (“BCG”), management consultant to the Committee; MacKenzie Partners Inc. (“MacKenzie”), proxy solicitation advisor to the Committee; and Sard Verbinnen & Co. (“Sard Verbinnen”), communications advisor to the Committee, were also present, to discuss, among other matters, the Partial Tender Offer Proposal. From time to time thereafter, the Special Committee held meetings with its advisors to discuss the various proposals made by Icahn Enterprises and Southeastern, the status of proxy solicitation efforts, steps the Committee might wish to take or recommend if the merger did not occur, and other matters related to the merger.

On July 1, 2013, the Company received a letter from Icahn Enterprises addressed to the Special Committee and Company stockholders announcing that it had received lender commitments for $5.2 billion in debt financing for the Partial Tender Offer Proposal and requesting, among other things, that the Special Committee meet with Icahn Enterprises. On July 2, 2013, Icahn Enterprises and Southeastern each made Schedule 13D filings with the SEC that included lender commitments for $5.2 billion in debt financing subject to, among other things, the Company’s stockholders electing a board of directors consisting entirely of 12 nominees proposed by Icahn Enterprises and Southeastern and the Company obtaining $2.9 billion of proceeds from a financing or sale involving the Company’s receivables facilities.

On July 6, 2013, a representative of Evercore, on behalf of the Special Committee, contacted a representative of Icahn Enterprises to schedule a meeting between Alex Mandl, the Chairman of the Special Committee, and Mr. Icahn to discuss the Partial Tender Offer Proposal. The meeting was scheduled for July 10, 2013.

On July 8, 2013, shareholder advisory firm Institutional Shareholder Services (“ISS”) issued a recommendation to its clients that they vote for the adoption of the original merger agreement. In recommending that the Company’s stockholders vote for the adoption of the original merger agreement, ISS stated in part:

After evaluating the risk of accepting the offer—truncation of value if the business transformation is successful—versus the risk of rejecting the offer—meaningful loss of value if the business transformation falters—ISS recommends clients vote FOR this transaction, which offers a 25.5% premium to the unaffected share price, provides certainty of value, and transfers the risk of the deteriorating PC business and the company’s on-going business transformation to the buyout group.

Later on July 8, 2013, shareholder advisory firm Glass Lewis & Co. and shareholder advisory firm Egan-Jones Rating Company each announced it was recommending that the Company’s stockholders vote for the adoption of the original merger agreement.

In the evening of July 8, 2013, a representative of Icahn Enterprises contacted a representative of Evercore to state that Mr. Icahn would like to reschedule the meeting with Mr. Mandl that was scheduled for July 10, 2013 and would be putting forth a revised proposal.

On July 12, 2013, Icahn Enterprises and Southeastern announced that they were revising the Partial Tender Offer Proposal by adding to the terms thereof one warrant to be issued by the Company for every four shares purchased in the self tender, entitling the holder for a period of seven years to purchase one share of Common Stock underlying such warrant for $20 per share (the “Revised Partial Tender Offer Proposal”).

Later on July 12, 2013, the Board held a telephonic meeting, in which Mr. Dell did not participate, at which representatives of Evercore, J.P. Morgan, Debevoise and MacKenzie were also present, to discuss, among other matters, the Revised Tender Offer Proposal and the status of proxy solicitation efforts.

Also on July 12, 2013, the Special Committee issued a press release stating that it was reviewing the Revised Partial Tender Offer Proposal and noting that the members of the Special Committee remained willing to meet with Icahn Enterprises.

On July 14, 2013, a representative of Evercore, on behalf of the Special Committee, contacted a representative of Icahn Enterprises to offer to reschedule the meeting between the Special Committee and Mr. Icahn. The meeting was scheduled for the following day and on July 15, 2013, representatives of Icahn Enterprises and Southeastern held a telephonic discussion with Mr. Mandl and representatives of Evercore and Debevoise to discuss the Revised Partial Tender Offer Proposal.

On July 16, 2013, the Special Committee held a telephonic meeting, at which representatives of Evercore, J.P. Morgan, Debevoise and MacKenzie were also present, to review and discuss the advantages and disadvantages of a leveraged recapitalization transaction, such as the various proposals made by Icahn Enterprises and Southeastern, and affirmed its prior conclusions that the transactions contemplated by the original merger agreement provided the best available option to maximize stockholder value.

Later on July 16, 2013, the Special Committee issued a letter to Company stockholders describing certain risks it believed would be associated with a substantial recapitalization of the Company and stating that it did not believe the Revised Partial Tender Offer Proposal was superior to the transactions contemplated by the original merger agreement.

On July 17, 2013, the Special Committee held an in-person meeting, at which representatives of Debevoise, MacKenzie, J.P. Morgan and Sard Verbinnen were also present, at which MacKenzie updated the Special Committee on the status of proxy solicitation efforts. In light of MacKenzie’s determination that there would likely not be sufficient votes cast at the time of the special meeting, scheduled for 8:00 a.m. Central Time on July 18, 2013, to satisfy the requirement to receive the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares held by stockholders other than the Parent Parties, Mr. Dell and certain of his related family trusts, any other officers and directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary (Company stockholders other than such persons, the “unaffiliated stockholders”), to approve the proposal to adopt the original merger agreement (the “unaffiliated vote condition”) and that a substantial number of the Company’s stockholders had not submitted proxies to vote at the special meeting, the Special Committee determined that it would be in the best interests of stockholders to adjourn the special meeting to July 24, 2013 to provide time to solicit additional proxies. The Special Committee also believed that the Parent Parties might during the period of adjournment consider offering to improve the terms of the merger agreement.

On July 17, 2013, Debevoise held a telephonic discussion with Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), legal counsel to Mr. Dell, and Simpson Thacher & Bartlett LLP (“Simpson Thacher”), legal counsel to Silver Lake Partners (“Silver Lake”), during which Debevoise, Wachtell Lipton and Simpson Thacher discussed the fact that there would likely not be sufficient votes cast at the time of the special meeting to approve the proposal to adopt the original merger agreement under the unaffiliated vote condition, and that the Special Committee had determined that it would be in the best interests of stockholders to adjourn the special meeting to July 24, 2013.

On July 18, 2013, Mr. Mandl, acting as chairman of the special meeting, convened and adjourned the special meeting of the Company’s stockholders until July 24, 2013 at 5:00 p.m. Central Time in order to provide additional time to solicit proxies.

On July 19, 2013, representatives of J.P. Morgan had a discussion with a representative of Silver Lake during which representatives of J.P. Morgan suggested that Silver Lake consider increasing the merger consideration in order to secure stockholder approval of the proposal to adopt the merger agreement. The Silver Lake representative indicated that Silver Lake was not prepared to consider increasing the merger consideration unless the condition in the merger agreement for the Proposed Transaction requiring the approval of the majority of unaffiliated shares outstanding were amended.

Later that day, representatives of Debevoise had discussions with representatives of Wachtell Lipton and Simpson Thacher during which representatives of Wachtell Lipton and Simpson Thacher indicated that given the large number of shares that were not being voted it was in all of the parties’ interests to amend the unaffiliated vote condition contained in the original merger agreement regardless of whether Mr. Dell and Silver Lake were prepared to consider increasing the merger consideration.

On July 19, 2013, the Special Committee held a telephonic meeting, at which representatives of Evercore, J.P. Morgan, Debevoise, MacKenzie and Sard Verbinnen were also present, to discuss the status of proxy solicitation efforts and the potential amendments to the unaffiliated vote condition contained in the original merger agreement suggested by the representatives of Silver Lake and Mr. Dell, as well as the increased merger consideration that the Special Committee might request and the potential impact of such increased merger consideration on the votes of Company stockholders to approve the proposal to adopt the merger agreement.

On July 20, 2013, the Special Committee held a telephonic meeting, at which representatives of Debevoise, MacKenzie, J.P. Morgan and Sard Verbinnen were also present, to discuss the potential amendment to the original merger agreement suggested by Silver Lake and Mr. Dell, as well as the increased merger consideration that the Special Committee might request and the potential impact of such increased merger consideration on the votes of Company stockholders to approve the proposal to adopt the merger agreement. During the meeting, Mr. Mandl reported that he had spoken to Mr. Dell that morning and that Mr. Dell had said that Silver Lake would not be willing to fund any portion of an increase in the merger consideration above $13.75 per share. Mr. Mandl further reported that Mr. Dell expressed a strong desire to amend the unaffiliated vote condition.

On July 22, 2013, Mr. Mandl, Mr. Dell and representatives of J.P. Morgan, Debevoise, Wachtell Lipton and MacKenzie met at the offices of Wachtell Lipton. At that meeting, Mr. Dell and representatives of Wachtell Lipton expressed their view that, because of the large number of shares for which proxies had not been submitted, which were counted as votes against the proposed merger agreement under the terms of the unaffiliated vote condition, and the fact that other stockholders promoting alternative transactions were counted as unaffiliated stockholders for purposes of the unaffiliated vote condition, the unaffiliated vote condition as drafted in the original merger agreement created an unfair result by permitting a minority of the shares held by unaffiliated stockholders voting on the proposal to adopt the merger agreement to override the will of the majority of the shares held by unaffiliated stockholders voting on the proposal to adopt the merger agreement. Therefore, they requested that the Special Committee agree to either eliminate the unaffiliated vote condition or change it so that shares not voting would not be counted as votes against the proposed merger. Mr. Dell and the representative from Wachtell Lipton did not request any other changes in the terms of the transaction. Mr. Mandl and the Special Committee’s advisors stated that the Special Committee would not agree to eliminate the unaffiliated vote condition, and that the Parent Parties should instead consider increasing the merger consideration. Mr. Mandl and the Special Committee’s advisors also stated that, while they were not certain as to whether the Special Committee would agree to change the terms of the unaffiliated vote condition so that shares not voted would not be counted as votes against the proposed merger, the Parent Parties should consider increasing the merger consideration to a per share amount of at least $14.00 in order to obtain the Special Committee’s agreement to such a change.

On the morning of July 23, 2013, Mr. Dell called Mr. Mandl, and representatives of Wachtell Lipton and Simpson Thacher called representatives from Debevoise, to inform them that Mr. Dell and Silver Lake would be sending a revised proposal later that morning.

Following that telephone call, Wachtell Lipton, on behalf of Parent, sent to Debevoise a letter addressed to the Special Committee proposing an increase in the per share merger consideration to $13.75 per share that was conditioned on a change to the unaffiliated vote condition to require approval of a majority of the outstanding shares held by the unaffiliated stockholders that are present in person or by proxy and voting for or against the proposal to adopt the original merger agreement at the special meeting (the “Revised Parent Proposal”). The letter also suggested that the Special Committee consider a change in the record date for stockholders entitled to vote at the special meeting. The letter characterized these changes as Silver Lake and Mr. Dell’s “best and final” proposal and stated that the Revised Parent Proposal would expire at 6:00 p.m. New York time on July 24, 2013, unless extended in writing by Parent. Wachtell Lipton subsequently sent a draft amendment to the original merger agreement to Debevoise that reflected the terms of the Revised Parent Proposal.

Later on July 23, 2013, the Special Committee held a telephonic meeting, at which representatives of Debevoise, Evercore, J.P. Morgan, MacKenzie and Sard Verbinnen were also present, to discuss the Revised Parent Proposal, including anticipated stockholder reaction and potential courses of action the Special Committee might take in response, including a further adjournment of the special meeting of stockholders scheduled to be reconvened the following day to allow additional time for the Special Committee to consider the Revised Parent Proposal. The Special Committee determined that it needed more time to consider the proposal and that it should therefore issue a press release announcing that it had received the Revised Parent Proposal and that such special meeting of stockholders would be further adjourned to August 2, 2013 at 9:00 a.m. Central Daylight Time. The following morning, the Special Committee issued such a press release.

Later on July 24, 2013, the Board held a telephonic meeting, in which Mr. Dell did not participate, at which representatives of Debevoise, Evercore, J.P. Morgan, MacKenzie and Sard Verbinnen were also present. At that meeting, the Special Committee updated the Board on the status of the transaction and the Revised Parent Proposal.

Also on July 24, 2013, Silver Lake and Mr. Dell issued a public statement regarding the Revised Parent Proposal and their reasons for requesting the modification to the unaffiliated vote condition contained therein. Later that day, Wachtell Lipton, on behalf of Parent, sent Debevoise a letter extending the Revised Parent Proposal until August 2, 2013 at 9:00 a.m. Central Daylight Time, which extension was subsequently publicly disclosed, and Mr. Dell publicly issued a letter to stockholders explaining his position regarding the proposed merger and his reasons for requesting the modification to the unaffiliated vote condition contained in the Revised Parent Proposal.

At 5:00 p.m. Central Daylight Time on July 24, 2013, Lawrence P. Tu, General Counsel and Secretary of the Company, acting as chairman of the special meeting at the request of the Special Committee, convened and adjourned the special meeting of the Company stockholders until August 2, 2013 at 9:00 a.m. Central Daylight Time.

On July 26, 2013, the Special Committee held a telephonic meeting at which representatives of Debevoise, MacKenzie and Sard Verbinnen were also present, to discuss proxy solicitation efforts and reactions from stockholders to the requested change to the unaffiliated vote condition.

Later on July 26, 2013, Mr. Mandl and a representative of Debevoise met with Mr. Dell and a representative of Wachtell Lipton to discuss the Revised Parent Proposal. At the meeting, Mr. Mandl expressed to Mr. Dell his belief that an increase in the merger consideration to $14.00 per share would be sufficient to obtain enough votes to approve the proposal to adopt the merger agreement without changing the unaffiliated vote condition, and urged Mr. Dell to agree to such an increase. Mr. Dell said that he would discuss the matter with Silver Lake, but that he did not believe that he and Silver Lake would agree to an increase to the merger consideration.

On July 27, 2013, Mr. Dell telephoned Mr. Mandl and informed him that Mr. Dell and Silver Lake were unwilling to increase the merger consideration above $13.75 per share.

On July 28, 2013, The Wall Street Journal published an interview with Mr. Dell in which he indicated that, in his view, it would be appropriate to reset the record date for stockholders entitled to vote at the special meeting in order to give all stockholders sufficient time to consider the Revised Parent Proposal.

On July 29, 2013, Mr. Dell and a representative of Silver Lake called Mr. Mandl and offered to enhance the Revised Parent Proposal by ensuring that the Company would be able to pay the third quarter dividend of $0.08 per share regardless of the timing of the closing of the merger and reducing the termination fee payable by the Company in the event that a leveraged recapitalization or similar transaction is consummated within 12 months after the termination of the merger agreement due to the failure to obtain stockholder approval in respect of the proposal to adopt the merger agreement.

On July 30, 2013, Mr. Dell and representatives from Silver Lake, MacKenzie, Wachtell Lipton, Debevoise, J.P. Morgan, Evercore, Simpson Thacher and Innisfree M&A Incorporated, proxy solicitation advisor to Parent, held a telephonic meeting to discuss MacKenzie’s analysis of the potential impact of an increase in the per share merger consideration to $13.75 on the outcome of the stockholder vote, with or without making the requested change to the unaffiliated vote condition.

Later on July 30, 2013, the Special Committee held a telephonic meeting, at which representatives of Evercore, J.P. Morgan, Debevoise, MacKenzie and Sard Verbinnen were also present, to discuss the Revised Parent Proposal. At that meeting, the Special Committee determined that it was not willing to accept the Revised Parent Proposal, but that it would be willing to amend the original merger agreement to increase the price to $13.75 per share and set a new record date for a reconvened special meeting in order to allow the stockholders as of a date closer to the special meeting of the Company to vote on the proposal to adopt the merger agreement. The Special Committee also determined that it should send a letter to that effect to Mr. Dell and Silver Lake, and publicly release that letter. Later that evening, a representative of Debevoise sent the contemplated letter to Wachtell Lipton and Simpson Thacher, and, on the morning of July 31, 2013, the Special Committee issued a press release disclosing the letter.

On July 31, 2013, Kenneth Duberstein, a member of the Special Committee, received a telephone call from Mr. Dell and a representative of Silver Lake inquiring as to what would be required for the Special Committee to accept the proposal presented to Mr. Mandl on July 29, 2013. Mr. Duberstein said that the Special Committee would not accept the July 29 proposal unless the consideration per share were further increased.

Shortly thereafter, Mr. Mandl received a telephone call from Mr. Dell and a representative of Silver Lake in which they suggested that the Special Committee should place substantial value on the offers they had made to modify the terms of the original merger agreement other than the merger consideration, particularly the assurance of the Company’s ability to pay the third quarter dividend of $0.08 per share.

Also on July 31, 2013, a representative of Silver Lake held an in-person meeting with Mr. Dell. Mr. Dell stated that he was willing to permit the Company to pay an $0.08 per share special cash dividend to stockholders in exchange for the Special Committee agreeing to modify the unaffiliated vote condition. When the representative of Silver Lake stated that Silver Lake was not willing to increase the aggregate transaction consideration, Mr. Dell said that he was willing to bear the economic cost of such $0.08 per share increase. On July 31 and August 1, Mr. Dell, representatives of Wachtell Lipton, Silver Lake and Simpson Thacher negotiated the terms under which Mr. Dell would bear the economic cost of any special cash dividend.

Later on July 31, 2013, Mr. Mandl received a telephone call from Mr. Dell, suggesting the possibility of an amendment to the original merger agreement to (i) increase the per share merger consideration to $13.75, (ii) provide for the payment of a special cash dividend of $0.08 per share, bringing the total consideration to at least $13.83 per share, (iii) ensure that the Company would be permitted to pay its third quarter dividend of $0.08 per share to stockholders regardless of the closing date and (iv) reduce the Company termination fee payable from $450 million to $180 million in the event that certain leveraged recapitalizations or similar transactions that, together with any related transactions, would not result in any person or group beneficially owning 50% or more of any class of equity securities of the Company and are consummated within 12 months after termination of the merger agreement due to the failure to obtain stockholder approval of the proposal to adopt the merger agreement. Mr. Dell informed Mr. Mandl that these changes would be conditioned on the Special Committee’s making the requested change to the unaffiliated vote condition, and that he was unwilling to agree to any change to the terms of the transaction if the Special Committee was unwilling to accept the requested change to the unaffiliated vote condition. Mr. Mandl informed Mr. Dell that he would discuss this revised proposal with the other members of the Special Committee.

In the evening of July 31, 2013, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and Debevoise were also present, to discuss the new proposal put forth by Mr. Dell. After discussion, it was the consensus of the Special Committee that the total consideration of $13.83 represented by Mr. Dell’s proposal was insufficient, but that the proposal would be acceptable if the special cash dividend was increased to $0.13 per share.

Following the meeting, at the Special Committee’s request, Mr. Duberstein, a member of the Special Committee, contacted Mr. Dell to inform him that the Special Committee would be prepared to recommend that the Board accept his entire proposal if he and Silver Lake increased the special cash dividend component to $0.13 per share. Mr. Dell indicated that he needed to discuss this counterproposal with Silver Lake and would contact Mr. Duberstein after doing so.

Later that evening, Mr. Dell contacted Mr. Duberstein to inform him that he and Silver Lake were prepared to permit a $0.13 per share special cash dividend as proposed by Mr. Duberstein, subject to negotiation of the revised agreement.

Early in the morning of August 1, 2013, Wachtell Lipton and Simpson Thacher sent a revised draft of an amendment to the original merger agreement to Debevoise, reflecting these revised terms.

Later in the morning of August 1, 2013, the Board held a telephonic meeting, in which Mr. Dell did not participate, at which representatives of Evercore, J.P. Morgan, Debevoise, MacKenzie and Sard Verbinnen were also present, to discuss the current status of negotiations related to the proposed transaction. Mr. Mandl reported on the discussions with Mr. Dell and Silver Lake the previous day and described the revised terms resulting from these discussions. Members of the Special Committee and Debevoise also described the reasoning for the change to the unaffiliated vote condition, including that the Special Committee believed modifying the unaffiliated vote condition is in the best interests of the stockholders, both because it would enable the Special Committee to secure substantial additional value for the Company’s stockholders and because it would provide a more level playing field for the decision facing stockholders. The Special Committee discussed the fact that the original voting standard was set at a time when the decision to be made by the stockholders at the special meeting would have been between a going-private transaction and remaining a public company, but since then the nature of the choice facing stockholders had changed because of the emergence of an alternative proposal by Icahn Enterprises and Southeastern who held a substantial number of shares included as unaffiliated. In the context of the current decision to be made by stockholders, the Special Committee concluded that it did not believe it was appropriate to count shares that have not been voted as supporting any particular alternative for purposes of the unaffiliated vote condition. Debevoise noted that by resetting the record date for stockholders entitled to vote on the proposal to adopt the merger agreement and providing a significant notice period for the reconvened special meeting date, the Special Committee would ensure that all unaffiliated stockholders, including those who acquired their shares after June 3, would have ample opportunity to vote for or against the proposal to adopt the merger agreement. Debevoise also noted that the adoption of the new voting standard is to be effected by an amendment of the original merger agreement, as expressly permitted by Section 8.11 of the original merger agreement and described in the definitive proxy statement dated May 30, 2013. While under the original merger agreement the unaffiliated vote closing condition could not be waived by the parties after the stockholder vote had occurred, Debevoise noted that the prohibition on such a waiver does not prevent an amendment to the standard accomplished prior to the stockholder vote. Debevoise further noted that the amendment to the standard is part of a group of amendments that also changes the aggregate consideration payable to stockholders and advised that the change in the voting standard would not alter the judicial standard of review applicable to the directors’ decision to approve the transaction.

Later on August 1, 2013, Debevoise sent a revised draft of the amendment to the original merger agreement to Wachtell Lipton and Simpson Thacher. Over the course of the day on August 1, 2013, representatives of Debevoise, Wachtell Lipton and Simpson Thacher negotiated the language of the amendment to the original merger agreement.

Also on August 1, 2013, Icahn Enterprises issued a press release stating that Mr. Icahn and his affiliates had filed a complaint against the Company and the members of the Board in the Court of Chancery of the State of Delaware, described under “Special Factors—Litigation” beginning on page 63 of this proxy supplement.

In the morning of August 2, the Special Committee held a telephonic meeting, at which representatives of Evercore, J.P. Morgan, Debevoise, MacKenzie and Sard Verbinnen were also present, to discuss the proposed amendments to the original merger agreement and receive presentations from the financial advisors regarding the revised proposal.

J.P. Morgan made a presentation to the Special Committee in which it summarized its financial analysis of the $13.75 per share merger consideration in cash together with the $0.13 per share special cash dividend and then rendered to the Special Committee an oral opinion, which was subsequently confirmed by delivery of a written opinion dated August 2, 2013, to the effect that, based on and subject to the matters described in the opinion, as of such date, the consideration to be paid to the holders of Common Stock (other than shares of Common Stock held in treasury or owned by Merger Sub and its subsidiaries, other excluded shares, Company restricted shares and dissenting shares) in the proposed merger was fair, from a financial point of view, to such holders.

Evercore made a presentation to the Special Committee in which it summarized its financial analysis of the $13.75 per share merger consideration in cash together with the $0.13 per share special cash dividend and then rendered to the Special Committee an oral opinion, which was subsequently confirmed by delivery of a written opinion dated August 2, 2013, to the effect that, based on and subject to the matters described in the opinion, the $13.75 per share merger consideration in cash together with the $0.13 per share special cash dividend was fair, from a financial point of view, to the holders of the shares of Common Stock entitled to receive such consideration.

Also, Debevoise reviewed with the Special Committee the terms of the proposed amendment to the original merger agreement. Following a discussion of the presentations from J.P. Morgan, Evercore and Debevoise, the Special Committee unanimously resolved to recommend to the Board that it accept the $13.75 per share merger consideration together with the $0.13 per share special cash dividend, along with the assurance that the $0.08 regular quarterly dividend will be paid and the reduction in the termination fee in certain specified circumstances. The Special Committee also determined to adjourn the special meeting until September 12, 2013 and establish August 13, 2013 as the record date for the reconvened special meeting.

Later in the morning on August 2, 2013, the Board held a telephonic meeting, at which representatives of Debevoise, Evercore, J.P. Morgan, MacKenzie and Sard Verbinnen were present, to discuss the proposed amendments to the original merger agreement and receive presentations from the financial advisors regarding the revised proposal. Mr. Dell did not participate in this meeting. Mr. Mandl stated that it was the recommendation of the Special Committee that the Board approve the proposed amendments to the original merger agreement, which had been discussed with the Board the previous day. At the request of Mr. Mandl, each of J.P. Morgan, Evercore and Debevoise made presentations to the Board similar to those made to the Special Committee earlier that morning. A representative of Debevoise then updated the Board regarding the events expected to occur later that day. After discussion, the Board approved and authorized the Company to enter into Amendment No. 1 to the original merger agreement.

Following the Board meeting, the parties executed Amendment No. 1 to the original merger agreement and issued a press release announcing the amended transaction.

At 9:00 a.m. Central Daylight Time on August 2, 2013, Mr. Tu, acting as chairman of the special meeting at the request of the Special Committee, convened and adjourned the special meeting of the Company stockholders until September 12, 2013 at 9:00 a.m. Central Daylight Time.

Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger

The following information replaces the information in the ninth bullet on page 58 of the definitive proxy statement dated May 30, 2013.

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the fact that the terms of Mr. Dell’s non-disclosure agreement with the Company prohibited him from providing confidential information about the Company to potential equity partners and other persons in connection with a possible transaction involving the Company and contained a standstill provision prohibiting him from acquiring additional shares of Common Stock;

The following information replaces or supplements the information under the heading “Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 50 of the definitive proxy statement dated May 30, 2013.

Determinations of the Special Committee

On August 2, 2013, the Special Committee, consisting entirely of independent and disinterested directors, and acting with the advice of its own independent legal and financial advisors and other experts, unanimously (i) determined that the transactions contemplated by the amended merger agreement, including the merger, are fair to and in the best interests of the Company’s stockholders (other than the MD Investors and the Gift Trusts), (ii) recommended that the Board approve and declare advisable the amended merger agreement and the transactions contemplated therein, including the merger, and (iii) recommended that the Company’s stockholders vote for the adoption of the amended merger agreement. The Special Committee further believes that the merger is fair to the Company’s “unaffiliated security holders,” as defined in Rule 13e-3 under the Exchange Act.

In the course of making the determinations described above, the Special Committee, in consultation with its independent legal and financial advisors and other experts, reconsidered and reexamined the matters described in “Special Factors—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 50 of the definitive proxy statement dated May 30, 2013, including the potentially positive and potentially negative factors and factors relating to procedural safeguards described therein.

In addition, the Special Committee considered, in consultation with its independent legal and financial advisors and other experts, the following additional factors relating to the Company, its business and prospects, and the risks and challenges facing it, and to the amended merger agreement and the transactions contemplated thereby, including the merger (all of which factors tended to support the recommendation and consummation of such agreement and transactions, but which factors are not intended to be exhaustive and are not presented in any relative order of importance):

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the fact that the amended merger consideration of $13.75 per share for the Common Stock together with the $0.13 per share special cash dividend to be payable to holders of record as of a date to be determined prior to the effective time of the merger together provide for $0.23 per share of additional cash value above the original merger consideration of $13.65 per share;

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the fact that the amended merger agreement permits the Company to advance the record date for the quarterly cash dividend of $0.08 per share that would otherwise have a record date of between September 26, 2013 and October 16, 2013 to an earlier date to ensure that such dividend is payable to stockholders of record as of a record date that precedes the effective time of the merger and enable the Company to comply with notice requirements under applicable law with respect to such record date;

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the fact that the consideration under the amended merger agreement of $13.88 per share for the Common Stock represents a premium of approximately 44% above the closing price of the Common Stock on November 30, 2012, the last trading day before an analyst report was issued by Goldman Sachs suggesting that the Company might be a target for a leveraged buyout transaction, a premium of approximately 28% above the closing price of the Common Stock on January 11, 2013, the last trading day before media reports of a possible going private transaction involving the Company were first published, a premium of approximately 37% above the Company’s enterprise value as of January 11, 2013 (which premium the Special Committee believes is relevant because enterprise value is generally defined as equity value minus net cash and, as a result, takes into account the Company’s large net cash position and the fact that potential acquirors typically are not willing to pay a premium for a company’s cash), and a premium of approximately 39% above the average closing price of the Common Stock during the 90 calendar days that ended on January 11, 2013;

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the financial analyses of J.P. Morgan, financial advisor to the Special Committee, and the opinion of J.P. Morgan, dated August 2, 2013, to the Special Committee and the Board with respect to the fairness, from a financial point of view, of the consideration to be paid to the holders of the Common Stock (other than shares of Common Stock held in treasury or owned by Merger Sub and its subsidiaries, other excluded shares, Company restricted shares and dissenting shares) in the proposed merger, which opinion was based on and subject to the factors and assumptions set forth in the opinion, as more fully described under “—Opinion of J.P. Morgan Securities LLC” beginning on page 28 of this proxy supplement;

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the financial analyses of Evercore, financial advisor to the Special Committee, and the opinion of Evercore, dated August 2, 2013, to the Special Committee and the Board with respect to the fairness, from a financial point of view, of the $13.75 per share merger consideration in cash together with the $0.13 per share special cash dividend to the holders of shares of Common Stock entitled to receive such consideration, which opinion was based on and subject to the factors, procedures, assumptions, limitations and qualifications and other matters set forth in the opinion, as more fully described under “—Opinion of Evercore Group L.L.C.” beginning on page 36 of this proxy supplement;

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the Special Committee’s review, with the assistance of J.P. Morgan, Evercore and BCG, of the continuing deterioration in the outlook for the PC industry since the date of the announcement of the original merger agreement, including the Special Committee’s review of industry research reports that indicated declining PC shipments in the first and second quarters of calendar year 2013 and lowered forecasts for future PC shipments and sales;

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the Special Committee’s analysis, with the assistance of J.P. Morgan, Evercore and BCG, of the reported results of the Company since the date of the announcement of the original merger agreement and its review, with the assistance of J.P. Morgan, Evercore and BCG of the Final FY14 Internal Plan and Final FY14 Board Case, as described in “—Projected Financial Information—Fiscal Year 2014 Plans and Budgets” on pages 99 and 100 of the definitive proxy statement dated May 30, 2013;

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the fact that the amended merger agreement decreases the termination fee the Company would have to pay to Parent from $450 million in cash to $180 million in cash in the event that within twelve months of termination of the amended merger agreement by the Company or Parent in connection with the Company’s stockholders not voting to adopt the amended merger agreement, the Company enters into a definitive agreement with respect to any recapitalization, extraordinary dividend or share repurchase, or a recapitalization, extraordinary dividend or share repurchase is consummated, which, together with any related transactions, would not result in any Person or group beneficially owning 50% or more of any class of equity securities of the Company; and

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the fact that, although the unaffiliated vote condition has been changed in the amended merger agreement to require approval of the proposal to adopt the amended merger agreement by at least a majority of the outstanding shares of Common Stock held by the unaffiliated stockholders that are voted for or against the proposal to adopt the amended merger agreement, rather than by a majority of the shares held by the unaffiliated stockholders, the Special Committee believes, after discussions with its advisors:

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that the Parent Parties would not have agreed to increase the total consideration payable in connection with the transaction to $13.88 per share without amending the unaffiliated vote condition as set forth in the amended merger agreement;

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that providing the Company’s stockholders with disclosure regarding the change in the effect of failing to vote or abstaining on the proposal to adopt the amended merger agreement, which under the original merger agreement had the same effect as a vote against that proposal for purposes of the unaffiliated vote condition, but under the amended merger agreement would have no effect on the satisfaction of the unaffiliated vote condition, and time to submit proxies to vote against the proposal to adopt the amended merger agreement, would fulfill the purpose of the unaffiliated vote condition, which is not a legal requirement but is instead a contractual agreement among the parties to the amended merger agreement intended to ensure that the merger does not occur unless it is supported by the Company’s unaffiliated stockholders;

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that because of the emergence of an alternative proposal by certain stockholders (whose substantial holdings are treated as unaffiliated), in the context of the current decision, it is not appropriate to count shares that have not been voted or abstained as supporting any particular alternative;

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that, based on the advice of MacKenzie, proxy solicitation advisor to the Special Committee, the amended merger agreement had a high likelihood of being adopted by the Company’s stockholders even without the change in the unaffiliated voting condition; and

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that the amendment to the unaffiliated vote condition and the change in the record date did not prevent any unaffiliated stockholders from voting for or against the proposed merger or otherwise preordain the outcome of the vote on the proposal to adopt the amended merger agreement.

The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive but includes the material factors considered by the Special Committee. In view of the variety of factors considered in connection with its evaluation of the merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual members of the Special Committee may have given different weights to different factors. The Special Committee recommended to the Board the amended merger agreement and the merger based upon the totality of the information it considered.

Recommendation of the Board of Directors

On August 2, 2013, the Board (with Mr. Dell not participating in such meeting), acting upon the unanimous recommendation of the Special Committee, (i) determined on behalf of the Company that the transactions contemplated by the amended merger agreement, including the merger, are fair to, and in the best interests of, the Company’s stockholders (other than the MD Investors and the Gift Trusts), (ii) approved and declared advisable the execution, delivery and performance of the amended merger agreement and the consummation of the transactions contemplated therein, including the merger, and (iii) resolved to recommend that the Company’s stockholders vote for the adoption of the amended merger agreement. The Board, on behalf of the Company, further believes that the merger is fair to the Company’s “unaffiliated security holders,” as defined in Rule 13e-3 under the Exchange Act.

In the course of making such determinations, the Board (with Mr. Dell not participating in such determinations) reconsidered and reexamined the matters described in “Special Factors—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 60 of the definitive proxy statement dated May 30, 2013, as well as the following additional factors (which factors are not intended to be exhaustive and are not in any relative order of importance):

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the Special Committee’s analyses, conclusions and unanimous determination, which the Board adopted, that the transactions contemplated by the amended merger agreement, including the merger, are fair to, and in the best interests of, the Company’s stockholders (other than the MD Investors and the Gift Trusts) and the Special Committee’s unanimous recommendation that the Board approve and declare advisable the amended merger agreement and the transactions contemplated therein, including the merger, and that the Company’s stockholders vote for the adoption of the amended merger agreement;

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the financial analyses of J.P. Morgan, financial advisor to the Special Committee, and the opinion of J.P. Morgan, dated August 2, 2013, to the Special Committee and the Board with respect to the fairness, from a financial point of view, of the consideration to be paid to the holders of Common Stock (other than shares of Common Stock held in treasury or owned by Merger Sub and its subsidiaries, other excluded shares, Company restricted shares and dissenting shares) in the proposed merger, which opinion was based on and subject to the factors and assumptions set forth in the opinion, as more fully described under “—Opinion of J.P. Morgan Securities LLC” beginning on page 28 of this proxy supplement; and

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the financial analyses of Evercore, financial advisor to the Special Committee, and the opinion of Evercore, dated August 2, 2013, to the Special Committee and the Board with respect to the fairness, from a financial point of view, of the $13.75 per share merger consideration in cash together with the $0.13 per share special cash dividend to the holders of shares of Common Stock entitled to receive such consideration, which opinion was based on and subject to the factors, procedures, assumptions, limitations and qualifications and other matters set forth in the opinion, as more fully described under “—Opinion of Evercore Group L.L.C.” beginning on page 36 of this proxy supplement.

The foregoing discussion of the information and factors considered by the Board (other than Mr. Dell, who did not participate in such consideration) is not intended to be exhaustive but includes the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board made its recommendation based upon the totality of the information it considered.

The Board (without Mr. Dell’s participation) recommends that the stockholders of the Company vote “FOR” the proposal to adopt the amended merger agreement.

Opinion of J.P. Morgan Securities LLC

The following information supplements the section of the Special Factors titled “Opinion of J.P. Morgan Securities LLC” beginning on page 62 of the definitive proxy statement dated May 30, 2013.

Pursuant to an engagement letter dated September 11, 2012, the Company retained J.P. Morgan as financial advisor to the Special Committee in connection with the proposed merger.

At the meeting of the Board on August 2, 2013, J.P. Morgan rendered its oral opinion to the Board and the Special Committee that, as of such date and based upon and subject to the factors and assumptions set forth in such opinion, the consideration to be paid to the holders of Common Stock (other than shares of Common Stock held in treasury or owned by Merger Sub and its subsidiaries, other excluded shares, Company restricted shares and dissenting shares) in the proposed merger, together with the special cash dividend of $0.13 per share, was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its August 2, 2013 oral opinion by delivering its written opinion to the Board and the Special Committee, dated as of the same date, that, as of such date, the consideration to be paid to the holders of Common Stock (other than shares of Common Stock held in treasury or owned by Merger Sub and its subsidiaries, other excluded shares, Company restricted shares and dissenting shares) in the proposed merger, together with the special cash dividend of $0.13 per share, was fair, from a financial point of view, to such holders. No limitations were imposed by the Board or the Special Committee upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of J.P. Morgan dated August 2, 2013, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Annex B to this proxy supplement with the permission of J.P. Morgan and is incorporated herein by reference. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was provided to the Board and the Special Committee, is directed only to the fairness from a financial point of view of the merger consideration, together with the special cash dividend of $0.13 per share, to be paid in the merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the merger or any other matter. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the original merger agreement;

•	reviewed a draft, dated August 1, 2013, of Amendment No. 1 to the original merger agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

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compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Common Stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business;

•	reviewed certain financial analyses and forecasts relating to the Company’s business prepared by BCG at the direction of the Special Committee; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with the Special Committee, certain members of the management of the Company and BCG with respect to certain aspects of the proposed merger, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company and BCG or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts of management and BCG provided to it or derived therefrom, J.P. Morgan assumed that, at the time of their preparation, they were reasonably prepared based on assumptions reflecting the best available estimates and judgments by management and BCG, respectively, as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan’s analysis took into account its discussions with the Special Committee, management of the Company and BCG, including the factors and circumstances discussed with the Special Committee surrounding the forecasts and analyses prepared by BCG and management of the Company. Since February 2013, none of the Special Committee of the Board of Directors, management of the Company or BCG provided J.P. Morgan with an updated long range plan for the Company. In connection with J.P. Morgan’s preparing to render its opinion, J.P. Morgan requested an updated long range plan from the Special Committee of the Board of Directors, but J.P. Morgan was informed that no such plan had been prepared. Due to the absence of any other guidance from management of the Company or the Special Committee of the Board of Directors on the long term prospects for the Company and its business, J.P. Morgan’s analysis was limited to its using the same cases that it used in its February 4, 2013 analysis, except that J.P. Morgan replaced the Preliminary FY14 Internal Plan and Preliminary FY14 Board Case with the Final FY14 Internal Plan and Final FY14 Board Case, and J.P. Morgan took that change and the Company’s year to date performance into consideration. J.P. Morgan also assumed that the merger and the other transactions contemplated by the amended merger agreement will be consummated as described in the amended merger agreement, and that Amendment No. 1 to the original merger agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company and Merger Sub in the amended merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the merger.

The respective projections and forecasts furnished to J.P. Morgan for the Company were prepared by the management of the Company and BCG as discussed more fully under “—Background of the Merger” beginning on page 20 of the definitive proxy statement, dated May 30, 2013 and “—Projected Financial Information” beginning on page 94 of the definitive proxy statement dated May 30, 2013. Although presented with numerical specificity, these financial projections and forecasts are based upon a variety of estimates and numerous assumptions made by the Company’s management or BCG with respect to, among other matters, industry performance, general business, economic, market and financial conditions and other matters, including the factors described under “Cautionary Statement Concerning Forward-Looking Information” on page 65 of this proxy supplement, many of which are difficult to predict, are subject to significant economic and competitive uncertainties, and are beyond the Company’s control. In addition, since the financial projections and forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the estimates and assumptions made in preparing the financial projections and forecasts will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the opinion. It should be understood that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Common Stock (other than shares of Common Stock held in treasury or owned by Merger Sub and its subsidiaries, other excluded shares, Company restricted shares and dissenting shares) in the proposed merger, together with the special cash dividend of $0.13 per share, and J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the consideration to be paid to the holders of Common Stock (other than shares of Common Stock held in treasury or owned by Merger Sub and its subsidiaries, other excluded shares, Company restricted shares and dissenting shares) in the merger, together with the special cash dividend of $0.13 per share, or with respect to the fairness of any such compensation.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. Certain of the financial analyses summarized below include information presented in tabular format. In order to fully understand J.P. Morgan’s financial analyses, the tables below must be read together with the text of the related summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses. Mathematical analysis, such as determining the arithmetic median, or the high or low, is not in itself a meaningful method of using selected company data.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be comparable to the Company’s businesses or aspects thereof. The companies selected by J.P. Morgan were:

• Hewlett-Packard Company (“HP”)

End-User Computing (“EUC”)	• ASUSTEK Computer Inc. • Lenovo Group • Acer Incorporated

Software & Peripherals (“S&P”)	• Insight Enterprises, Inc. • Avnet, Inc. • TechData Corp • Ingram Micro Inc.

Enterprise	• Microsoft Corporation • EMC Corporation • NetApp Inc. • Oracle Corporation • Cisco Systems, Inc. • International Business Machines Corp.

Services	• Wipro Limited • Xerox Corporation • Computer Sciences Corporation

Software	• BMC Software, Inc. • Symantec Corporation • CA, Inc.

These companies were selected by J.P. Morgan, based on its experience and familiarity with the Company’s industry, because of similarities to the Company in one or more of their business, regional or end-market characteristics and, in certain cases, similarities to the Company based on operational characteristics and financial metrics. However, none of the companies selected is identical or directly comparable to the Company, and certain of the companies may have characteristics that are materially different from those of the Company. Accordingly, J.P. Morgan made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies. These qualitative judgments related primarily to the differing sizes, business sector overlaps, growth prospects, profitability levels and degree of operational risk between the Company and the companies included in the selected company analysis. Additionally, J.P. Morgan highlighted HP for the purposes of the analyses because HP was deemed to have the most comparable mix of businesses, end-markets and operations.

For each selected company and the Company, J.P. Morgan calculated such company’s expected earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the 2013 calendar year (“CY13E”) (provided that, for the Company, expected EBITDA for its fiscal year ending January 31, 2014 was used as an approximation for CY13E). J.P. Morgan then divided each such company’s Enterprise Value (as defined below) by its expected EBITDA for CY13E (“CY13E EV/EBITDA”) and divided each such company’s Cash Adjusted Enterprise Value (as defined below) by its expected EBITDA for CY13E (“CY13E Cash Adjusted EV/EBITDA”). For the Company, HP, the EUC companies and the Enterprise companies, J.P. Morgan also calculated on a rolling basis beginning in July 2010 each such company’s Enterprise Value divided by expected EBITDA for the next twelve months (“NTM EV/EBITDA”). For purposes of this analysis, a company’s “Enterprise Value” was calculated as the fully diluted common equity value of such company plus the value of such company’s indebtedness and minority interests and preferred stock, minus such company’s cash, cash equivalents and short-term and long-term liquid investments and its “Cash Adjusted Enterprise Value” was calculated as its Enterprise Value as adjusted for estimated costs associated with the repatriation of foreign cash, assuming a friction cost of 35%.

J.P. Morgan also calculated, for each selected company and the Company, the ratio of the closing price of such company’s common stock to expected earnings per share for CY13E (“CY13E P/E”). J.P. Morgan also calculated, for the Company, HP, the EUC companies and the Enterprise companies on a rolling basis beginning in July 2010, the ratio of the closing price of such company’s common stock to its expected earnings for the next twelve months per share (“NTM P/E”). For the S&P 500, J.P. Morgan used data from FactSet.

The following table represents the results of J.P. Morgan’s analysis of the CY13E EV/EBITDA, CY13E Cash Adjusted EV/EBITDA and CY13E P/E multiples of the above-identified comparable publicly traded companies as of July 31, 2013 compared to the Company’s analogous trading multiples as of January 11, 2013, the last trading day before media reports of a possible going private transaction involving the Company were first published:

			EUC		S&P(1)		Enterprise		Services		Software
	Company	HP	Range	Median	Range	Median	Range	Median	Range	Median	Range	Median
CY13E EV/EBITDA	3.3x	4.7x	4.4x—6.2x	5.7x	4.6x—6.9x	5.2x	6.7x—9.9x	7.9x	4.4x—11.8x	6.0x	7.6x—7.9x	7.8x
CY13E Cash Adjusted EV/EBITDA	4.3x	5.1x	4.4x—6.2x	5.7x	4.6x—7.2x	5.3x	7.4x—10.8x	8.5x	4.6x—11.8x	6.1x	7.8x—8.2x	8.1x
CY13E P/E	6.6x	7.2x	9.0x—36.6x	13.3x	9.0x—11.4x	9.6x	11.2x—22.2x	12.6x	8.7x—17.2x	15.8x	10.2x—16.1x	15.0x

(1)	S&P refers to Software & Peripherals.

The following table represents the results of J.P. Morgan’s analysis of the NTM EV/EBITDA and NTM P/E multiples of comparable publicly traded companies and, with respect to NTM P/E only, for the S&P 500 as of July 31, 2013, November 30, 2012 and their one-, two- and three-year averages, compared to the Company’s trading multiples as of January 11, 2013, the last trading day before media reports of a possible going private transaction involving the Company were first published, and as of November 30, 2012, the last trading day before an analyst report was issued by Goldman Sachs suggesting that the Company might be a target for a leveraged buyout transaction and its one-, two- and three-year averages (except with respect to the foregoing for the S&P 500 which is according to FactSet):

	Company		HP		EUC		Enterprise		S&P 500
	NTM EV/EBITDA	NTM P/E	NTM EV/EBITDA	NTM P/E	NTM EV/EBITDA	NTM P/E	NTM EV/EBITDA	NTM P/E	NTM P/E(1)
Current(2)	3.3x	6.6x	4.8x	7.0x	5.9x	13.8x	7.2x	12.2x	14.3x
Pre-GS Report	2.7x	5.8x	3.2x	3.8x	6.6x	11.7x	6.3x	11.3x	12.1x
1-year average	3.1x	6.2x	3.9x	5.2x	6.3x	14.0x	6.6x	11.8x	13.2x
2-year average	3.4x	6.8x	4.0x	5.4x	6.3x	16.5x	6.7x	11.9x	12.6x
3-year average	3.6x	7.6x	4.3x	6.3x	6.4x	14.7x	7.3x	12.7x	12.6x

(1)	According to FactSet.
(2)	As of July 31, 2013, except for the Company, which is as of January 11, 2013.

For purposes of its analysis of each of the Company and the selected companies in the tables above, J.P. Morgan used estimates for EBITDA and earnings per share based on consensus analyst research estimates, and based on publicly available financial data, including Wall Street research estimates and FactSet, and, as appropriate, further adjusted to include stock-based compensation expense but exclude non-recurring items.

The selected companies were selected by J.P. Morgan because of similarities to the Company in one or more business, regional or end-market characteristics and, in certain cases, similarities to the Company based on operational characteristics and financial metrics. However, because no selected company is exactly the same as the Company, J.P. Morgan believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected company analysis. Accordingly, J.P. Morgan also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company (including its EUC and ESS businesses) and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, business sector overlaps, growth prospects, profitability levels and degrees of operational risk between the Company (including its EUC and ESS businesses) and the companies included in the selected company analysis. Based upon these judgments, J.P. Morgan selected certain reference ranges of multiples based on the multiples calculated for selected companies, and applied such ranges to various projections of EBITDA and earnings per share for the Company for the Company’s fiscal year 2014 to calculate the Company’s equity value per share. In calculating the implied equity value per share for the Company, J.P. Morgan reviewed five different cases, two of which, the Final FY14 Internal Plan and the Final FY14 Board Case (each as described in “—Projected Financial Information—Fiscal Year 2014 Plans and Budgets” beginning on page 98 of the definitive proxy statement dated May 30, 2013), were prepared by the Company’s management and three of which, the BCG Base Case, the BCG 25% Case and the BCG 75% Case (each as described in “—Projected Financial Information—Fiscal Year 2014 Plans and Budgets” beginning on page 98 of the definitive proxy statement dated May 30, 2013), were prepared by BCG. Each of these cases is discussed in more detail under “—Background of the Merger” beginning on page 20 of the definitive proxy statement, dated May 30, 2013 and “—Projected Financial Information” beginning on page 94 of the definitive proxy statement dated May 30, 2013.

A summary of the implied valuation ranges of the Common Stock that J.P. Morgan derived based on the ratio of Enterprise Value to estimated EBITDA under each of the five cases, using a reference range of 3.5x to 5.5x, is set forth below:

Case	Implied Valuation Range
Final FY14 Internal Plan	$12.00 to $16.75
Final FY14 Board Case	$10.50 to $14.50
BCG Base Case	$11.25 to $15.75
BCG 25% Case	$12.75 to $18.00

BCG 75% Case(1)	$16.00 to $23.25

(1)	Calculated for informational purposes only.

A summary of the implied valuation ranges of the Common Stock that J.P. Morgan derived based on the ratio of price per share to expected earnings per share under each of the five cases, using a reference range of 5.0x to 10.0x, is set forth below:

Case	Implied Valuation Range
Final FY14 Internal Plan	$7.75 to $15.75
Final FY14 Board Case	$6.25 to $12.50
BCG Base Case	$7.25 to $14.50
BCG 25% Case	$9.00 to $18.00

BCG 75% Case(1)	$13.00 to $26.00

(1)	Calculated for informational purposes only.

All values presented were rounded to the nearest $0.25. In each case, J.P. Morgan compared the implied equity values per share to (i) the merger consideration of $13.75 per share in cash to be paid to holders of the Common Stock in the merger, together with the special cash dividend of $0.13 per share, noting that the merger consideration, together with the special cash dividend of $0.13 per share, is within each of the implied valuation ranges other than the one based on the ratio of price per share to expected earnings per share in the Final FY14 Board Case (which range was lower than the $13.75 per share in cash to be paid to holders of Common Stock in the merger plus the special cash dividend of $0.13 per share) and the one based on the ratio of Enterprise Value to estimated EBITDA in the BCG 75% Case (which range, though calculated for informational purposes only, was higher than the $13.75 per share in cash to be paid to holders of Common Stock in the merger plus the special cash dividend of $0.13 per share), (ii) the $10.88 per share closing price of the Common Stock as of January 11, 2013, the last trading day before media reports of a possible going private transaction involving the Company were first published, (iii) the $12.66 per share closing price of the Common Stock as of July 31, 2013 and (iv) the $9.64 per share closing price of the Common Stock as of November 30, 2012, the last trading day before an analyst report was issued by Goldman Sachs suggesting that the Company might be a target for a leveraged buyout transaction.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the Common Stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate (i) during the time period from July 2013 through January 2016 on the basis of the BCG Base Case, the BCG 25% Case and the BCG 75% Case, and (ii) during the time period from July 2013 through January 2017 on the basis of the September 21 Case prepared by the management of the Company. J.P. Morgan calculated the unlevered free cash flows based upon the BCG 75% Case and the September 21 Case for informational purposes only. Each of these cases is discussed in more detail under “—Background of the Merger” beginning on page 20 of the definitive proxy statement dated May 30, 2013 and “—Projected Financial Information” beginning on page 94 of the definitive proxy statement dated May 30, 2013.

J.P. Morgan also calculated a range of terminal asset values of the Company by applying an EV/EBITDA multiple ranging from 3.5x to 5.5x of the EBITDA of the Company as estimated for the terminal period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 8.5% to 11.0%. The discount rates used by J.P. Morgan were informed based on the Capital Asset Pricing Model (“CAPM”) methodology. CAPM methodology assumes the weighted average cost of debt and equity, according to the debt to equity ratio based on an assumed capital structure. Accordingly, J.P. Morgan reviewed the capital structure of the Company and of each of the selected companies identified above in “—Public Trading Multiples.” To calculate a cost of equity, CAPM methodology requires adding (i) a risk-free rate to (ii) the product of an assumed beta range multiplied by an equity risk premium. In arriving at its selected beta range, J.P. Morgan reviewed the historical and Barra predicted betas for all of the selected companies identified above. However, because no selected company is exactly the same as the Company, J.P. Morgan believed that it was inappropriate to, and therefore did not, rely solely on the given historical and Barra predicted betas of the selected companies. Accordingly, J.P. Morgan also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected companies that could affect the betas of each in order to provide a context in which to consider the results of the quantitative analysis.

The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for the Company’s estimated debt, cash and cash equivalents as of July 31, 2013 (as provided by the Company’s management).

A summary of the implied valuation ranges of the Common Stock that J.P. Morgan derived from such analyses is set forth below. As noted above, J.P. Morgan’s analysis took into account its discussions with the Special

Committee, management and BCG, including the factors and circumstances discussed with the Special Committee surrounding the forecasts and analyses prepared by BCG and management. Taking into account the actual performance of the Company, the condition of the markets in which it is active and such discussions, the ranges with respect to the September 21 Case and the BCG 75% Case were calculated for informational purposes only, and J.P. Morgan gave no weight to the September 21 Case and the BCG 75% Case in its discounted cash flow analysis.

Case	Implied Valuation Range
BCG Base Case	$11.25 to $15.00
BCG 25% Case	$13.00 to $17.50

BCG 75% Case(1)	$16.50 to $22.75
September 21 Case(1)	$17.50 to $23.50

(1)	Calculated for informational purposes only.

All values presented were rounded to the nearest $0.25. In each case, J.P. Morgan compared the implied equity values per share to (i) the merger consideration of $13.75 per share in cash to be paid to holders of the Common Stock in the merger, together with the special cash dividend of $0.13 per share, (ii) the $10.88 per share closing price of the Common Stock as of January 11, 2013, the last trading day before media reports of a possible going private transaction involving the Company were first published, (iii) the $12.66 per share closing price of the Common Stock as of July 31, 2013 and (iv) the $9.64 per share closing price of the Common Stock as of November 30, 2012, the last trading day before an analyst report was issued by Goldman Sachs suggesting that the Company might be a target for a leveraged buyout transaction.

Other Information

J.P. Morgan also noted that the 52-week trading range of the Common Stock ending on January 11, 2013, the last trading day before media reports of a possible going private transaction involving the Company were first published, ranged from a low of $8.86 to a high of $18.32. J.P. Morgan noted that this review of historical stock trading is not a valuation methodology but was presented merely for informational purposes.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. Except as otherwise noted, in arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to the Company. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company.

The opinion of J.P. Morgan was one of the many factors taken into consideration by the Board and the Special Committee in making their determination to approve the merger. The analyses of J.P. Morgan as summarized above should not be viewed as determinative of the opinion of the Board or the Special Committee with respect to the value of the Company, or of whether the Board or the Special Committee would have been willing to agree to different or other forms of consideration.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise the Special Committee with respect to the merger on the basis of such experience and its familiarity with the Company. J.P. Morgan has consented to the inclusion of its presentations to the Board and the Special Committee as exhibits to the Schedule 13E-3 filed with the SEC in connection with the merger.

J.P. Morgan has acted as financial advisor to the Special Committee with respect to the merger, and will receive a transaction fee from the Company for its services of approximately $35 million, $2 million of which was earned upon execution of its engagement letter, $3 million of which was earned upon the public announcement of the merger agreement, and the rest of which will become payable upon the closing of the merger. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of its opinion on August 2, 2013, J.P. Morgan and its affiliates had no commercial or investment banking relationships with any of the Parent Parties, the MD Investors or the MSDC Investor, but had commercial or investment banking relationships with the SLP Investors and their affiliates, for which J.P. Morgan or its affiliates received an aggregate of $54.2 million in compensation. Such services during such period included acting as financial advisor to Silver Lake Partners in (a) its acquisition of Smart Modular Technologies in August 2011, (b) its acquisition of Skype in October 2011 and (c) its announced sale of SMART Storage Systems in July 2013. J.P. Morgan or its affiliates also acted as joint bookrunner and joint lead arranger on a term loan and revolving credit facility for Silver Lake Partners for its acquisition of Global Blue in May 2012. In addition, during the two years preceding the date of its opinion, J.P. Morgan and its affiliates had commercial or investment banking relationships with the Company, for which J.P. Morgan and such affiliates received an aggregate of $36.3 million in compensation. Such services during such period included acting as joint lead manager on a revolving credit facility for the Company in April 2011. Further, in the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of the Company or affiliates of the principal stockholders of the Parent Parties for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Opinion of Evercore Group L.L.C.

The following information supplements the section of “Special Factors” titled “Opinion of Evercore Group L.L.C.” beginning on page 69 of the definitive proxy statement dated May 30, 2013.

Pursuant to an engagement letter dated January 10, 2013, the Special Committee retained Evercore to act as financial advisor to the Special Committee. On August 2, 2013, at meetings of the Special Committee and the Board, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion later that day, that, as of August 2, 2013, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its opinion, the $13.75 per share merger consideration in cash together with the special cash dividend of $0.13 per share to be received by holders of the shares of Common Stock was fair, from a financial point of view, to the holders of the shares of Common Stock entitled to receive such consideration.

The full text of Evercore’s written opinion, dated August 2, 2013, which sets forth, among other things, the factors considered, procedures followed, assumptions made and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy supplement and is incorporated by reference in its entirety into this proxy statement. You are urged to read the opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Special Committee and the Board (in their capacity as such) in connection with their evaluation of whether the consideration to be received by the holders of the shares of Common Stock was fair, from a financial point of view, to the holders of the shares of Common Stock entitled to receive such consideration and did not address any other aspects or implications of the merger. Evercore’s opinion does not constitute a recommendation to the Special Committee, the Board or to any other persons in respect of the merger, including as to how any holder of shares of Common Stock should act or vote in respect of the merger.

In connection with rendering its opinion, Evercore, among other things:

•

reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant, including publicly available research analysts’ estimates for the Company;

•

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to Evercore by management of the Company;

•

reviewed certain non-public projected financial and operating data relating to the Company prepared and furnished to Evercore by management of the Company (the “Company Projections”), including the September 21 Case (as described under “—Projected Financial Information—September 21 Case” beginning on page 96 of the definitive proxy statement dated May 30, 2013, as well as under “—Background of the Merger” beginning on page 20 of the definitive proxy statement dated May 30, 2013), and the Final FY14 Board Case (as described under “—Projected Financial Information” beginning on page 94 of the definitive proxy statement dated May 30, 2013 as well as under “—Background of the Merger” beginning on page 20 of the definitive proxy statement dated May 30, 2013) and the amount of certain potential phased productivity cost savings (the “Cost Savings”) and noted in the BCG Forecast (as described under “—Projected Financial Information” beginning on page 94 of the definitive proxy statement dated May 30, 2013 as well as under “—Background of the Merger” beginning on page 20 of the definitive proxy statement dated May 30, 2013);

•

discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving the Company Projections);

•

reviewed the BCG Forecast prepared, at the request of the Special Committee, by BCG and furnished to Evercore by BCG (including extrapolations thereto discussed by Evercore with the management of the Company), which forecast included the BCG Base Case as well as sensitivities to the BCG Base Case that include estimates of the timing and achievability of the Cost Savings, assuming in the BCG 25% Case that 25% of the Cost Savings would be attained and assuming in the BCG 75% Case that 75% of the Cost Savings would be attained; the BCG Forecast, including the BCG Base Case, the BCG 25% Case and the BCG 75% Case, is described under “—Projected Financial Information” beginning on page 94 of the definitive proxy statement dated May 30, 2013 as well as under “—Background of the Merger” beginning on page 20 of the definitive proxy statement dated May 30, 2013;

•	reviewed the reported prices and the historical trading activity of the Common Stock;

•	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	reviewed the original merger agreement and a draft dated August 1, 2013 of Amendment No. 1 to the original merger agreement; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor and has further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections and the Cost Savings, Evercore has assumed that as of the time of their preparation they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance and the amount of the potential cost savings, respectively, of the Company. With respect to the BCG Forecast, Evercore has assumed that as of the time of its preparation it was reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of BCG as to the future financial performance of the Company and the timing and achievability of the Cost Savings. Since February 2013, none of the Special Committee, management of the Company or BCG provided Evercore with an updated long-range plan for the Company. In connection with its analysis, Evercore requested an updated long-range plan from the Special Committee, but was advised that no such plan had been prepared and that the long-range plan included in the Company Projections is the most recent long-range plan prepared by the Company. Therefore, for purposes of its analysis, Evercore utilized the same long-range plans for the Company that it utilized in its analysis on the day before the date on which the Company entered into the original merger agreement.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied without material waiver or modification thereof. For purposes of its opinion, Evercore assumed, with the Company’s consent, that the special cash dividend of $0.13 per share will be paid to holders of Common Stock at the effective time of the merger. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the merger or materially reduce the benefits to the holders of Common Stock of the merger. Evercore also assumed that the final executed Amendment No. 1 to the original merger agreement would not differ in any material respect from the draft dated August 1, 2013 of Amendment No. 1 to the original merger agreement reviewed by Evercore.

Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of its opinion. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness of the consideration, from a financial point of view, to the holders of the Common Stock entitled to receive such consideration pursuant to the merger agreement. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of certain excluded shares or any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the consideration or otherwise. Evercore assumed that any modification to the structure of the transaction will not vary in any respect material to its analysis. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor did it address the underlying business decision of the Company to engage in the merger. Evercore expressed no opinion as to the price at which shares of the Company would trade at any time. Evercore’s opinion noted that Evercore is not a legal, regulatory, accounting or tax expert and that Evercore assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

Except as described above, the Special Committee and the Board imposed no other instruction or limitation on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. Evercore’s opinion was only one of many factors considered by the Special Committee and the Board in their evaluation of the merger and should not be viewed as determinative of the views of the Special Committee or the Board with respect to the merger or the consideration payable in the merger.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the Special Committee and the Board on August 2, 2013, in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before August 1, 2013, and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses performed by Evercore. The tables alone do not constitute a complete description of the financial analyses performed by Evercore. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

In conducting its analysis, Evercore utilized five sets of financial projections including (1) the Final FY14 Board Case, (2) the September 21 Case, (3) the BCG Base Case, (4) the incremental effect of the Cost Savings on the BCG Base Case, as reflected in the range from the BCG 25% Case to the BCG 75% Case (such range, the “BCG Productivity Case”) and (5) a street median case which reflects median projections of five Wall Street research analysts through fiscal year 2015 (“FY2015”) and which were extrapolated to fiscal year 2018 by applying constant revenue growth and margins (the “Street Median Case”). The Street Median Case projections were as follows:

Street Median Case
($ in billions, except per share data)
	FY2014	FY2015	FY2016	FY2017	FY2018
Revenue	$55.8	$55.7	$55.6	$55.6	$55.5
EBITDA	$3.5	$3.6	$3.6	$3.6	$3.6
EBITA	$2.8	$2.9	$2.9	$2.9	$2.9
Net Income(1)	$1.9	$2.1	$2.1	$2.1	$2.1
EPS	$1.05	$1.22	N.A.	N.A.	N.A.
Free Cash Flow(1)(2)	$1.7	$1.5	$1.8	$2.2	$2.2

(1)	Evercore applied certain working capital, cash flow and margin assumptions from the September 21 Case to the Street Median Case to arrive at net income and free cash flow for the Street Median Case.
(2)	Defined as Cash Flow from Operations less Capital Expenditures.

Historical Trading Range Analysis

Evercore reviewed, for reference and informational purposes only, the public trading prices for the Common Stock for the twelve months ended on January 11, 2013 (the last trading day before rumors of a possible going private transaction involving the Company were first published). Evercore noted that during this time period, the closing trading price of the Common Stock ranged from a low of $8.86 to a high of $18.32. Evercore compared the results of this analysis to the $13.75 per share merger consideration in cash together with the special cash dividend of $0.13 per share to be received by the holders of the Common Stock entitled to receive such consideration pursuant to the amended merger agreement, noting that the consideration is within the historical trading range.

Analyst Price Target Analysis

Evercore compared, for reference and informational purposes only, recent publicly available research analyst price targets for the Common Stock that were available to Evercore and that had been published after the release of the Company’s third fiscal quarter earnings on November 13, 2012 and up to January 11, 2013. Evercore examined 23 such analyst targets, which reflected each analyst’s estimate of the future public market trading price of the Common Stock approximately twelve months from the date the research analyst price targets were published and which were not discounted to reflect present values. The price targets published by the equity research analysts do not necessarily reflect current market trading prices for the Common Stock and these price targets are subject to numerous uncertainties, including the future financial performance of the Company and future market conditions. The undiscounted equity analyst price targets of the Common Stock as of January 11, 2013 ranged from $8.50 to $15.00 per share. Evercore discounted these price targets to present value as of July 31, 2013 using a discount rate of 12.5% (which discount rate represented the mid-point of the 12.0% – 13.0% range used in the Present Value of Future Stock Price Analysis discussed below). This analysis indicated an implied range of equity values for the Common Stock of $8.21 to $14.24 per share. Evercore compared the results of this analysis to the $13.75 per share merger consideration in cash together with the special cash dividend of $0.13 per share to be received by the holders of the Common Stock entitled to receive such consideration pursuant to the amended merger agreement, noting that the consideration is within the implied range.

Trading Multiples Analysis

Evercore calculated a range of implied equity values per share for the Company common stock utilizing the following trading multiples:

•

enterprise value/EBITDA (“EV/EBITDA”), which is defined as (1) market value of equity, plus debt and preferred stock, less cash and cash equivalents (“enterprise value”) divided by (2) earnings before interest, taxes, depreciation and amortization (“EBITDA”);

•	market equity value/net income (“MEV/NI”), which is defined as (1) market value of equity divided by (2) net income; and

•	market equity value/free cash flow (“MEV/FCF”), which is defined as (1) market value of equity divided by (2) cash flow from operations less capital expenditures (“free cash flow”).

For purposes of its analysis, Evercore calculated (i) the historical forward EV/EBITDA, MEV/NI and MEV/FCF multiples of the Company for the five years prior to January 11, 2013, utilizing the closing price per share of the Common Stock on each historical day and research estimates as of that date for the projected EBITDA, net income and free cash flow for the next twelve months, (ii) the historical forward EV/EBITDA, MEV/NI and MEV/FCF multiples of HP (which Evercore deemed, based on its professional judgment and experience, the only company sufficiently comparable to the Company for purposes of this analysis) for the five years prior to July 31, 2013, utilizing the closing price per share of HP’s common stock on each historical day and research estimates as of that date for the projected EBITDA, net income and free cash flow for the next twelve months, (iii) the current forward EV/EBITDA, MEV/NI and MEV/FCF multiples of the Company utilizing the closing price per share of the Common Stock on January 11, 2013 and estimates for EBITDA, net income and free cash flow under each of the Final FY14 Board Case, the September 21 Case, the BCG Base Case, the BCG Productivity Case and the Street Median Case, (iv) the current forward EV/EBITDA, MEV/NI and MEV/FCF multiples of HP utilizing the closing price per share of HP’s common stock on February 1, 2013 and July 31,

2013 and publicly available research estimates for calendar year 2013 (“CY2013”) EBITDA, CY2013 net income and CY2013 free cash flow of HP and (v) the current forward EV/EBITDA, MEV/NI and MEV/FCF multiples of the Company’s peer trading group, which group was divided into the Company’s (1) personal computer peers including Acer, ASUSTeK Computer, Lenovo, Toshiba, Apple, Samsung and Fujitsu (such peer group collectively, “PC Heavy”), (2) enterprise focused peers including IBM, Oracle, EMC, NetApp, Cisco Systems and CSC (such peer group collectively, “Enterprise Heavy”) and (3) other peers including Ricoh, Xerox, Seiko Epson, Canon, Tech Data Corp and Lexmark (such peer group collectively, “Other”) utilizing the closing price per share of each comparable company’s common stock on February 1, 2013 and July 31, 2013 and publicly available research estimates for CY2013 EBITDA, CY2013 net income and CY2013 free cash flow of each comparable company. The analyses resulted in the following multiples:

Trading Multiples	EV/EBITDA	MEV/NI	MEV/FCF
Company:
Current:
September 21 Case	3.0x	6.9x	6.2x
Final FY14 Board Case	3.6x	8.6x	11.9x
BCG Base Case	3.3x	7.7x	8.3x
BCG 25% Productivity Case	3.2x	7.5x	8.0x
BCG 75% Productivity Case	3.1x	7.1x	7.7x
Street Median Case	3.1x	7.1x	9.4x
5-Year High	9.4x	14.9x	13.6x
5-Year Low	2.0x	5.5x	4.9x
5-Year Average	4.4x	9.9x	8.1x
HP:
Current	4.7x	7.4x	6.8x
February 1, 2013	3.7x	4.9x	6.8x
5-Year High	7.8x	12.5x	12.2x
5-Year Low	3.0x	3.9x	4.9x
5-Year Average	5.2x	8.1x	8.2x
Current Peer Trading Group Multiples
PC Heavy Peers:
High	6.4x	13.7x	18.5x
Low	2.6x	6.0x	8.4x
Current	4.8x	10.2x	11.6x
February 1, 2013	5.2x	10.1x	12.1x
Enterprise Heavy Peers:
High	8.6x	19.2x	15.9x
Low	4.2x	11.5x	10.1x
Current	7.3x	14.2x	12.3x
February 1, 2013	6.7x	13.4x	11.1x
Other:
High	7.1x	20.5x	16.9x
Low	3.7x	9.0x	6.9x
Current	5.1x	12.2x	12.5x
February 1, 2013	4.8x	9.9x	10.2x

Based on the results of this analysis and Evercore’s professional judgment and experience, Evercore selected (1) an EV/EBITDA multiple reference range of 3.0x to 5.0x, (2) a MEV/NI multiple reference range of 6.0x to 10.0x and (3) a MEV/FCF multiple reference range of 6.0x to 10.0x. Evercore then applied such reference ranges to the Company’s estimated fiscal year 2014 EBITDA, net income and free cash flow, respectively, for each of the Final FY14 Board Case, September 21 Case, the BCG Base Case, the BCG Productivity Case and the Street Median Case. Based on this analysis, Evercore derived the following range of implied equity values per share for the Company.

Estimated FY2014 EBITDA	Implied Equity Value Range Per Share
Final FY14 Board Case	$9.81—$13.85
September 21 Case	$11.82—$17.18
BCG Base Case	$10.41—$14.86
BCG Productivity Case	$10.55—$15.57
Street Median Case	$9.73—$13.73

Estimated FY2014 Net Income	Implied Equity Value Range Per Share
Final FY14 Board Case	$7.44—$12.37
September 21 Case	$10.99—$17.80
BCG Base Case	$8.50—$14.14
BCG Productivity Case	$8.73—$15.26
Street Median Case	$6.35—$10.55

Estimated FY2014 Free Cash Flow	Implied Equity Value Range Per Share
Final FY14 Board Case	$5.46—$9.09
September 21 Case	$10.73—$18.24
BCG Base Case	$8.16—$13.57
BCG Productivity Case	$8.37—$14.59
Street Median Case	$5.75—$9.57

Evercore compared the results of this analysis to the $13.75 per share merger consideration in cash together with the special cash dividend of $0.13 per share to be received by the holders of the Common Stock entitled to receive such consideration pursuant to the merger agreement, noting that the consideration is above seven of the implied valuation ranges and within each of the other implied valuation ranges.

Present Value of Future Stock Price Analysis

Evercore calculated illustrative future stock prices for the Company’s common stock on January 31, 2015 by applying (i) a range of forward EV/EBITDA multiples of 3.0x to 5.0x to estimated EBITDA of the Company for fiscal year 2016 (“FY2016”) and adjusted the resulting enterprise value by estimated net debt of the Company as of July 31, 2015, (ii) a range of forward MEV/NI multiples of 6.0x to 10.0x to estimated net income of the Company for FY2016 and (iii) a range of forward MEV/FCF multiples of 6.0x to 10.0x to estimated free cash flow of the Company for FY2016. The forward EV/EBITDA, MEV/NI multiples and MEV/FCF multiples were based on the multiple ranges used in the Trading Multiples Analysis described above. Evercore then applied such reference ranges to the Company’s estimated FY2016 EBITDA, net income and free cash flow, respectively, for each of the September 21 Case, the BCG Base Case, the BCG Productivity Case and the Street Median Case.

The illustrative future market equity values for the Company on January 31, 2015, were then discounted back to July 31, 2013, using an equity discount range of 12.0% to 13.0% (which was based on Evercore’s professional judgment and experience, taking into account the Company’s cost of equity derived using the capital asset pricing model) and divided by the estimated diluted share count as of July 31, 2013 as provided by Company management. Based on this analysis, Evercore derived the following range of implied equity values per share for the Company:

Estimated FY2016 EBITDA	Implied Equity Value Range Per Share
September 21 Case	$13.81—$19.51
BCG Base Case	$8.73—$12.43
BCG Productivity Case	$10.08—$18.89
Street Median Case	$10.56—$14.15

Estimated FY2016 Net Income	Implied Equity Value Range Per Share
September 21 Case	$15.56—$23.30
BCG Base Case	$8.77—$13.38
BCG Productivity Case	$10.81—$23.24
Street Median Case	$8.29—$12.46

Estimated FY2016 FCF	Implied Equity Value Range Per Share
September 21 Case	$15.83—$23.75
BCG Base Case	$8.71—$13.29
BCG Productivity Case	$10.68—$22.76
Street Median Case	$7.36—$10.89

Evercore compared the results of this analysis to the $13.75 per share merger consideration in cash together with the special cash dividend of $0.13 per share to be received by the holders of the Common Stock entitled to receive such consideration pursuant to the amended merger agreement, noting that the consideration is above five of the implied valuation ranges, below two of the implied valuation ranges and within all of the other implied valuation ranges.

Premiums Paid Analysis

Evercore reviewed the premiums paid for (i) all closed global transactions from January 1, 2002 through July 31, 2013 with enterprise values greater than $10.0 billion (“global transactions”), of which there were 144, (ii) global transactions with cash consideration only (“cash transactions”) from January 1, 2002 through July 31, 2013, of which there were 62, (iii) global transactions involving strategic buyers (“strategic transactions”), from January 1, 2002 through July 31, 2013, of which there were 116 and (iv) global transactions involving financial sponsor buyers (“sponsor transactions”) from January 1, 2002 through July 31, 2013, of which there were 28.

Using information from Securities Data Corp. and FactSet Research Systems, Inc., premiums paid were calculated as the percentage by which the per share consideration paid in each such transaction exceeded the closing price per share of the target companies one day, one week and four weeks prior to transaction announcements. The results of this analysis are provided in the table below:

	1 Day Prior	1 Week Prior	4 Weeks Prior
Global Transactions
High	116.4%	123.6%	118.7%
75th Percentile	36.6%	39.2%	41.2%
25th Percentile	13.2%	16.3%	18.4%
Low	0.1%	1.0%	1.9%
Mean	27.1%	29.9%	32.1%
Median	23.6%	27.7%	28.2%
Cash Transactions
High	116.4%	123.6%	118.7%
75th Percentile	40.0%	45.5%	51.0%
25th Percentile	19.8%	22.3%	22.4%
Low	0.4%	1.0%	5.7%
Mean	32.9%	36.0%	39.0%
Median	28.0%	30.3%	34.1%
Strategic Transactions
High	116.4%	123.6%	118.7%
75th Percentile	37.4%	39.3%	42.5%
25th Percentile	14.4%	16.5%	17.5%
Low	0.1%	1.0%	1.9%
Mean	28.3%	31.1%	33.3%
Median	26.0%	28.2%	31.0%
Sponsor Transactions
High	52.1%	56.4%	81.1%
75th Percentile	30.6%	31.1%	32.9%
25th Percentile	11.0%	15.7%	20.2%
Low	1.8%	2.8%	1.9%
Mean	22.2%	25.0%	27.5%
Median	20.0%	23.4%	26.1%

Based on the above analysis and Evercore’s professional judgment and experience, Evercore then applied a range of premiums derived from the selected transactions of: (1) 23.5% to 27.5% to the $10.97 closing price per share of the Company and the $7.55 enterprise value per share of the Common Stock (taking into account estimated net cash of the Company as of July 31, 2013 as provided by Company management), in each case, on January 4, 2013 (the date one week prior to the last trading day before media reports of a possible going private transaction involving the Company were first published) and (2) 25.0% to 30.0% to the $10.67 closing price per share and the $7.25 enterprise value per share of the Common Stock (taking into account estimated net cash of the Company as of July 31, 2013 as provided by Company management), in each case, on December 11, 2012 (the date four weeks prior to the last trading day before media reports of a possible going private transaction involving the Company were first published). Based on this analysis, Evercore derived the following range of implied equity values per share for the Company:

Implied Equity Value Range Per Share
1 Week Prior to January 11, 2013
Closing Price ($10.97)	$13.55 —$13.99
Enterprise Value ($7.55)	$12.74 —$13.05
4 Weeks Prior to January 11, 2013
Closing Price ($10.67)	$13.34 —$13.87
Enterprise Value ($7.25)	$12.48 —$12.84

Evercore compared the results of this analysis to the $13.75 per share merger consideration in cash together with the special cash dividend of $0.13 per share to be received by the holders of the Common Stock entitled to receive such consideration pursuant to the merger agreement, noting that the consideration is above the two implied valuation ranges that were derived from the enterprise value per share of the Common Stock, within the valuation range derived from the closing price per share of the Common Stock one week prior to January 11, 2013 and above the valuation range derived from the closing price per share of the Common Stock four weeks prior to January 11, 2013.

Leveraged Buyout Analysis

Evercore performed a leveraged buyout analysis of the Company to estimate the price per share that a potential financial buyer might be willing to pay based upon each of the September 21 Case, the BCG Base Case, the BCG Productivity Case and the Street Median Case. For purposes of this analysis, Evercore assumed the financial buyer would complete the transaction on July 31, 2013, a target internal rate of return ranging from 20.0% to 30.0%, an exit by the financial buyer on January 31, 2018, new debt of $14.2 billion, an equity contribution by the financial buyer of $1.4 billion and the use of cash on hand of $7.7 billion. To estimate the value of the Company at exit on July 31, 2018, Evercore applied an EV/EBITDA multiple range of 3.0x to 5.0x (which was based on the multiple range used in the Trading Multiples Analysis described above) to estimate EBITDA for fiscal year 2018 and adjusted the resulting enterprise value by estimated net debt of the Company as of July 31, 2018. Using this analysis, Evercore derived the following range of implied equity values per share for the Company:

Implied Equity Value Range Per Share
September 21 Case	$13.71—$18.69
BCG Base Case	$10.93—$13.41
BCG Productivity Case	$11.97—$18.70
Street Median Case	$11.07—$13.58

Evercore compared the results of this analysis to the $13.75 per share merger consideration in cash together with the special cash dividend of $0.13 per share to be received by the holders of the Common Stock entitled to receive such consideration pursuant to the merger agreement, noting that the consideration was above two of the implied valuation ranges and within the other two implied valuation ranges.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of the Company, which calculates the present value of a company’s future unlevered, after-tax free cash flow based on assumptions with respect to such cash flow and assumed discount rates, in order to derive implied equity per share reference ranges for the Common Stock as of July 31, 2013 based upon each of the September 21 Case, the BCG Base Case, the BCG Productivity Case and the Street Median Case. Evercore calculated the projected after-tax unlevered free cash flows of the Company for fiscal years 2014 through 2017 and determined a terminal value for the Company at the end of fiscal year 2017 by applying a range of EBITDA multiples of 3.0x to 5.0x (which was based on the multiple range used in the Trading Multiples Analysis described above). Evercore then discounted to present value (utilizing a mid-year discounting convention and discounting back to July 31, 2013) the unlevered free cash flows of the Company and the terminal value, in each case using discount rates ranging from 10.0% to 12.0%. The 10.0% to 12.0% discount rate range was chosen by Evercore based on Evercore’s professional judgment and experience and taking into account an analysis of the estimated weighted average cost of capital of the Company implied by (i) the Company’s cost of equity derived using CAPM methodology which included, among other things, an analysis of the selected companies under the “Trading Multiple Analysis” described above as well as certain other publicly traded companies involving businesses in the technology sector that may be considered to have similar risk profiles to the Company’s business and (ii) the yield on the Company’s outstanding traded debt securities. Using this analysis, Evercore derived the following range of implied equity values per share for the Company:

Implied Equity Value Range Per Share
September 21 Case	$16.30—$21.71
BCG Base Case	$11.32—$14.58
BCG Productivity Case	$13.00—$21.82
Street Median Case	$11.18—$14.48

Evercore compared the results of this analysis to the $13.75 per share merger consideration in cash together with the special cash dividend of $0.13 per share to be received by the holders of the Common Stock entitled to receive such consideration pursuant to the merger agreement, noting that the consideration was below one implied valuation range and within all of the other implied valuation ranges.

In addition, Evercore performed a discounted cash flow analysis utilizing the same methodology described above for the Street Median Case for the lowest and highest projections from the list of Wall Street research analysts used in the Street Median Case described above. The lowest projections were the projections provided by Morgan Stanley as of May 17, 2013 (the “Street Low Case”) and the highest projections were the projections provided by Raymond James as of May 17, 2013 (the “Street High Case”). Using this analysis, Evercore derived the following range of implied equity values per share for the Company:

Implied Equity Value Range Per Share
Street Low Case	$9.88—$12.57
Street High Case	$12.34—$16.10

Evercore compared the results of this analysis to the $13.75 per share merger consideration in cash together with the special cash dividend of $0.13 per share to be received by the holders of the Common Stock entitled to receive such consideration pursuant to the merger agreement, noting that the consideration is within each of the implied valuation ranges.

Evercore noted, however, that its assessment of the results of the discounted cash flow analysis was impacted by the dislocation in the PC markets in which the Company operates and the broad range of financial projections during the outer years of the Company’s projections.

General

In connection with the review of the merger by the Special Committee and the Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of the Company. No company used in the above analyses as a comparison is directly comparable to the Company, and no transaction used is directly comparable to the merger. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company or its advisors.

Evercore prepared these analyses solely for the purpose of providing an opinion to the Special Committee and the Board as to the fairness, from a financial point of view, of the $13.75 per share merger consideration in cash together with the special cash dividend of $0.13 per share to be received by holders of shares of the Common Stock entitled to receive such consideration pursuant to the merger agreement. These analyses do not purport to be appraisals of the Company or to necessarily reflect the prices at which the Company or its securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the fairness opinion was approved by an opinion committee of Evercore. Evercore has consented to the inclusion of its presentations to the Board and the Special Committee as exhibits to the Schedule 13E-3 filed with the SEC in connection with the merger.

The $13.75 per share merger consideration in cash together with the special cash dividend of $0.13 per share was determined through arm’s-length negotiations between the Special Committee and the Parent Parties, and the Special Committee approved the merger agreement and recommended the merger agreement to the Board for approval. Evercore provided advice to the Special Committee during these negotiations. Evercore did not, however, recommend any specific consideration to the Special Committee, the Board or the Company or recommend that any specific consideration constituted the only appropriate consideration for the merger.

Under the terms of Evercore’s engagement, Evercore provided the Special Committee with financial advisory services and a financial opinion in connection with the merger. Pursuant to the terms of its engagement letter, the Company has agreed to pay Evercore fees for its services in connection with its engagement, including monthly retainer fees, an opinion fee and a success fee in the event the Company enters into a definitive agreement for a transaction which the Special Committee or the Board determines to be superior to the transaction contemplated by the original merger agreement, each as described in more detail below. Evercore received an opinion fee of $1,500,000 upon delivery of its fairness opinion to the Special Committee and the Board on February 4, 2013, which will not be credited against the success fee payable to Evercore described below. Evercore is also entitled to receive an additional opinion fee of $1,500,000, which Evercore earned upon delivery of its fairness opinion to the Special Committee and the Board on August 2, 2013, which will be credited against the success fee payable to Evercore described below. In addition, Evercore is entitled to receive a monthly retainer fee of $400,000 per month for its services in connection with its engagement (which amount was prorated during the month of January 2013 for the services performed by Evercore during such month). As of the date of this proxy supplement, Evercore is entitled to receive monthly retainer fees totaling approximately $3,070,000. In addition, Evercore is entitled to receive a success fee of $3,084,829, which Evercore earned upon the Company entering into Amendment No. 1 to the original merger agreement. The success fee is equal to 0.75% of the positive difference between (x) the transaction value of the merger, as contemplated by the amended merger agreement and (y) the transaction value of the merger, as contemplated by the original merger agreement. Evercore will be entitled to receive an additional success fee in the event the Company again enters into a definitive agreement with respect to a superior proposal and such success fee will be equal to 0.75% of the positive difference between (x) the transaction value of such superior proposal and (y) the transaction value of the merger, as contemplated by the amended merger agreement. Any success fee becomes payable promptly upon consummation of the merger contemplated by the amended merger agreement; provided that in no event shall the fees payable to Evercore (including the retainer fees and the opinion fees) exceed $30,000,000 in the aggregate. In addition, the Special Committee has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including reasonable legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement and any related transaction.

Other than as described above, since February 4, 2011, Evercore and its affiliates provided financial advisory services to the Company and its affiliates, for which Evercore and its affiliates received compensation in an amount equal to $2,000,000 in the aggregate. In addition, in 2012, an affiliate of Evercore provided fiduciary services to the Dell Inc. 401(k) Plan for which such affiliate received compensation in an amount equal to $45,000 in the aggregate.

Since February 4, 2011, Evercore and its affiliates provided financial advisory services to Silver Lake and its affiliates, for which Evercore and its affiliates received compensation in an amount equal to $3,050,000 in the aggregate.

Since February 4, 2011, neither Evercore nor its affiliates have had any material relationship with the MSDC Investor, the MD Investors or their respective affiliates (other than the Company and its affiliates as described above). Evercore may provide financial or other services to the Company or the Parent Parties or their respective affiliates in the future and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company and its affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The Special Committee engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Position of the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons as to Fairness of the Merger

The following information replaces the first, second, third and fourth bullet points on page 82 of the definitive proxy statement dated May 30, 2013.

•

the Special Committee determined, by unanimous vote of all members of the Special Committee, and the Board determined (other than Mr. Dell, who did not participate in such determination), that the transactions contemplated by the amended merger agreement, including the merger, are fair to, and in the best interests of, the Company’s unaffiliated stockholders;

•

the current and historical market prices of the Common Stock, including the market performance of the Common Stock relative to the common stock of other participants in the industries in which the Company operates and general market indices, and the fact that the consideration under the amended merger agreement of $13.88 per share for the Common Stock represents a premium of approximately 44% above the closing price of the Common Stock on November 30, 2012, the last trading day before an analyst report was issued by Goldman Sachs suggesting that the Company might be a target for a leveraged buyout transaction, a premium of approximately 28% above the closing price of the Common Stock on January 11, 2013, the last trading day before media reports of a possible going private transaction involving the Company were first published, a premium of approximately 39% over the average closing price of the Common Stock during the 90 calendar days ending January 11, 2013 and a premium of approximately 37% over the Company’s enterprise value as of January 11, 2013 (which premium the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons believe is relevant because enterprise value is generally defined as equity value minus net cash and, as a result, takes into account the Company’s large net cash position and the fact that potential acquirors typically are not willing to pay a premium for a company’s cash);

•

the $13.75 per share merger consideration, the $0.13 per share special cash dividend and the other terms and conditions of the merger agreement resulted from arm’s-length negotiations between the Parent Parties and their advisors, on the one hand, and the Special Committee and its advisors, on the other hand;

•

the MD Investors agreed that their shares rolled over in the proposed transaction would be valued at only $12.51 per share, as opposed to the $13.75 price being offered to the Company’s unaffiliated stockholders;

The following information replaces the eighth and tenth bullet points on page 83 of the definitive proxy statement dated May 30, 2013.

•

notwithstanding that the opinions of J.P. Morgan and Evercore were provided solely for the information and assistance of the Special Committee and the Board and none of the Parent Parties, the SLP Filing Persons or the MSDC Filing Persons are entitled to, and did not, rely on such opinions, the fact that the Special Committee received opinions from J.P. Morgan and Evercore, each to the effect that, as of the date of such opinions, subject to the various factors, procedures, assumptions, qualifications and limitations on the scope of review undertaken by such firms in rendering their opinions, the $13.75 per share merger consideration together with the $0.13 per share special cash dividend to be received by holders of the Common Stock entitled to receive such merger consideration was fair, from a financial point of view, to such holders;

•

the merger agreement requires that it be adopted not only by the affirmative vote (in person or by proxy) of the holders of at least a majority of the outstanding shares of the Common Stock, but also the affirmative vote (in person or by proxy) of the holders of at least a majority of the outstanding shares of the Common Stock held by stockholders other than the Parent Parties, Mr. Dell and certain of his related family trusts, any other officers and directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary, that are voted for or against the proposal to adopt the amended merger agreement;

The following information replaces the fourth bullet on page 84 of the definitive proxy statement dated May 30, 2013.

•

the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into a definitive agreement providing for a superior proposal, subject to paying a termination fee of $180 million if (i) the definitive agreement is with an excluded party or (ii) the amended merger agreement is terminated in certain circumstances and, within twelve months of such termination, the Company enters into a definitive agreement with respect to a recapitalization or an extraordinary dividend or share repurchase, or a recapitalization or an extraordinary dividend or share repurchase is consummated that, together with any related transactions, would not result in any person or group beneficially owning 50% or more of any class of equity securities of the Company, or $450 million if the definitive agreement is with any other person (see “The Merger Agreement—Termination Fees; Reimbursement of Expenses” beginning on page 163 of the definitive proxy statement dated May 30, 2013 and page 74 of this proxy supplement);

The following information is added to supplement the section of “Special Factors” titled “Position of the Parent Parties, the SLP Filing Persons and the MSDC Filing Person as to the Fairness of the Merger” beginning on page 81 of the definitive proxy statement dated May 30, 2013.

•

since the date of the announcement of the original merger agreement, and as of the date of this proxy supplement, the Parent Parties have been advised that no party has set forth a proposal to acquire 100% of the Common Stock of the Company at a price in excess of $13.65 per share for the Common Stock, the merger consideration offered to stockholders in the original merger agreement; nevertheless, the amended merger agreement provides that the merger consideration offered to stockholders will be raised to $13.75 per share and also provides for payment of the $0.13 per share special cash dividend;

The following information replaces the first paragraph on page 85 of the definitive proxy statement dated May 30, 2013.

In their consideration of the fairness of the proposed merger, the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons did not find it practicable to, and did not, appraise the assets of the Company to determine the liquidation value for the Company’s unaffiliated stockholders (i) because of their belief that liquidation sales generally result in proceeds substantially less than the sales of a going concern, (ii) because of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup,

(iii) because they considered the Company to be a viable going concern and (iv) because the Company will continue to operate its business following the merger. None of the Parent Parties, the SLP Filing Persons or the MSDC Filing Persons considered net book value, which is an accounting concept, for purposes of determining the fairness of the per share merger consideration to the Company’s unaffiliated stockholders because, in their view, net book value is not indicative of the Company’s market value but rather an indicator of historical costs. Each of the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons notes, however, that the per share merger consideration of $13.75 per share together with the $0.13 per share special cash dividend to be received by holders of the Common Stock entitled to receive such merger consideration is higher than the net book value of the Company per share of $6.16 as of February 3, 2013. None of the Parent Parties, the SLP Filing Persons or the MSDC Filing Persons sought to establish a pre-merger going concern value for the Common Stock to determine the fairness of the merger consideration to the Company’s unaffiliated stockholders because following the merger the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the share price of the Common Stock on January 11, 2013, the last trading day before media reports of a possible going private transaction involving the Company were first published, the per share merger consideration of $13.75 per share together with the $0.13 per share special cash dividend to be received by holders of the Common Stock entitled to receive such merger consideration represented a premium to the going concern value of the Company.

Position of the MD Filing Persons as to Fairness of the Merger

The following paragraph replaces the second paragraph under the heading “Position of the MD Filing Persons as to Fairness of the Merger” beginning on page 85 of the definitive proxy statement dated May 30, 2013.

•

The MD Filing Persons have interests in the merger that are different from, and in addition to, those of the other security holders of the Company. These interests are described under “—Interests of the Company’s Directors and Executive Officers in the Merger.” In light of these different interests, and the fact that Mr. Dell is an officer and director of the Company, the Board established a Special Committee consisting solely of independent and disinterested directors who are not affiliated with any of the MD Investors, the Gift Trusts, the SLP Investors or the Parent Parties, are not employees of the Company or any of its affiliates and have no financial interest in the merger different from, or in addition to, the Company’s stockholders (other than their interests described under “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 112 of the definitive proxy statement dated May 30, 2013 and page 52 of this proxy supplement) to negotiate with, among others, the Parent Parties, with the assistance of independent legal and financial advisors. None of the MD Filing Persons participated in the deliberations of the Special Committee or the Board regarding, or received advice from the Company’s legal advisors or financial advisors as to, the substantive or procedural fairness of the merger to the Company’s unaffiliated stockholders. For these reasons, the MD Filing Persons do not believe that their interests in the merger influenced the decision of the Special Committee or the board of directors with respect to the merger agreement or the merger.

The following paragraph replaces the penultimate paragraph under the heading “Position of the MD Filing Persons as to Fairness of the Merger” beginning on page 85 of the definitive proxy statement dated May 30, 2013.

•

In their consideration of the fairness of the proposed merger, the MD Filing Persons did not find it practicable to, and did not, appraise the assets of the Company to determine the liquidation value for the Company’s unaffiliated stockholders (i) because of their belief that liquidation sales generally result in proceeds substantially less than the sales of a going concern, (ii) because of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, (iii) because they considered the Company to be a viable going concern and (iv) because the Company will continue to operate its business following the merger. None of the MD Filing Persons considered net book value, which is an accounting concept, for purposes of determining the fairness of the per share merger consideration to the Company’s unaffiliated stockholders because, in their view, net book value is not indicative of the Company’s market value but rather an indicator of historical costs. Each of the MD Filing Persons note, however, that the per share merger consideration of $13.75 per share together with the $0.13 per share special cash dividend to be received by holders of the Common Stock entitled to receive such merger consideration is higher than the net book value of the Company per share of $6.16 as of February 3, 2013. None of the MD Filing Persons sought to establish a pre-merger going concern value for the Common Stock to determine the fairness of the merger consideration to the Company’s unaffiliated stockholders because following the merger the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the share price of the Common Stock on January 11, 2013, the last trading day before media reports of a possible going private transaction involving the Company were first published, the per share merger consideration of $13.75 per share together with the $0.13 per share special cash dividend to be received by holders of the Common Stock entitled to receive such merger consideration represented a premium to the going concern value of the Company.

Certain Effects of the Merger

The following information replaces the table and preceding paragraph in the section of “ Special Factors” titled “Certain Effects of the Merger” on page 94 of the definitive proxy statement dated May 30, 2013.

The table below sets forth the direct and indirect interests in the Company’s net book value and net earnings of the SLP Investors, the MD Investors and the MSDC Investor prior to and immediately after the merger, based on the net book value at February 1, 2013 and net earnings for the fiscal year ended February 1, 2013.

	Ownership of the Company Prior to the Merger(1)				Ownership of the Company After the Merger(2)
	% Ownership		Net book value at February 1, 2013	Net income for the year ended February 1, 2013	% Ownership	Net book value at February 1, 2013	Net income for the year ended February 1, 2013
	(in thousands)
SLP Investors	—		—	—	25.1	$2,685,951	$595,372
MD Investors	15.8	(3)	$1,689,409	$374,477	70.4	$7,533,504	$1,669,888
MSDC Investor	—		—	—	4.5	$481,545	$106,740

(1)	Based upon beneficial ownership as of February 1, 2013, excluding beneficial ownership attributable to Company stock options (whether or not exercisable) and any Company RSU Award (whether or not vested) and the Company’s net book value at February 1, 2013 and net income for the fiscal year ended February 1, 2013.
(2)	Based upon the agreed upon and anticipated equity investments and the Company’s net book value at February 1, 2013 and net income for the fiscal year ended February 1, 2013, and without giving effect to any additional indebtedness to be incurred in connection with the merger. Excludes any Company stock options (whether or not exercisable) and any other equity incentives issued in connection with or after the merger as described under “—Interests of the Company’s Directors and Executive Officers in the Merger.”
(3)	Ownership percentage for the MD Investors includes 2,964,869 shares currently held by the Gift Trusts, as to which Mr. Dell disclaims beneficial ownership; however, such shares will be acquired by Mr. Dell from the Gift Trusts prior to the consummation of the merger (conditional upon the occurrence of the closing of the merger).

Financing for the Merger

The following information supplements the section of “Special Factors” titled “Financing for the Merger” beginning on page 102 of the definitive proxy statement dated May 30, 2013.

MD Investors Equity Financing

Parent has entered into the amended MD equity commitment letter pursuant to which the MD Investors have committed to transfer, contribute and deliver to Parent, on the terms and subject to the conditions contained in the amended MD equity commitment letter, immediately prior to the consummation of the merger, 273,299,383 shares of Common Stock, and that for purposes of such transfer and contribution, the MD Investor’s shares of Common Stock will be valued at $12.51 per share as opposed to the $13.75 price offered to the Company’s unaffiliated stockholders in the merger.

Interests of the Company’s Directors and Executive Officers in the Merger

The following information supplements the section of “Special Factors” titled “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 112 of the definitive proxy statement dated May 30, 2013.

In considering the recommendation of the Board (without Mr. Dell’s participation) that you vote to approve the proposal to adopt the amended merger agreement, you should be aware that, aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, interests of other stockholders of the Company generally. In particular, as is described elsewhere in this proxy supplement and in the definitive proxy statement dated May 30, 2013, Mr. Dell, who is Chairman of the Board and Chief Executive Officer of the Company, is a director, officer and stockholder of Parent and will be a controlling stockholder of Parent after completion of the merger.

With regard to our directors serving on the Special Committee and the Board (other than Mr. Dell), areas where their interests may differ from those of stockholders in general relate to the impact of the transaction on the directors’ outstanding equity awards and the provision of indemnification and insurance arrangements pursuant to the amended merger agreement and the Company’s certificate of incorporation, bylaws and indemnification agreements, which reflect the fact that, by their service on the Board, they may be subject to claims arising from such service. Because of their existing compensation arrangements, the differences in interests for our executive officers involve the possible receipt of the following types of payments and benefits that may be triggered by or otherwise relate to the merger:

•	cash payments under executive officer severance agreements;

•	the treatment of executive officer equity awards;

•	the provision of indemnification and insurance arrangements pursuant to the amended merger agreement; and

•	related benefits.

These interests are described in more detail below, and certain of them are quantified in the tables below. In addition, Parent has the right, under the amended merger agreement, to negotiate and enter into agreements with other executive officers prior to the closing of the merger pursuant to which our executive officers would roll over some or all of their shares of Common Stock or Company RSU Awards into Parent equity interests, though no agreements, arrangements or understandings with respect to any such potential investment exist between the Parent Parties and any executive officer (other than Mr. Dell) as of the date of this proxy supplement.

The members of the Special Committee evaluated and negotiated the amended merger agreement and evaluated whether the merger is in the best interests of the Company’s unaffiliated stockholders. Mr. Dell did not participate in the deliberations of the Special Committee regarding the amended merger agreement and the transactions contemplated by the amended merger agreement. The members of the Special Committee were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the amended merger agreement and the merger and in recommending to the stockholders that the amended merger agreement be adopted. See “—Background of the Merger” beginning on page 17 of this proxy supplement and “—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 24 of this proxy supplement for a further discussion of these matters. You should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the amended merger agreement.

In consideration of the time and effort required of the members of the Special Committee in connection with evaluating strategic alternatives available to the Company, the proposed merger (including negotiating the terms and conditions of the merger agreement), the go-shop process and possible negotiations with parties making alternative acquisition proposals, the Board, in a meeting held March 28, 2013, determined that each member of the Special Committee will receive a monthly retainer of $7,500, beginning in September 2012, during the duration of their service on the Special Committee and a meeting fee of $1,500 (or in the case of the Chairman of the Special Committee, $2,000) for each meeting of the Special Committee such member attends in person or by teleconference, plus out of pocket expenses. In light of the extent of the efforts required to be expended by the Special Committee, the Board, in a meeting held May 25, 2013, determined that effective February 1, 2013, the Chairman of the Special Committee would receive a monthly retainer of $30,000 and each other member of the Special Committee would receive a monthly retainer of $25,000, with Special Committee members no longer receiving per-meeting fees. These fees are not dependent on the closing of the merger or on the Special Committee’s or the Board’s approval of, or recommendations with respect to, the merger or any other transaction. As of the date of the filing of this proxy supplement, the aggregate amount payable to the Chairman of the Special Committee for his service on the Special Committee was approximately $299,500, and the aggregate amount payable to each of the other Special Committee members for their service on the Special Committee was approximately $251,500.

Treatment of Executive Officer and Director Common Stock

As is the case for any stockholder, the Company’s directors (other than Mr. Dell) and executive officers other than those executive officers, if any, who enter into agreements with Parent prior to the closing of the merger to roll over some or all of their shares of Common Stock into Parent equity interests, will receive $13.75 in cash less any applicable withholding taxes for each share of Common Stock (including, subject to the attainment of applicable vesting conditions, any shares of restricted stock) that they own at the effective time of the merger. In addition, as described under “Amendment No. 1 to the Original Merger Agreement—Cash Dividends” beginning on page 73 of this proxy supplement, the amended merger agreement provides for a special cash dividend of $0.13 per share of Common Stock (including, subject to the attainment of applicable vesting conditions, any shares of restricted stock) payable to stockholders of record as of a date to be determined prior to the effective time of the merger and an $0.08 per share regular quarterly dividend for the third quarter of the Company’s current fiscal year payable to stockholders of record as of a date prior to the closing of the merger. For a discussion of the rollover shares of Common Stock by Mr. Dell, please see “—Financing for the Merger—MD Investors Equity Financing” beginning on page 51 of this proxy supplement. For a discussion of the potential rollover of shares of Common Stock by our other executive officers, please see “—New Management Arrangements” beginning on page 123 of the definitive proxy statement dated May 30, 2013. For information regarding the treatment of Company restricted stock, please see “Amendment No. 1 to the Original Merger Agreement—Treatment of Company Stock Options, Company RSU Awards and Company Restricted Shares” beginning below on page 73 of this proxy supplement. For information regarding beneficial ownership of the Common Stock by each of the Company’s current directors and certain executive officers and all directors and executive officers as a group, see “Important Information Regarding Dell—Security Ownership of Certain Beneficial Owners and Management” beginning below on page 77 of this proxy supplement.

Treatment of Executive Officer and Director Equity Awards

Treatment of Company Stock Options

As described under “The Merger Agreement—Treatment of Company Stock Options, Company RSU Awards and Company Restricted Shares” beginning on page 141 of the definitive proxy statement dated May 30, 2013, and under “Amendment No. 1 to the Original Merger Agreement—Treatment of Company Stock Options, Company RSU Awards and Company Restricted Shares” beginning on page 73 of this proxy supplement, the amended merger agreement provides that, except as otherwise agreed by Parent and a holder of a Company stock option, each Company stock option granted under the Other LTIP Plans, whether vested or unvested and whether with an exercise price per share that is greater or less than or equal to $13.75, that is outstanding immediately prior to the effective time of the merger, will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to such Company stock option and (ii) the excess, if any, of $13.75 over the exercise price per share of Common Stock subject to such Company stock option (as adjusted to reflect the $0.13 per share special cash dividend), less such amounts as are required to be withheld or deducted under applicable tax provisions. Parent has indicated to the Company that it intends to request, pursuant to the merger agreement, that the Company, before the completion of the merger, commence an option tender offer to purchase for cash, at prices to be determined by Parent, each tendered Company stock option granted under the 2002 Plan and the 2012 Plan, whether vested or unvested and whether with an exercise price per share (as adjusted to reflect the $0.13 per share special cash dividend) that is greater or less than or equal to $13.75, that is outstanding immediately prior to the effective time of the merger. Subject to the terms and conditions of the option tender offer, which conditions would include the consummation of the merger, each such Company stock option that is validly tendered and not withdrawn by the holder thereof would be canceled in exchange for the applicable cash payment promptly after the completion of the merger. Also in accordance with the merger agreement, Company stock options granted under the 2002 Plan and the 2012 Plan that are outstanding immediately prior to the effective time of the merger and not accepted for cancellation and payment in the option tender offer would be converted at the effective time of the merger into options to purchase, on substantially the same terms and conditions (including vesting conditions) applicable to such Company stock option immediately prior to the effective time of the merger, shares of Parent common stock. Notwithstanding the provisions of the merger agreement, Mr. Dell would not participate in the option tender offer and his Company stock options will be canceled for no consideration in connection with the merger. Payments with respect to Company stock options granted under the Other LTIP Plans and canceled under the amended merger agreement will be made as soon as practicable following the effective time of the merger and without interest.

Treatment of Company Stock Unit Awards

As described under “Amendment No. 1 to the Original Merger Agreement—Treatment of Company Stock Options, Company RSU Awards and Company Restricted Shares” beginning below on page 73 of this proxy supplement, except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of Company Stock Unit Awards (as defined below) with respect to any of such holder’s Company Stock Unit Awards, each Company Stock Unit Award, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to such Company Stock Unit Award multiplied by (ii) $13.75, less such amounts as are required to be withheld or deducted under applicable tax provisions, subject to the recipient remaining in service until the vesting date applicable with respect to such awards. For purposes of unvested Company Stock Unit Awards, any performance-based vesting condition will be treated as having been attained at the “target” level, and awards that are subject to performance-based vesting conditions will be deemed to vest ratably on the last day of each fiscal year during the portion of the performance period applicable to such awards that occurs following the effective time of the merger. In addition, holders of Company Stock Unit Awards will receive any additional amounts related to dividend equivalents credited with respect to such Company Stock Unit Awards prior to the effective time, including the special cash dividend of $0.13 per share and the $0.08 per share regular quarterly dividend for the third quarter of the Company’s current fiscal year (but which dividend equivalent payments remain subject to vesting of such Company Stock Unit Awards). Notwithstanding the provisions of the amended merger agreement, Mr. Dell’s unvested performance-based Company Stock Unit Awards will be canceled and converted into a right to receive a cash amount as described above; however, such cash amount will vest and pay out upon the Company Stock Unit Awards’ original vesting and payout dates.

As of August 2, 2013, the Company’s non-employee directors held Company stock options and Company Stock Units in the amounts set forth below under “—Quantification of Payments and Benefits—Payments to Non-Employee Directors in Respect of Unvested Equity Awards and Deferred Compensation Table.” Except for Mr. Perot’s stock options, all Company stock options held by non-employee directors are currently vested and exercisable. Mr. Perot’s stock options were granted on August 14, 2010 and July 15, 2011, were fully vested at grant and become exercisable ratably over five years beginning on the first anniversary of the date of grant. The Company Stock Unit Awards made to non-employee directors under the Company’s directors compensation program following the annual meeting of stockholders in 2012 have vested and been settled. One installment of the Company Stock Unit Awards granted under the Company’s directors compensation program in 2010 (pertaining, in the case of each affected director, to 5,550 units) will vest on August 14, 2013, or if the director’s service as a member of the Board ends within 30 days of August 14, 2013 (including as a result of the closing of the merger). Mr. Kleisterlee received a grant of Company Stock Unit Awards in 2011 upon his election as a member of the Board, of which 1,439 units are scheduled to vest on March 2, 2014. All other Company Stock Unit Awards held by each of our non-employee directors are fully vested. Mr. Carty, Mr. Duberstein and Mr. Gray each elected to delay settlement of one RSU award. We refer to these delayed RSUs as deferred stock units (and, together with the Company RSU Awards held by non-employee directors, as “Company Stock Unit Awards”). The deferred stock units will be paid out in lump sum at the closing of the merger.

Quantification of Payments and Benefits

The following tables and related footnotes present information about the amounts of the payments and benefits that each executive officer and non-employee director of the Company would receive in connection with the merger, after giving effect to the merger as if it had occurred on August 2, 2013, the latest practicable date prior to the filing of this proxy supplement, and, in the case of the executive officers (other than Mr. Dell), assuming that the employment of each such officer was terminated by the surviving corporation “without cause” on such date. The information in the tables below assumes that none of the executive officers roll over any of their shares of Common Stock or stock options for Parent equity interests.

Potential Change of Control Payments to Named Executive Officers Table.

The table below and the related footnotes present information about the elements of compensation that may be affected by the merger and may be payable to the Company’s chief executive officer, chief financial officer and our other executive officers whose compensation was required to be disclosed in the Company’s most recent annual report on Form 10-K, as amended, who are collectively referred to as the Company’s “named executive officers.” As is described herein, none of these named executive officers, nor any of our other executive officers, will receive any incremental payments on account of the merger above and beyond amounts to which they had already become entitled, except to the extent of the cash payment offered pursuant to the anticipated option tender offer for the tender by such executive officers of their Company stock options granted under the 2002 Plan and the 2012 Plan, as described above under “—Treatment of Executive Officer and Director Equity Awards—Treatment of Company Stock Options” beginning on page 53 of this proxy supplement. Under the terms of the applicable deferred compensation plan in which the named executive officers participate, the accrued and vested deferred compensation accounts of all eligible participants, including the named executive officers, will be paid out immediately following the effective time of the merger.

However, as is described below, certain other elements of the compensation made available to our executive officers under the Company’s practices and programs as in effect prior to entering into the amended merger agreement may be deemed affected by the merger and are included in the table to illustrate the greatest potential impact of the merger on the rights of the named executive officers under such practices and programs. Under the terms of the awards and the amended merger agreement, the amounts reported in the table with regard to the Company equity awards other than Company stock options will only be payable if the executive remains employed with the Company for specified periods (up to several years) after the effective time of the merger. The amounts shown as potential severance benefits would only become payable if the executive is involuntarily terminated from employment under specified circumstances. The compensation shown in the table below is subject to the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as discussed under “The Special Meeting,” beginning on page 66 of this proxy supplement. Because the vote to approve the executive compensation is advisory in nature only, it will not be binding on either the Company or Parent. Because the Company is contractually obligated to pay such executive compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the proposal to adopt the amended merger agreement is approved and regardless of the outcome of the advisory vote.

Name(3)	Cash(1)	Equity(2)	Total
Michael S. Dell	$—	$15,122,149	$15,122,149
Brian T. Gladden	2,131,250	8,501,686	10,632,936
Stephen J. Felice	2,200,000	7,826,948	10,026,948
Jeffrey W. Clarke	2,200,000	10,392,366	12,592,366
John A. Swainson	2,062,500	1,244,024	3,306,524

(1)	As described under “Severance Agreements” beginning on page 113 of the definitive proxy statement dated May 30, 2013, the Company previously has entered into severance agreements with its executive officers (other than Mr. Dell). Under the severance agreements, the executive officer is entitled to severance payments upon a qualifying termination of employment. This table assumes for these purposes that a qualifying termination of employment would occur by virtue of the consummation of the merger. Under the severance agreements, executive officers are obligated to comply with certain noncompetition and nonsolicitation obligations for a period of 12 months following termination of employment as a condition to receiving severance payments. In addition, as described under “—Retention Cash Bonus Awards” beginning on page 114 of the definitive proxy statement dated May 30, 2013, under the terms of the retention awards, each executive officer (other than Mr. Dell) is entitled to receive 75% of the maximum retention award payable under the retention program upon a qualifying termination of employment. The executive officers are obligated to comply with certain noncompetition and nonsolicitation obligations until March 31, 2015, and will be required to return the award in the event of non-compliance. This table assumes for these purposes that a qualifying termination of employment would occur by virtue of the consummation of the merger. The amount shown includes severance payments that would be payable to the executive officer under his employment agreements ($1.55 million for Mr. Gladden, $1.6 million for Mr. Felice, $1.6 million for Mr. Clarke and $1.5 million for Mr. Swainson) and 75% of his maximum retention award ($581,250 for Mr. Gladden, $600,000 for Mr. Felice, $600,000 for Mr. Clarke and $562,500 for Mr. Swainson). If a qualifying termination does not occur, the severance benefits shown in this column will not be payable to the executive. However, if a qualifying termination does not occur, and the executive remains continuously employed through the payment date, the executive would receive a cash retention award payment in March 2014 ($775,000 for Mr. Gladden, $800,000 for Mr. Felice, $800,000 for Mr. Clarke and $750,000 for Mr. Swainson.)
(2)

For each executive officer, the amount under “Equity” assumes that none of such named executive officer’s Company stock options or Company RSU Awards are rolled over into Parent equity interests as discussed under “—Treatment of Executive Officer and Director Equity Awards—Treatment of Company Stock Options” and “—New Management Arrangements” beginning on page 123 of the definitive proxy statement dated May 30, 2013. The amounts under “Equity” for Mr. Dell consist of (i) $0, equal to the value of payments in cancellation of his Company stock options and (ii) $15,122,149, equal to the product of (x) the total number of shares of Common Stock subject to his Company RSU Awards multiplied by (y) $13.75, plus any additional amounts related to dividend equivalents credited with respect to such Company RSU Awards prior to the effective time (including the special cash dividend of $0.13 per share, but which dividend equivalents remain subject to vesting of such Company RSU Awards. The amounts under “Equity” for Mr. Gladden consist of (i) $2,087,553, equal to the value of payments in cancellation of his Company stock options and (ii) $6,414,133, equal to the product of (x) the total number of shares of Common Stock subject to such Company RSU Awards multiplied by (y) $13.75, plus any additional amounts related to dividend equivalents credited with respect to such Company RSU Awards prior to the effective time (including the special cash dividend of $0.13 per share), but which dividend equivalents remain subject to vesting of such Company RSU Awards. The amounts under “Equity” for Mr. Felice consist of (i) $723,176, equal to the value of payments in cancellation of his Company stock options and (ii) $7,103,772, equal to the product of (x) the total number of shares of Common Stock subject to such Company RSU Awards multiplied by (y) $13.75, plus any additional amounts related to dividend equivalents credited with respect to such Company RSU Awards prior to the effective time (including the special cash dividend of $0.13 per share), but which dividend equivalents remain subject to vesting of such Company RSU Awards. The amounts under “Equity” for Mr. Clarke consist of (i) $3,978,233, equal to the value of payments in cancellation of his Company stock options and (ii) $6,414,133, equal to the product of (x) the total number of shares of Common Stock subject to such Company RSU Awards multiplied by (y) $13.75, plus any additional amounts related to dividend equivalents credited with respect to such Company RSU Awards prior to the effective time (including the special cash dividend of $0.13 per share), but which dividend equivalents remain subject to vesting of such Company RSU Awards. The amounts under “Equity” for Mr. Swainson consist of (i) $421,053, equal to the value of payments in cancellation of his Company stock options and (ii) $822,971, equal to the product of (x) the total number of shares of Common Stock subject to such Company RSU Awards multiplied by (y) $13.75, plus any additional amounts related to dividend equivalents credited with respect to such Company RSU Awards prior to the effective time (including the special cash dividend of $0.13 per share), but which dividend equivalents remain subject to vesting of such Company RSU Awards. With respect to all named executive officers, for purposes of unvested Company RSU Awards, any performance-based vesting condition will be treated as having been attained at the “target” level and all cash amounts received with respect to Company RSU Awards and Company restricted shares are subject to the applicable vesting provisions as described above under “Summary Term Sheet—Treatment of Company Stock Options, Company RSU Awards and Company Restricted Shares” beginning on page 6 of the definitive proxy statement dated May 30, 2013.
(3)	Jeffrey W. Clarke and John A. Swainson were not named executive officers for purposes of the Company’s definitive proxy statement dated May 30, 2013; however, Messrs. Clarke and Swainson were named executive officers for purposes of the Company’s Amendment No. 1 to Form 10-K, which was filed on June 3, 2013, and are therefore included as named executive officers for purposes of this proxy supplement.

Potential Change of Control Payments to Other Executive Officers Table.

The table below and the related footnotes present information about the elements of compensation payable to the Company’s other current executive officers that may be affected by the merger. As is described below, certain elements of the compensation shown in the table will only be payable if the executive remains employed with the Company for up to several years after the effective time of the merger and other elements may only become payable if the executive is involuntarily terminated from employment under specified circumstances. Although SEC rules do not require presentation of this information in this format, it has been included to permit a uniform presentation of the quantification of the maximum potential change of control payments and benefits that could be received by all of the Company’s executive officers in connection with the merger.

Name	Cash(1)	Equity(2)	Total
Steven H. Price	1,390,125	3,822,982	5,213,107
Karen H. Quintos	1,277,375	3,775,995	5,053,370
Lawrence P. Tu	1,944,250	6,175,952	8,120,202
Marius Haas	1,925,000	3,758,403	5,683,403
Suresh Vaswani	1,705,000	1,026,633	2,731,633

(1)

The amounts under “Cash” consist of severance payments pursuant to the severance agreements into which the Company has entered with each executive officer, as described under “Severance Agreements” beginning on page 113 of the definitive proxy statement dated May 30, 2013. This table assumes for these purposes that a qualifying termination of employment would occur following consummation of the merger. Under the severance agreements, executive officers are obligated to comply with certain noncompetition and nonsolicitation obligations for a period of 12 months following termination of employment as a condition to receiving severance payments. In addition, as described under “—Retention Cash Bonus Awards” beginning on page 114 of the definitive proxy statement dated May 30, 2013, under the terms of the retention awards, each executive officer is entitled to receive 75% of the maximum retention award payable under the retention program upon a qualifying termination of employment. The executive officers are obligated to comply with certain noncompetition and nonsolicitation obligations until March 31, 2015, and will be required to return the award in the event of non-compliance. This table assumes for these purposes that a qualifying termination of employment would occur by virtue of the consummation of the merger. If a qualifying termination does not occur, the severance benefits listed in this column will not be payable to the executive. However, if a qualifying termination does not occur, and the executive remains continuously employed through the payment date, the executive would receive a cash retention award payment in March 2014 in the following amounts: Mr. Price, $505,500; Ms. Quintos, $464,500; Mr. Tu, $707,000; Mr. Haas, $700,000; and Mr. Vaswani, $620,000.
(2)	For each executive officer (other than Mr. Tu) the amounts under “Equity” assume that none of such executive officer’s Company stock options or Company RSU Awards are rolled over into Parent equity interests as discussed under “—Treatment of Executive Officer and Director Equity Awards—Treatment of Company Stock Options” beginning on page 53 of this proxy supplement and under “—New Management Arrangements,” beginning on page 123 of the definitive proxy statement dated May 30, 2013 and consist of the sum of (i) the aggregate value of payments in cancellation of Company stock options plus, (ii) with respect to Company RSU Awards, an amount in cash equal to the product of (A) the total number of shares of Common Stock subject to such Company RSU Awards multiplied by (B) $13.75, plus any additional amounts related to dividend equivalents credited with respect to such Company RSU Awards prior to the effective time (including the special cash dividend of $0.13 per share), but which dividend equivalents remain subject to vesting of such Company RSU Awards. For Mr. Tu, in addition to the amounts described above, the amounts under “Equity” assume that none of Mr. Tu’s Company restricted shares are rolled over into Parent equity interests as discussed under “—New Management Arrangements” beginning on page 123 of the definitive proxy statement dated May 30, 2013, and accordingly include the value of payments in cancellation of his Company restricted shares (including 7,500 restricted shares that vested on August 10, 2013) equal to the product of (x) the total number of Company restricted shares multiplied by (y) $13.75, plus any additional amounts related to dividends payable on such Company restricted shares prior to the effective time (including the special cash dividend of $0.13 per share), but which dividends payable remain subject to the vesting of the Company restricted shares. With respect to all executive officers, for purposes of unvested Company RSU Awards, any performance-based vesting condition will be treated as having been attained at the “target” level and all cash amounts received with respect to Company RSU Awards and Company restricted shares are subject to the applicable vesting provisions as described above under “The Merger Agreement—Treatment of Company Stock Options, Company Stock Unit Awards and Company Restricted Shares” beginning on page 141 of the definitive proxy statement filed May 30, 2013.

Payments to Non-Employee Directors in Respect of Unvested Equity Awards and Deferred Compensation Table.

The table below shows the outstanding stock options and Company Stock Unit Awards held by each of the Company’s non-employee directors and the value of the payments to be made in consideration of the cancellation of such awards in connection with the merger, as described above under “—Treatment of Executive Officer and Director Equity Awards” beginning on page 53 of this proxy supplement. Except for Mr. Perot’s stock options, all outstanding stock options held by non-employee directors are fully vested and exercisable. Mr. Perot’s stock options were granted on August 14, 2010 and July 15, 2011, were fully vested at grant and became exercisable ratably over five years beginning on the first anniversary of the date of grant. The compensation shown in the table below is not subject to an advisory vote of the Company’s stockholders at the special meeting:

Name	Number of Options	Value of Options	Number of Company Stock Units	Value of Company Stock Units	Value of Accumulated Dividend Equivalent Rights
James W. Breyer	0	$0	5,550	$76,313	$2,942
Donald J. Carty	486,051	132,911.10	22,596	310,695	11,976
Janet F. Clark	0	0	0	0	0
Laura Conigliaro	0	0	0	0	0
Kenneth M. Duberstein	0	0	17,046	234,383	9,034
William H. Gray, III	30,806	7,813.10	13,636	187,495	7,227
Gerard J. Kleisterlee	0	0	1,439	19,786	763
Klaus S. Luft	30,806	7,813.10	5,550	76,313	2,942
Alex J. Mandl	36,306	8,363.10	5,550	76,313	2,942
Shantanu Narayen	0	0	5,550	76,313	2,942
H. Ross Perot, Jr.	31,341	40,076.85	5,550	76,313	2,942

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to holders of Common Stock whose shares are exchanged for cash pursuant to the merger. This discussion is based on the provisions of the Code, applicable U.S. Treasury regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Common Stock that is:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of shares of Common Stock, other than a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

This discussion applies only to beneficial owners of shares of Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders liable for the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships or other pass-through entities or investors in partnerships or such other entities, holders who hold shares of Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, holders who will hold, directly or indirectly, an equity interest in the surviving corporation, and holders who acquired their shares of Common Stock through the exercise of employee stock options or other compensation arrangements).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of Common Stock, you should consult your tax advisor.

Holders of Common Stock should consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, and any state, local, foreign or other tax laws.

Consequences to U.S. Holders

Merger Consideration

The receipt of cash by U.S. holders in exchange for shares of Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Common Stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares.

If a U.S. holder’s holding period in the shares of Common Stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss generally will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Common Stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Common Stock.

Dividends

We intend to report any regularly scheduled or special dividend paid (whether before or after the merger) to holders of record prior to the merger as a distribution within the meaning of Section 301 of the Code with respect to our Common Stock for U.S. federal income tax purposes. Any such distribution will constitute a dividend for U.S. federal income tax purposes (and will be includible in gross income by such U.S. holder as a dividend) to the extent paid out of our current or accumulated earnings and profits. Any portion of such distribution in excess of our current and accumulated earnings and profits will first be treated as a non-taxable return of capital to the extent of a U.S. holder’s adjusted tax basis in its Common Stock (which will reduce such U.S. holder’s basis in its Common Stock (not below zero) and therefore will increase such U.S. holder’s capital gain or decrease its capital loss on the exchange of Common Stock for cash pursuant to the merger) and thereafter as gain from the sale or exchange of such Common Stock. Any portion of any such distribution that is treated as a dividend and that is (1) received by certain non-corporate U.S. holders (including individuals) would generally be taxed at a maximum U.S. federal income tax rate of 20%, and (2) received by certain corporate U.S. holders would generally give rise to a “dividends received deduction”, in each case, so long as certain holding period and other requirements are met.

In addition to regular U.S. federal income tax, a U.S. holder that is an individual, estate or trust and whose income exceeds certain thresholds is subject to a 3.8% Medicare tax on all or a portion of such U.S. holder’s “net investment income,” which may include all or a portion of such U.S. holder’s gain from the disposition of shares of Common Stock or income from any dividends thereon. U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to gain from the disposition of shares of Common Stock or dividends received thereon.

Consequences to Non-U.S. Holders

Merger Consideration

A non-U.S. holder whose shares of Common Stock are converted into the right to receive cash in the merger generally will not be subject to U.S. federal income taxation unless:

•

gain resulting from the merger is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the individual’s taxable year in which the merger occurs and certain other conditions are satisfied; or

•

the Company is or has been a U.S. real property holding corporation (“USRPHC”) as defined in Section 897 of the Code at any time within the five-year period preceding the merger, the non-U.S. holder owned more than 5% of our Common Stock at any time within that five-year period, and certain other conditions are satisfied. We believe that, as of the effective date of the merger, we will not have been a USRPHC at any time within the five-year period ending on the date thereof.

Any gain recognized by a non-U.S. holder described in the first bullet above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a “U.S. person” as defined under the Code. A non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business.

Gain described in the second bullet above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by certain U.S. source capital losses, if any, of the non-U.S. holder.

Dividends

As described above under “—Consequences to U.S. Holders—Dividends”), we intend to report any regularly scheduled or special dividend paid (whether before or after the merger) to holders of record prior to the merger as a distribution within the meaning of Section 301 of the Code with respect to our Common Stock for U.S. federal income tax purposes. Any portion of any such distribution that is treated as a dividend for U.S. federal income tax purposes (see discussion above under “—Consequences to U.S. Holders—Dividends”) that is paid to or for the account of a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable income tax treaty and the non-U.S. holder provides the documentation (generally, Internal Revenue Service (“IRS”) Form W-8BEN) required to claim benefits under such income tax treaty to the applicable withholding agent, unless such dividend is effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment of such non-U.S. holder in the United States). Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

If any such dividend is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder, such dividend generally will not be subject to the 30% U.S. federal withholding tax if such non-U.S. holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such non-U.S. holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. holder (except as otherwise provided by an applicable tax treaty). In addition, a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may be subject to an additional “branch profits tax” at a rate of 30% (or a lower rate if provided by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Any portion of any such distribution that is treated as gain from the sale or exchange of a non-U.S. holder’s Common Stock (see discussion above under “—Consequences to U.S. Holders—Dividends”) will be taxed in the same manner as described under “Consequences to Non-U.S. Holders—Merger Consideration”).

Information Reporting and Backup Withholding

Payments made to holders in exchange for shares of Common Stock pursuant to the merger and distributions with respect to our Common Stock may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. In general, a non-U.S. holder will not be subject to U.S. federal backup withholding and information reporting with respect to cash payments to the non-U.S. holder pursuant to the merger (or backup withholding with respect to amounts treated as distributions on our Common Stock) if the non-U.S. holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the non-U.S. holder’s gain or such distribution is effectively connected with the conduct of a U.S. trade or business).

Amounts treated as payments of dividends on our Common Stock paid to a non-U.S. holder and the amount of any tax withheld from such payments generally must be reported annually to the IRS and to such non-U.S. holder.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of Common Stock should consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax and the effect of any federal, state, local, foreign and other tax laws.

Regulatory Approvals

The following information supplements the fourth paragraph of the section of “Special Factors” titled “Regulatory Approvals” beginning on page 127 of the definitive proxy statement dated May 30, 2013.

On June 3, 2013, clearance for the merger was granted under the merger control and antitrust laws of South Africa. On June 5, 2013, clearance for the merger was granted under the merger control and antitrust laws of Mexico. On June 11, 2013, clearance for the merger was granted under the merger control and antitrust laws of Israel. On June 17, 2013, clearance for the merger was granted under the merger control and antitrust laws of Germany. On June 18, 2013, the applicable filing was made under the merger control and antitrust laws of Colombia and clearance under such laws was granted upon filing. On June 20, 2013, clearance for the merger was granted by the European Commission. On June 25, 2013, clearance for the merger was granted under the merger control and antitrust laws of Austria. On July 4, 2013, clearance for the merger was granted under the merger control and antitrust laws of Russia. On July 12, 2013, clearance for the merger was granted under the merger control and antitrust laws of Ukraine. On July 13, 2013, notice was given under the antitrust and competition laws of China that the case is subject to further review. On July 30, 2013, a case initiation notice was published under the antitrust and competition laws of Brazil.

Litigation

The following information replaces the section of “Special Factors” titled “Litigation” beginning on page 128 of the definitive proxy statement dated May 30, 2013.

Prior to and shortly following the announcement on February 5, 2013 of the execution of the original merger agreement, twenty-five lawsuits challenging the proposed acquisition of the Company were filed, of which twenty-one were filed in the Delaware Court of Chancery and four were filed in the District Court of Travis County in Texas. The Delaware actions have been consolidated as In re Dell, Inc. Shareholder Litigation (C.A. No. 8329-CS), and the complaint in one of the actions, City of Roseville Employees Retirement System v. Dell, Inc. et al., was designated as the operative complaint (the “Delaware litigation”). Three of the Texas lawsuits were voluntarily dismissed, without prejudice, and the remaining action, Nelson v. Dell Inc. et al. (Cause No. D-1-GN-13-000220), was stayed by the Texas court on April 4, 2013.

The Delaware litigation is a putative class action filed on behalf of the stockholders of the Company other than the defendants and their affiliates. The operative complaint, which names as defendants the Company, its directors, Silver Lake Partners, L.P., Silver Lake Technology Investors III, L.P., the SLP Investors, the MSDC Investor, Parent, Intermediate and Merger Sub, alleges that the Dell directors breached their fiduciary duties in connection with their approval of the merger agreement and that the entity defendants aided and abetted those breaches. The complaint seeks, among other relief, declaratory and injunctive relief enjoining the merger, and compensatory damages in an unspecified amount. The stayed Texas action makes similar allegations on behalf of the same putative class.

On June 19, 2013, the Delaware Court of Chancery denied plaintiffs’ motion in the Delaware litigation for expedited discovery in support of a motion for a preliminary injunction to enjoin the consummation of the merger.

On May 30, 2013, a putative class action was filed in the United States District Court for the Southern District of Texas, captioned John Michael Van Buiten et al. v. Dell Inc. et al. (Docket No. 13-cv-01585). The action names as defendants the Company, its directors, Silver Lake Partners L.P., and the Parent Parties, and it asserts disclosure claims under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 as well as state common law claims for breach of fiduciary duties and aiding and abetting breach of fiduciary duties. The complaint seeks, among other remedies, injunctive relief enjoining the merger.

On August 1, 2013, a group of investment vehicles controlled by Carl Icahn (the “Icahn plaintiffs”) filed a lawsuit in the Delaware Court of Chancery captioned High River Ltd. Partnership et al. v. Dell Inc. et al. (C.A. No. 8762-CS). The action names as defendants the Company and its directors. The complaint alleges, among other claims, that the Company’s directors breached their fiduciary duties in connection with the adjournment of and record date for the special meeting concerning the proposed merger and the scheduling of the Company’s 2013 annual meeting of stockholders. The complaint seeks declaratory and injunctive relief preventing any change in the record date for the special meeting and requiring that the annual meeting and special meeting be held on the same date.

On August 1, 2013, the Icahn plaintiffs filed a motion for expedited proceedings, which they amended on August 4, 2013. On August 13, 2013, the Icahn plaintiffs filed an amended complaint adding a claim under Section 211 of the DGCL asking the Delaware Court of Chancery to order that the annual meeting be held on the same date as the special meeting, with the same record date, and that the meetings be held before September 15, 2013. The motion for expedited proceedings has been scheduled for a hearing in the Delaware Court of Chancery on August 16, 2013.

On August 9, 2013, the plaintiffs in the Delaware litigation filed an amended complaint repeating the claims alleged in their original complaint, adding many of the same allegations asserted by the Icahn plaintiffs, and asserting a claim that the Company’s directors breached their fiduciary duties by amending the original merger agreement to modify the unaffiliated vote condition, changing the record date for the stockholders meeting to vote on the proposal to adopt the amended merger agreement, and not scheduling an annual stockholders meeting within thirteen months of the Company’s last annual meeting, and a claim that the Company has violated Section 211 of the DGCL by not holding the annual stockholders meeting by August 13, 2013. The complaint seeks, in addition to the relief sought in the original Delaware litigation complaint, declaratory and injunctive relief directing the Company to hold an annual meeting in conjunction with the vote on the proposal to adopt the amended merger agreement and enjoining the modification of the unaffiliated vote condition. The plaintiffs in the Delaware litigation also filed a motion for expedited proceedings, asserting that the motion should be granted for the same reasons identified by the Icahn plaintiffs.

The outcome of these lawsuits is uncertain. An adverse judgment for monetary damages could have an adverse effect on the operations and liquidity of the Company. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. The defendants believe that the claims that have been asserted against them in the lawsuits are without merit.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy supplement, and the documents incorporated by reference into this proxy supplement, include “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. All forward-looking statements included in this document are based on information available to the Company on the date hereof. These statements are identifiable because they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy supplement, including, among others, under the headings “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “The Special Meeting,” “Special Factors” and “Important Information Regarding Dell,” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date as of which the statements were made. We cannot guarantee any future results, levels of activity, performance or achievements. Although we believe that the expectations reflected in these forward-looking statements are based upon reasonable assumptions, we give no assurance that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the amended merger agreement;

•

the inability to complete the proposed merger due to the failure to obtain the required stockholder approvals for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction;

•

the failure to obtain the necessary financing arrangements as set forth in the debt and equity commitment letters and the securities purchase agreement delivered pursuant to the amended merger agreement, or the failure of the merger to close for any other reason;

•	risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against the Company and others relating to the amended merger agreement;

•	the risk that the pendency of the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the merger;

•	the effect of the announcement of the proposed merger on the Company’s relationships with its customers, suppliers, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the merger;

and additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements, which are discussed in reports we have filed with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find Additional Information” on page 81 of this proxy supplement.

Forward-looking statements speak only as of the date of this proxy supplement or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy supplement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy supplement or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the Board for use at the special meeting.

Date, Time and Place

The following information replaces the section of “The Special Meeting” titled “Date, Time and Place” on page 133 of the definitive proxy statement dated May 30, 2013.

We will reconvene the special meeting at the Dell Round Rock Campus, Building No. 2, Houston-Dallas Conference Room, 501 Dell Way, Round Rock, Texas 78682 on September  12, 2013, at 9:00 a.m., Central Daylight Time, unless postponed by the Company.

Purpose of the Special Meeting

The following information replaces the section of “The Special Meeting” titled “Purpose of the Special Meeting” on page 133 of the definitive proxy statement dated May 30, 2013.

The special meeting is for the following purposes:

•	to consider and vote on a proposal to adopt the amended merger agreement;

•

to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion; and

•

to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the amended merger agreement.

The votes on the proposals to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies are separate and apart from the vote on the proposal to adopt the amended merger agreement. Accordingly, a stockholder may vote in favor of the proposal to approve on an advisory (non-binding) basis, the specified compensation and/or the proposal to approve the adjournment of the special meeting and vote not to approve the proposal to adopt the amended merger agreement (and vice versa).

A copy of Amendment No. 1 to the original merger agreement is attached to this proxy supplement as Annex A. A copy of the original merger agreement is attached as Annex A to the definitive proxy statement dated May 30, 2013. This proxy supplement and the enclosed form of proxy are first being mailed to our shareholders on or about August 14, 2013.

Recommendations of the Board and the Special Committee

The following information replaces the section of “The Special Meeting” titled “Recommendations of the Board and the Special Committee” on page 133 of the definitive proxy statement dated May 30, 2013.

The Special Committee unanimously determined that the transactions contemplated by the amended merger agreement, including the merger, are fair to, and in the best interests of, the Company’s stockholders (other than the MD Investors and the Gift Trusts), and unanimously recommended that the Board approve and declare advisable the amended merger agreement and the transactions contemplated therein, including the merger, and that the Company’s stockholders vote for the adoption of the amended merger agreement.

Based in part on the recommendations of the Special Committee, and with the assistance of its independent legal and financial advisors, the Board, on August 2, 2013, (i) determined that the transactions contemplated by the amended merger agreement, including the merger, are fair to, and in the best interests of, the Company’s stockholders (other than the MD Investors and the Gift Trusts), (ii) approved and declared advisable the execution, delivery and performance of the amended merger agreement and the consummation of the transactions contemplated therein, including the merger and (iii) resolved to recommend that the Company’s stockholders vote for the adoption of the amended merger agreement. The actions of the Board were unanimous, except that Mr. Dell did not participate due to his interest in the merger, and one other director was not present at the meeting at which such actions were taken.

Accordingly, the Board (without Mr. Dell’s participation), acting upon the unanimous recommendations of the Special Committee, recommends that the stockholders of the Company vote “FOR” the proposal to adopt the amended merger agreement.

The Board (without Mr. Dell’s participation) also recommends that the stockholders of the Company vote “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion.

The Board (without Mr. Dell’s participation) recommends that the stockholders of the Company vote “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the amended merger agreement.

Record Date and Quorum

The following information replaces the first and second paragraphs of the section of “The Special Meeting” titled “Record Date and Quorum” on page 134 of the definitive proxy statement dated May 30, 2013.

The holders of record of Common Stock as of the close of business on August 13, 2013, the record date, are entitled to receive notice of and to vote at the special meeting. On August 5, 2013, 1,757,886,137 shares of Common Stock were issued and outstanding and held by 25,562 holders of record.

A complete list of stockholders entitled to vote at the special meeting will be available for examination by any stockholder at the Dell Round Rock Campus, 501 Dell Way, Round Rock, Texas 78682, during regular business hours for a period of no less than ten days before the special meeting, and at the special meeting. We are commencing our solicitation of proxies with respect to the amended merger agreement on August 14, 2013 and we will continue to solicit proxies until the September 12, 2013 special meeting. Each stockholder of record on August 13, 2013 who has not yet received the definitive proxy statement dated May 30, 2013 will receive the definitive proxy statement in addition to this proxy supplement and will have the opportunity to vote on the matters described in the definitive proxy statement, as supplemented by this proxy supplement. Proxies delivered at any time prior to the record date, including those solicited in connection with the original merger agreement, will be valid and effective so long as the stockholder providing the proxy is a stockholder on the record date. If you are not a holder of record on the record date, any proxy you deliver will be ineffective. If you have delivered a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you have delivered a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares you own on the record date even if that number is different from the number of shares you owned when you executed and delivered your proxy. However, if you have acquired shares after the original record date, and those shares are held by a bank, broker or other nominee to whom you did not previously issue voting instructions with respect to the special meeting, those newly acquired shares will not be voted unless you follow the instructions on your voting card or otherwise provided by your broker, bank or other nominee for submitting a proxy with respect to those newly acquired shares. Moreover, if you held shares in “street name” through a bank or broker on the original record date, but have acquired shares after the original record date, and you are the stockholder of record of those newly acquired shares, then, whether or not you previously gave a voting instruction with respect to the shares that you held on the original record date, those newly acquired shares will not be voted unless you give a proxy with respect to those shares by completing, signing, dating and returning the enclosed proxy card, by following the instructions on the enclosed proxy card for Internet or telephone submissions or you attend the special meeting and vote in person. Proxies received from persons who are not holders of record on the record date will not be effective.

Required Vote

Proposal to Adopt the Amended Merger Agreement

The following information replaces the section of “The Special Meeting” titled “Proposal to Adopt the Merger Agreement” on page 135 of the definitive proxy statement dated May 30, 2013.

For the Company to consummate the merger, as required by Section 251 of the DGCL, stockholders holding at least a majority of the outstanding shares of Common Stock entitled to vote thereon must vote “FOR” the proposal to adopt the amended merger agreement (the “Delaware law vote condition”). In addition, the amended merger agreement requires, as a condition to the consummation of the merger, that stockholders holding at least a majority of the outstanding shares of Common Stock held by stockholders other than the Parent Parties, Mr. Dell and certain of his related family trusts, any other officers and directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary that are present in person or by proxy at the special meeting and are voted for or against the proposal to adopt the amended merger agreement (the “unaffiliated vote condition”), must vote “FOR” the proposal to adopt the amended merger agreement.

Proposal to Approve, on an Advisory (non-binding) Basis, Specified Compensation

The following information replaces the section of “The Special Meeting” titled “Proposal to Approve, on an Advisory (non-binding) Basis, Specified Compensation” on page 135 of the definitive proxy statement dated May 30, 2013.

Approval of the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, requires the affirmative vote (in person or by proxy) of holders of a majority of the voting power present and entitled to vote thereon.

The following information replaces the fourth paragraph on page 135 of the definitive proxy statement dated May 30, 2013.

The directors and current executive officers of the Company have informed the Company that as of the date of this proxy supplement, they intend to vote in favor of the proposal to adopt the amended merger agreement and the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—

Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion. As of August 5, 2013, the directors and current executive officers (other than Mr. Dell) owned, in the aggregate, 11,913,345 shares of Common Stock entitled to vote at the special meeting.

Voting; Proxies; Revocation

Attendance

The following information replaces the section of “The Special Meeting” titled “Attendance” on page 135 of the definitive proxy statement dated May 30, 2013.

All holders of shares of Common Stock as of the close of business on August 13, 2013, the record date, including stockholders of record and beneficial owners of Common Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record and plan to attend the special meeting in person, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Providing Voting Instructions by Proxy

The following information replaces the section of “The Special Meeting” titled “Providing Voting Instructions by Proxy” on page 136 of the definitive proxy statement dated May 30, 2013.

To ensure that your shares are represented at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

If you are a stockholder of record, you may provide voting instructions by proxy by completing, signing, dating and returning the enclosed proxy card. You may alternatively follow the instructions on the enclosed proxy card for Internet or telephone submissions. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the proposal to adopt the amended merger agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies and in accordance with the recommendation of the Board on any other matters properly brought before the stockholders at the special meeting for a vote. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting (unless you are a record holder as of the record date and attend the special meeting in person) and will have the same effect as a vote “AGAINST” the proposal to adopt the amended merger agreement under the Delaware law vote condition. Failure to return your proxy card will not affect the proposal to adopt the amended merger agreement under the unaffiliated vote condition, the vote regarding the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, or the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the amended merger agreement.

If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

In accordance with the rules of NASDAQ, banks, brokers and other nominees who hold shares of Common Stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to adopt the amended merger agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the proposal to adopt the amended merger agreement. Under such circumstance, a “broker non-vote” would arise. Broker non-votes, if any, will be counted for purposes of determining whether a quorum is present at the special meeting, but will have the same effect as a vote “AGAINST” the proposal to adopt the amended merger agreement under the Delaware law vote condition. Broker non-votes, if any, will not affect the proposal to adopt the amended merger agreement under the unaffiliated vote condition, the vote regarding the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, or the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the amended merger agreement. For shares of Common Stock held in “street name,” only shares of Common Stock affirmatively voted “FOR” the proposal to adopt the amended merger agreement and/or “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, will be counted as favorable vote(s) for such proposal(s).

Revocation of Proxies

The following information replaces the section of “The Special Meeting” titled “Revocation of Proxies” on page 137 of the definitive proxy statement dated May 30, 2013.

Your proxy is revocable. If you have already voted by proxy in favor of the proposals contained on the proxy card using a properly executed WHITE proxy card or otherwise voted by proxy in favor of such proposals over the Internet or by telephone, you will be considered to have voted in favor of such proposals and do not need to take any action, unless you wish to revoke or change your proxy. If you have already voted by proxy against the proposals contained on the proxy card, you will be considered to have voted against such proposals and do not need to take any action, unless you wish to revoke or change your proxy. However, if you have acquired shares after the original record date, and those shares are held by a bank, broker or other nominee to whom you did not previously issue voting instructions with respect to the special meeting, those newly acquired shares will not be voted unless you follow the instructions on your voting card or otherwise provided by your broker, bank or other nominee for submitting a proxy with respect to those newly acquired shares. Moreover, if you held shares in “street name” through a bank or broker on the original record date, but have acquired shares after the original record date, and you are the stockholder of record of those newly acquired shares, then, whether or not you previously gave a voting instruction with respect to the shares that you held on the original record date, those newly acquired shares will not be voted unless you give a proxy with respect to those shares by completing, signing, dating and returning the enclosed proxy card, by following the instructions on the enclosed proxy card for Internet or telephone submissions or you attend the special meeting and vote in person. Under the amended merger agreement, broker non-votes, abstaining from voting or failing to vote on the proposal to adopt the amended merger agreement will have no effect on the proposal to adopt the amended merger agreement under the unaffiliated vote condition. Therefore, if you have not previously submitted a proxy to vote against the original merger agreement or the amended merger agreement and you wish to vote against the proposal to adopt the amended merger agreement, for purposes of the unaffiliated vote condition you must submit a proxy voting against that proposal, or attend the special meeting and vote against that proposal. If you fail to vote or submit your proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the proposal to adopt the amended merger agreement under the Delaware law vote condition.

If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•

submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described in the proxy card, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or

•	sending written notice of revocation to the Corporate Secretary of Dell at Dell Inc., Attn: Corporate Secretary, One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682.

Attending the special meeting in person without taking one of the actions described above will not in itself revoke a previously submitted proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the day of the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions, Broker Non-Votes and Shares Not Voted

The following information replaces the section of “The Special Meeting” titled “Abstentions” on page 137 of the definitive proxy statement dated May 30, 2013.

Abstentions and broker non-votes will be included in the calculation of the number of shares of Common Stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, and “AGAINST” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. A failure to vote and broker non-votes will have no effect on these two proposals. Abstentions, broker non-votes and shares not voted will have the same effect as a vote “AGAINST” the proposal to adopt the amended merger agreement under the Delaware law vote condition. However, under the amended merger agreement, abstentions, broker non-votes and shares not voted will have no effect on the proposal to adopt the amended merger agreement under the unaffiliated vote condition. Therefore, if you wish to vote against the proposal to adopt the amended merger agreement, for purposes of the unaffiliated vote condition you must submit a proxy voting against that proposal, or attend the special meeting and vote against that proposal.

Solicitation of Proxies

The following information supplements the section titled “Solicitation of Proxies” on page 138 of the definitive proxy statement dated May 30, 2013.

On August 2, 2013, Dell filed a Current Report on Form 8-K announcing that the special meeting would be adjourned to September 12, 2013, and that a new record date of August 13, 2013 had been set for the special meeting. Rule 14a-13(a)(3) under the Exchange Act requires that the Company give 20 business days’ advance notice of a record date to brokers, dealers, voting trustees, banks, associations and other entities that exercise fiduciary powers in nominee names or otherwise (collectively referred to as “nominee holders”) unless such 20 day advance notice is impracticable. On May 3, 2013, the Company’s proxy solicitation agent, MacKenzie, gave the notifications required by Rule 14a-13 for the original record date of June 3, 2013, and on August 2, 2013, MacKenzie gave the notifications required by Rule 14a-13(a)(3) for the new record date of August 13, 2013. Although the Company’s August 2, 2013 notice was sent fewer than 20 business days prior to the new record date, MacKenzie has confirmed that 100% of the nominee holders will be notified of such new record date as of or prior to that record date. The Company has provided the nominee holders sufficient copies of our proxy solicitation materials for distribution to all beneficial holders whose shares are held in the name of the nominee holders.

Additional Assistance

If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact MacKenzie Partners Inc., which is acting as the Company’s proxy solicitation agent and information agent in connection with the merger.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: Dell@mackenziepartners.com

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

AMENDMENT NO. 1 TO THE ORIGINAL MERGER AGREEMENT

The following is a summary of the material provisions of Amendment No. 1 to the original merger agreement, a copy of which is attached to this proxy supplement as Annex A, and which we incorporate by reference into this proxy supplement. This summary may not contain all of the information about Amendment No. 1 to the original merger agreement that is important to you. We encourage you to read carefully the original merger agreement, as amended by Amendment No. 1, in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the amended merger agreement and not by this summary or any other information contained in this proxy supplement. Terms used, but not defined herein, shall have the meaning set forth in the original merger agreement.

The following information replaces or supplements the information under the heading “The Merger Agreement” beginning on page 139 of the definitive proxy statement dated May 30, 2013.

Merger Consideration

Amendment No. 1 to the original merger agreement provides for an increase in the per share merger consideration to be paid to the Company’s stockholders from $13.65 per share, without interest, less any applicable withholding tax, to $13.75 per share, without interest, less any applicable withholding tax.

Cash Dividends

Amendment No. 1 to the original merger agreement provides for the payment of a special cash dividend of $0.13 per share to holders of record as of a date to be determined prior to the effective time of the merger, conditioned upon the adoption of the amended merger agreement pursuant to both the Delaware law vote condition and the unaffiliated vote condition described under “—Required Vote” above.

In addition, Amendment No. 1 to the original merger agreement permits the Company to advance the record date for the quarterly cash dividend of $0.08 per share with a record date that would otherwise fall between September 26, 2013 and October 16, 2013 to ensure that such record date precedes the effective time of the merger and enable the Company to comply with notice requirements under applicable law with respect to such record date.

Treatment of Company Stock Options, Company RSU Awards and Company Restricted Shares

Amendment No. 1 to the original merger agreement provides that the Company will take all necessary action to reduce the exercise price per share of each Company stock option, whether vested or unvested, by the amount of the $0.13 per share special cash dividend and that holders of Company RSU Awards and Company restricted shares will receive, in addition to any accrued dividends, such special cash dividend as dividend equivalents or dividends payable, as applicable, at the time that amounts are payable in respect of such Company RSU Awards and Company restricted shares pursuant to the terms of the amended merger agreement.

Conditions to the Amended Merger Agreement—Required Vote

Amendment No. 1 to the original merger agreement revises the unaffiliated vote condition. The original merger agreement required, as a condition to the obligations of the Company and the Parent Parties to effect the merger and the other transactions contemplated by the original merger agreement, the affirmative vote (in person or by proxy) in favor of the proposal to adopt the merger agreement by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon not owned, directly or indirectly, by the Parent Parties, the MD Investors, the Gift Trusts, any other officers and directors of the Company or any other person having an equity interest in, or any right to acquire an equity interest in, Merger Sub or any entity of which Merger Sub is a direct or indirect subsidiary.

The amended merger agreement instead requires, as a condition to the obligations of the Company and the Parent Parties to effect the merger and the other transactions contemplated by the amended merger agreement, the affirmative vote (in person or by proxy) of the holders of at least a majority of the outstanding shares of Common Stock not owned, directly or indirectly, by the Parent Parties, the MD Investors, the Gift Trusts, any other officers and directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any entity of which Merger Sub is a direct or indirect subsidiary that are present in person or by proxy at the special meeting and are voted for or against the proposal to adopt the amended merger agreement.

The amended merger agreement continues to require the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon in favor of the proposal to adopt the amended merger agreement in accordance with applicable law and the certificate of incorporation and bylaws of the Company.

Termination Fees; Reimbursement of Expenses

Amendment No. 1 to the original merger agreement decreases the termination fee the Company would have to pay to Parent from $450 million in cash to $180 million in cash in the event that the amended merger agreement is terminated by the Company or Parent in certain circumstances and within twelve months of such termination, the Company enters into a definitive agreement with respect to a recapitalization or an extraordinary dividend or share repurchase, or a recapitalization or an extraordinary dividend or share repurchase is consummated that, together with any related transactions, would not result in any person or group beneficially owning 50% or more of any class of equity securities of the Company.

Record Date and Special Meeting

Amendment No. 1 to the original merger agreement requires the Company, except as may be otherwise required by applicable law, to reconvene the special meeting on September 12, 2013 and establish a new record date of August 13, 2013 for such reconvened special meeting.

Representations and Warranties

Amendment No. 1 to the original merger agreement provides customary representations and warranties of the parties as to the authorization, execution and delivery of the amendment.

IMPORTANT INFORMATION REGARDING DELL

Directors and Executive Officers

The following information supplements the information in the section of “Important Information Regarding Dell” titled “Directors and Executive Officers—Directors—William H. Gray, III” on page 168 of the definitive proxy statement dated May 30, 2013.

Mr. Gray’s service on the Board of Directors ceased on July 1, 2013 by reason of his death.

Selected Summary Historical Consolidated Financial Data

The following information supplements the information in the section of “Important Information Regarding Dell” titled “Selected Summary Historical Consolidated Financial Data” beginning on page 172 of the definitive proxy statement dated May 30, 2013.

Set forth below is certain selected historical consolidated financial information relating to Dell. The selected consolidated statements of financial position data, consolidated statements of income data, consolidated statements of cash flows data, and consolidated statements of stockholders’ equity data of the Company as of and for the fiscal quarters ended May 4, 2012 and May 3, 2013 have been derived from our unaudited consolidated financial statements contained in our quarterly report on Form 10-Q for the fiscal quarter ended May 3, 2013. This information is only a summary and should be read in conjunction with our quarterly report on Form 10-Q for the fiscal quarter ended May 3, 2013, which is incorporated by reference into this proxy supplement, or in the case of stockholders to whom this proxy supplement is mailed after August 14, 2013, a copy of which was mailed along with this proxy supplement. More comprehensive financial information is included in that report, including management’s discussion and analysis of financial condition and results of operations, and the following summary is qualified in its entirety by reference to such report and all of the financial information and notes contained therein. For additional information, see “Where You Can Find Additional Information” beginning on page 81 of this proxy supplement.

	Three Months Ended,
	May 3, 2013	May 4, 2012
	(in millions of dollars, except per share data)
Results of Operations:
Net revenue	$14,074	$14,422
Gross margin	$2,747	$3,067
Operating income	$226	$824
Income before income taxes	$158	$792
Net income	$130	$635
Earnings per share:
Basic	$0.07	$0.36
Diluted	$0.07	$0.36
Number of weighted-average shares outstanding:
Basic	1,748	1,759
Diluted	1,761	1,774

Cash Flow and Balance Sheet Data:
Net cash used in operating activities	$(39)	$(138)
Current assets	$25,659	$28,045
Noncurrent assets	$19,132	$15,244
Total assets	$44,791	$43,289
Current liabilities	$21,790	$20,814
Noncurrent liabilities	$12,241	$13,118
Total liabilities	$34,031	$33,932
Total stockholders’ equity	$10,760	$9,357

Ratio of Earnings to Fixed Charges

The following information supplements the information in the section of “Important Information Regarding Dell” titled “Ratio of Earnings to Fixed Charges” beginning on page 173 of the definitive proxy statement dated May 30, 2013.

The following table presents our ratio of earnings to fixed charges for the fiscal periods indicated.

	Three Months Ended
	May 3, 2013	May 4, 2012
	(in millions of dollars, except per share data)
Earnings
Pre tax net income from continuing operations	$158	$792
Add: Fixed charges adjusted for capitalized interest	$78	$78

Total	$236	$870

Fixed charges(1)
Interest expense	$63	$69
Capitalized interest	—	—
Estimate of interest in rent expense	$15	$9

Total	$78	$78

Ratio of earnings to fixed charges	3	11

(1)	Fixed charges included in the calculation above consist of (a) interest expensed, plus (b) interest capitalized (when applicable), plus (c) a reasonable estimation of the interest factor included in rental expense.

Market Price of the Common Stock and Dividend Information

The following information replaces the information in the section of “Important Information Regarding Dell” titled “Market Price of the Common Stock and Dividend Information” beginning on page 173 of the definitive proxy statement dated May 30, 2013.

The Common Stock is traded on NASDAQ under the symbol “DELL.”

The following table sets forth for the periods indicated the high and low sales prices for the Common Stock and the dividends declared on the Common Stock.

Fiscal Year	Market Price		Dividends
	High	Low
2014
First Quarter	$14.64	$13.04	$0.08
Second Quarter	$13.74	$12.28	0.08
Third Quarter (through August 5, 2013)	$13.68	$13.65	—

2013
First Quarter	$18.36	$15.77	—
Second Quarter	$15.92	$11.39	—
Third Quarter	$12.77	$9.11	$0.08
Fourth Quarter	$14.17	$8.69	$0.08

2012
First Quarter	$15.98	$12.99	—
Second Quarter	$17.60	$15.34	—
Third Quarter	$16.65	$13.29	—
Fourth Quarter	$17.88	$14.15	—

The closing sale price of our Common Stock on January 11, 2013, the last trading day before media reports of a possible going private transaction involving the Company were first published was $10.88 per share. The $13.75 merger consideration plus the $0.13 special cash dividend represents a premium of approximately 28% to such closing sale price. On August 5, 2013, the latest practicable trading date before the filing of this proxy supplement, the closing sale price of our Common Stock was $13.68 and the number of shares of our Common Stock outstanding was 1,757,886,137.

In June 2012, the Board adopted a policy for the payment of quarterly cash dividends on our Common Stock at a quarterly rate of $0.08 per share. The Board declared the first such dividend in the third quarter of fiscal year 2013. The amended merger agreement permits the continued payment of quarterly dividend payments of $0.08 per share during the period from the signing of the merger agreement to the effective time of the merger. Pursuant to the terms of the amended merger agreement, the Company may advance the record date for the quarterly cash dividend of $0.08 per share with a record date that would otherwise fall between September 26, 2013 and October 16, 2013 to ensure that such record date precedes the effective time of the merger and enable the Company to comply with notice requirements under applicable law with respect to such record date. For additional information, see “The Merger Agreement—Conduct of Business Pending the Merger” on page 146 of the definitive proxy statement dated May 30, 2013.

Security Ownership of Certain Beneficial Owners and Management

The following information replaces the information in the section of “Important Information Regarding Dell” titled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 174 of the definitive proxy statement dated May 30, 2013.

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of August 5, 2013 (except as noted below) with respect to:

•	each person known to us to be the beneficial owner of 5% or more of the outstanding shares of our Common Stock;

•	each member of our Board and each named executive officer; and

•	the members of our Board and our executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Dell Inc., One Dell Way, Round Rock, Texas 78682.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.

The applicable percentage ownership of each person identified in the table below is based on 1,757,886,137 shares of Common Stock outstanding on August 5, 2013. Under SEC rules, for purposes of computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, outstanding shares of Common Stock are deemed to include shares subject to options held by that person that are exercisable or will be exercisable, and restricted stock units held by that person that have vested or will vest, as of or within 60 days after August 5, 2013. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
5% Stockholders:
Michael S. Dell(1)	244,485,019	13.9%
Southeastern Asset Management, Inc.(2)	69,835,628	3.97%
6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119
Carl C. Icahn and affiliates(3)	156,478,650	8.9%
767 Fifth Avenue, 47th Floor New York, New York 10153
Directors and Executive Officers:
James W. Breyer(4)	207,430	*
Donald J. Carty(5)	1,186,059	*
Janet F. Clark	28,762	*
Laura Conigliaro	28,762	*
Kenneth M. Duberstein	12,716	*
Gerard J. Kleisterlee	35,930	*
Klaus S. Luft(6)	129,991	*
Alex J. Mandl(7)	126,681	*
Shantanu Narayen(8)	75,792	*
H. Ross Perot, Jr.(9)	98,164	*
Brian T. Gladden(10)	1,963,128	*
Jeffrey W. Clarke(11)	3,108,789	*
Stephen J. Felice(12)	1,809,764	*
Stephen F. Schuckenbrock(13)	—	*
John A. Swainson(14)	331,522	*
Directors and executive officers as a group (21 persons)(15)	256,398,364	14.50%

*	Indicates ownership of less than one percent.
(1)	Includes 1,101,948 shares of Common Stock subject to stock options that are exercisable or will be exercisable as of or within 60 days after August 5, 2013, as well as 33,389 shares of Common Stock held in Mr. Dell’s 401(k) plan. Does not include 26,984,832 shares of Common Stock held in a separate property trust for Mr. Dell’s wife and 2,964,869 shares of Common Stock held in trusts for the benefit of the children of Mr. Dell and his wife, and as to which Mr. Dell disclaims beneficial ownership.
(2)	According to the Schedule 13D/A it filed with the SEC on July 12, 2013, Southeastern Asset Management, Inc. has, as of July 12, 2013, sole voting power with respect to 34,281,460 shares of Common Stock, shared voting power with respect to 27,939,000 shares of Common Stock, no voting power with respect to 7,615,168 shares of Common Stock, sole dispositive power with respect to 41,896,628 shares of Common Stock, and shared dispositive power with respect to 27,939,000 shares of Common Stock. Mr. O. Mason Hawkins is Chairman of the Board and Chief Executive Officer of Southeastern. As a result of his official positions and ownership of voting securities of Southeastern, Mr. Hawkins has power to exercise voting control and/or dispositive power over the reported shares of Common Stock. Mr. Hawkins disclaims beneficial interest in any of the reported shares of Common Stock. Southeastern has formed a “group” with Carl C. Icahn and his related affiliates within the meaning of Section 13(d)(3) of the Exchange Act and may be deemed to beneficially own 226,314,278 shares of Common Stock; however it expressly disclaims beneficial ownership of the 152,478,650 shares of Common Stock beneficially owned by Mr. Icahn and his related affiliates.
(3)

According to the Schedule 13D/A they filed with the SEC on August 5, 2013 and the Form 4 they filed on August 5, 2013, Carl C. Icahn and affiliates may be deemed to be the beneficial owner of 156,478,650 shares of Common Stock, as of August 5, 2013, consisting of (i) 31,295,730 shares of Common Stock over which High River Limited Partnership (“High River”) has sole voting power and sole dispositive power

(and which Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”) and Mr. Icahn each have shared voting power and shared dispositive power with regard to); (ii) 50,229,548 shares of Common Stock over which Icahn Partners Master Fund LP (“Icahn Master”) has sole voting power and sole dispositive power (and which Icahn Offshore LP (“Icahn Offshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”) and Mr. Icahn each have shared voting power and shared dispositive power with regard to); (iii) 19,027,739 shares of Common Stock over which Icahn Partners Master Fund II LP (“Icahn Master II”) has sole voting power and sole dispositive power (and which Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn each have shared voting and shared dispositive power with regard to); (iv) 8,374,637 shares of Common Stock over which Icahn Partners Master Fund III LP (“Icahn Master III”) has sole voting power and sole dispositive power (and which Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn each have shared voting and shared dispositive power with regard to); and (v) 47,550,996 shares of Common Stock over which Icahn Partners LP (“Icahn Partners”) has sole voting power and sole dispositive power (and which Icahn Onshore LP (“Icahn Onshore”), Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn each have shared voting and shared dispositive power with regard to). The principal business address of each of (x) High River, Hopper, Barberry, Icahn Offshore, Icahn Partners, Icahn Master, Icahn Master II, Icahn Master III, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue—Suite 1210, White Plains, NY 10601, and (y) Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, NY 10153. Mr. Icahn and affiliates have formed a “group” with Southeastern Asset Management, Inc. within the meaning of Section 13(d)(3) of the Exchange Act and may be deemed to beneficially own 226,314,278 shares of Common Stock; however they expressly disclaim beneficial ownership of the 69,835,628 shares of Common Stock beneficially owned by Southeastern and its related affiliates.
(4)	Includes 5,550 shares of Common Stock subject to restricted stock units that have vested or will vest as of or within 60 days after August 5, 2013.
(5)	Includes 486,051 shares of Common Stock subject to stock options that are exercisable or will be exercisable as of or within 60 days after August 5, 2013 and 5,550 shares of Common Stock subject to restricted stock units that have vested or will vest as of or within 60 days after August 5, 2013.
(6)	Includes 30,806 shares of Common Stock subject to stock options that are exercisable or will be exercisable as of or within 60 days after August 5, 2013 and 5,550 shares of Common Stock subject to restricted stock units that have vested or will vest as of or within 60 days after August 5, 2013.
(7)	Includes 36,306 shares of Common Stock subject to stock options that are exercisable or will be exercisable as of or within 60 days after August 5, 2013 and 5,550 shares of Common Stock subject to restricted stock units that have vested or will vest as of or within 60 days after August 5, 2013. Includes 4,351 shares held by Mr. Mandl’s spouse and 1,300 shares held in an IRA for Mr. Mandl’s spouse.
(8)	Includes 5,550 shares of Common Stock subject to restricted stock units that have vested or will vest as of or within 60 days after August 5, 2013.
(9)	Includes 16,284 shares of Common Stock subject to stock options that are exercisable or will be exercisable as of or within 60 days after August 5, 2013 and 5,550 shares of Common Stock subject to restricted stock units that have vested or will vest as of or within 60 days after August 5, 2013.
(10)	Includes 1,719,450 shares of Common Stock subject to stock options that are exercisable or will be exercisable as of or within 60 days after August 5, 2013.
(11)	Includes 2,620,228 shares of Common Stock subject to stock options that are exercisable or will be exercisable as of or within 60 days after August 5, 2013.
(12)	Includes 1,658,990 shares of Common Stock subject to stock options that are exercisable or will be exercisable as of or within 60 days after August 5, 2013.
(13)	Mr. Schuckenbrock resigned from his position as President, Services effective as of December 5, 2012, and his employment by the Company was terminated effective as of March 31, 2013.
(14)	Includes 210,527 shares of Common Stock subject to stock options that are exercisable or will be exercisable as of or within 60 days after August 5, 2013.

(15)	Includes 10,332,106 shares of Common Stock subject to stock options that are exercisable or will be exercisable as of or within 60 days after August 5, 2013 and 64,085 shares of Common Stock subject to restricted stock units that have vested or will vest as of or within 60 days after August 5, 2013.

Transactions in Common Stock

Transactions in Common Stock During the Past 60 Days

The following information replaces the information in the section of “Important Information Regarding Dell” titled “Transactions in Common Stock—Transactions in Common Stock During the Past 60 Days” beginning on page 177 of the definitive proxy statement dated May 30, 2013.

Other than the amended merger agreement and agreements entered into in connection therewith, including the MD equity commitment letter and the voting agreement discussed under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” and “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Voting Agreement,” respectively, beginning on page 52 of this proxy supplement and page 123 of the definitive proxy statement dated May 30, 2013, respectively, the Company, the MD Investors, the MSDC Investor, the SLP Investors, the Parent Parties and their respective affiliates have not made any transactions with respect to the Common Stock during the past 60 days, other than as set forth below:

Name	Quantity	Price	Trade Date	Transaction Description
Lawrence P. Tu	3,090	$13.73	August 10, 2013	Disposal	(1)
Brian T. Gladden	1,476	$13.13	July 22, 2013	Acquisition	(2)
Marius Haas	12,921	$13.22	July 15, 2013	Disposal	(1)
Gerard J. Kleisterlee	1,705	$13.35	July 1, 2013	Disposal	(1)
Klaus Luft	732	$13.35	July 1, 2013	Disposal	(1)

(1)	Denotes shares withheld by the Company to satisfy applicable tax withholding obligations in connection with the vesting of equity award in accordance with their terms.
(2)	Denotes shares acquired pursuant to a dividend reinvestment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports through the “Investor Relations” section of its website at www.dell.com/investor, free of charge, as soon as reasonably practicable after the Company files the reports electronically with the SEC. In addition, you may obtain a copy of the reports, without charge, upon written request to Investor Relations, Dell Inc., One Dell Way, Round Rock, Texas 78682. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of Common Stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made five business days before the special meeting. A copy of any exhibit may be obtained upon written request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing such exhibit) to Investor Relations, Dell Inc., One Dell Way, Round Rock, Texas 78682.

Because the merger is a “going private” transaction, the Company has filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows us to “incorporate by reference” into our proxy supplement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy supplement and, with respect to this proxy supplement but not with respect to the Schedule 13E-3, later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this proxy supplement. We incorporate by reference the documents listed below, a copy of each of which is being mailed together with this proxy supplement to stockholders to whom this proxy supplement is being mailed after August 14, 2013, and, with respect to this proxy supplement but not with respect to the Schedule 13E-3, any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy supplement, and prior to the date of the special meeting:

•

annual report on Form 10-K for the fiscal year ended February 1, 2013 filed with the SEC on March 12, 2013, as amended by annual report on Form 10K/A (Amendment No. 1) filed with the SEC on June 3, 2013 (the “Fiscal 2013 Form 10-K”);

•	quarterly report on Form 10-Q for the quarter ended May 3, 2013; and

•

current reports on Form 8-K filed with the SEC on February 5, 2012, February 6, 2013 (as amended by current report on Form 8-K/A filed on February 15, 2013), February 19, 2013 (solely with respect to Item 8.01 thereunder), February 28, 2013, April 23, 2013, April 29, 2013, August 1, 2013, August 2, 2013, August 6, 2013 (with respect to Item 8.01 thereunder and the recast presentation of “Item 1—Business,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8—Financial Statements and Supplementary Data” of the Fiscal 2013 Form 10-K included in Exhibit 99.1 thereto) and August 7, 2013.

We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy supplement and prior to the date of the special meeting to the extent required to fulfill our obligations under the Exchange Act.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy supplement is dated August 14, 2013. You should not assume that the information contained in this proxy supplement is accurate as of any date other than that date, and the mailing of this proxy supplement to stockholders shall not create any implication to the contrary.

Annex A

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

by and among

DENALI HOLDING INC.,

DENALI INTERMEDIATE INC.,

DENALI ACQUIROR INC.

and

DELL INC.

Dated as of February 5, 2013

Execution Copy

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of August 2, 2013 (this “Amendment”), is entered into by and among Denali Holding Inc., a Delaware corporation (“Parent”), Denali Intermediate Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Intermediate”), Denali Acquiror Inc., a Delaware corporation and a wholly-owned subsidiary of Intermediate (“Merger Sub” and, taken together with Intermediate and Parent, the “Parent Parties”), and Dell Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of February 5, 2013, by and among the Parent Parties and the Company (the “Merger Agreement”).

RECITALS

WHEREAS, the parties desire to amend the Merger Agreement so as to, among other things, increase the Merger Consideration from $13.65 to $13.75, permit the payment by the Company of a $0.13 per share special cash dividend to holders of record prior to the Closing and reduce the Company Termination Fee under certain circumstances;

WHEREAS, the willingness of the Parent Parties to agree to such increase in the Merger Consideration, such special cash dividend and such reduction of the Company Termination Fee is conditioned on the other amendments to the Merger Agreement set forth in this Amendment;

WHEREAS, the Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that the transactions contemplated by the Merger Agreement as amended by this Amendment, including the Merger, are fair to, and in the best interests of, the Company’s stockholders (other than the MD Investors), (ii) approved and declared advisable the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated by the Merger Agreement as amended by this Amendment, including the Merger, and (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement as amended by this Amendment;

WHEREAS, the boards of directors of each of the Parent Parties have, on the terms and subject to the conditions set forth herein, approved and declared advisable the Merger Agreement as amended by this Amendment and the transactions contemplated herein; and

WHEREAS, the parties have agreed to amend the Merger Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Parent Parties agree as follows:

1. Amendment of Section 2.1(a). The reference to “$13.65” in Section 2.1(a) of the Merger Agreement is hereby amended to be “$13.75”.

2. Amendment of Section 2.3(a). Section 2.3(a) of the Merger Agreement hereby is amended by inserting the following sentence after the last sentence of Section 2.3(a)

“Notwithstanding anything to the contrary contained in this Agreement, upon the declaration by the Company of the $0.13 per Share special cash dividend permitted by Section 5.1(b)(iv) of this Agreement with a record date prior to the Effective Time, the Company will take all necessary action to reduce, by the amount per Share of such special cash dividend, the exercise price per Share of each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time.”

3. Amendment of Section 2.3(b). Section 2.3(b) of the Merger Agreement hereby is amended by inserting the following parenthetical between the phrases “related to dividend equivalents” and “credited with respect to” contained therein:

“(including, for the avoidance of doubt, dividend equivalents credited in connection with the special cash dividend contemplated by Section 5.1(b)(iv) of this Agreement)”

4. Amendment of Section 2.3(c). Section 2.3(c) of the Merger Agreement hereby is amended by inserting the following parenthetical between the phrases “related to dividends payable” and “on such Restricted Shares” contained therein:

“(including, for the avoidance of doubt, dividends payable in connection with the special cash dividend contemplated by Section 5.1(b)(iv) of this Agreement)”

5. Amendment of Section 3.21. Section 3.21 of the Merger Agreement hereby is amended and restated in its entirety to read as follows:

“Required Vote of Company Stockholders. The affirmative vote (in person or by proxy) at the Company Meeting, or any adjournment or postponement thereof, of (i) the holders of a majority of the outstanding Shares entitled to vote thereon in favor of the adoption of this Agreement (the “Stockholder Approval”) and (ii) the holders of a majority of the outstanding Shares entitled to vote thereon and present in person or by proxy and voting for or against adoption of this Agreement at the Company Meeting that are not owned, directly or indirectly, by the Parent Parties, the MD Investors, any other officers and directors of the Company or any other Person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any Person of which Merger Sub is a direct or indirect Subsidiary, in favor of the adoption of this Agreement (the “Unaffiliated Stockholder Approval” and, together with the Stockholder Approval, the “Company Stockholder Approvals”) are the only votes or approvals of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which are necessary to adopt this Agreement and approve the transactions contemplated herein.”

6. Amendment of Section 5.1(b)(iv). Section 5.1(b)(iv) of the Merger Agreement hereby is amended and restated in its entirety to read as follows:

(iv) Other than a special cash dividend of $0.13 per Share to be declared after the receipt of the Stockholder Approval and other than quarterly cash dividends of $0.08 per Share on record dates within the ranges of dates identified in Section 5.1(a)(iv) of the Company Disclosure Letter (provided that the record date otherwise falling between September 26, 2013 and October 16, 2013 may be advanced by the Company at its discretion to ensure such record date precedes the Closing Date and enable the Company to comply with notice requirements under applicable Law with respect to such record date), declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock or other equity interests (except (A) dividends or other distributions in cash, stock or property paid by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company and (B) dividend equivalent rights provided pursuant to the terms of the Company Stock Plans and payable with respect to Company RSU Awards outstanding as of the date hereof);

7. Amendment of Section 5.5. Section 5.5 of the Merger Agreement hereby is amended by inserting the following sentence after the last sentence of Section 5.5:

“Notwithstanding the foregoing and except as may be otherwise required by applicable law, the Company will (i) on August 2, 2013, adjourn the special meeting of the Company’s stockholders to September 12, 2013 prior to any vote by the Company’s stockholders in respect of the Company Stockholder Approvals; (ii) establish a new record date for such reconvened special meeting of August 13, 2013 and (iii) take all actions required by Section 222 of the DGCL in connection with the actions contemplated by the foregoing clauses (i) and (ii).”

8. Amendment of Definition of “Company Termination Payment”. The definition of “Company Termination Payment” is hereby amended and restated in its entirety to read as follows:

““Company Termination Payment” means (i) if payable in connection with a termination of this Agreement by (x) the Company pursuant to Section 7.1(c)(ii) with respect to the Company entering into an Alternative Acquisition Agreement with a Person or group that is an Excluded Party at the time of such termination; (y) Parent pursuant to Section 7.1(d)(ii) and the event giving rise to such termination is the submission of an Acquisition Proposal by a Person or group that is an Excluded Party at the time of such termination; or (z) by the Company or Parent pursuant to Section 7.1(b)(iii), and within twelve months of such termination the Company shall have entered into a definitive agreement with respect to any recapitalization, or any extraordinary dividend or share repurchase, or a recapitalization, or an extraordinary dividend or share repurchase, is consummated that, together with any related transactions, would not result in any Person or group beneficially owning 50% or more of any class of equity securities of the Company then, in the case of each clause (x), (y) or (z) of this definition, $180,000,000, and (ii) if payable in any other circumstance, an amount equal to $450,000,000; provided that if the Company Termination Payment of $180,000,000 is paid as a result of the occurrence of an event specified in clause (z) hereof and within twelve months of the termination of this Agreement pursuant to Section 7.1(b)(iii) the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal not described in clause (x), (y) or (z) or any Acquisition Proposal not described in clause (x), (y) or (z) is consummated then the Company Termination Payment will be $450,000,000 and the Company shall pay to Parent (or one or more of its designees) $450,000,000 minus the amount of the Company Termination Payment previously paid by the Company no later than the earlier of (A) the date the Company enters into a definitive agreement with respect to such Acquisition Proposal and (B) the date on which the Company consummates such Acquisition Proposal.”

9. Company Authority Relative to Amendment. The Company hereby represents and warrants to the Parent Parties as follows: The Company has the requisite corporate power and authority to enter into and deliver this Amendment and, subject to receipt of the Company Stockholder Approvals, to perform its obligations hereunder. The execution and delivery of this Amendment by the Company has been duly and validly authorized by the Company Board and no other corporate action on the part of the Company, pursuant to the DGCL or otherwise, is necessary to authorize this Amendment. This Amendment has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by each of the Parent Parties, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

10. Parent and Merger Sub Authority Relative to Amendment. Each of the Parent Parties hereby represents and warrants to the Company as follows: Each of the Parent Parties has the requisite corporate power and authority to enter into and deliver this Amendment and to perform its obligations hereunder. The execution and delivery of this Amendment by the Parent Parties has been duly and validly authorized by the Boards of Directors of each of the Parent Parties, and no other corporate action on the part of the Parent Parties is necessary to authorize this Amendment. This Amendment has been duly and validly executed and delivered by the Parent Parties and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms, except that the enforcement hereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

11. References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment and all references to the Company Disclosure Letter to “the Agreement” shall refer to the Merger Agreement as amended by this Amendment.

12. Construction. Except as expressly provided in this Amendment, all references in the Merger Agreement and the Company Disclosure Letter to “the date hereof” or “the date of this Agreement” shall refer to February 5, 2013.

13. Other Miscellaneous Terms. The provisions of Article VIII (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

14. No Further Amendment. Except as amended hereby, the Merger Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

DELL INC.

By:	/s/ Brian T. Gladden
	Name:	Brian T. Gladden
	Title:	Senior Vice President, Chief Financial Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

DENALI HOLDING INC.

By:	/s/ Egon Durban
	Name:	Egon Durban
	Title:	President

DENALI INTERMEDIATE INC.

By:	/s/ Egon Durban
	Name:	Egon Durban
	Title:	President

DENALI ACQUIROR INC.

By:	/s/ Egon Durban
	Name:	Egon Durban
	Title:	President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

Annex B

J.P.Morgan

August 2, 2013

Board of Directors

Special Committee of the Board of Directors

Dell Inc.

One Dell Way

Round Rock, Texas 78682

Members of the Board of Directors and the Special Committee of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $.01 per share (the “Company Common Stock”), of Dell Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Denali Holding Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger dated as of February 5, 2013 (the “Agreement”) as proposed to be amended by Amendment No. 1 to the Agreement (as so amended, the “Amended Agreement”), among the Company, the Acquiror and its subsidiaries, Denali Intermediate Inc. and Denali Acquiror Inc., the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its subsidiaries, other Excluded Shares (as defined in the Amended Agreement), Company Restricted Shares (as defined in the Amended Agreement) and Dissenting Shares (as defined in the Amended Agreement), will be converted into the right to receive $13.75 per share in cash (the “Merger Consideration”). The Amended Agreement also contemplates the payment by the Company of a special dividend of $0.13 per share (the “Special Dividend”) to holders of Company Common Stock (the Special Dividend, together with the Merger Consideration, the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed the Agreement and a draft of Amendment No. 1 to the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; (v) reviewed certain financial analyses and forecasts relating to the Company’s business prepared by a third party consultant (the “Consultant”) at the direction of the Special Committee of the Board of Directors (the “Special Committee Consultant Forecast”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with the Special Committee of the Board of Directors, certain members of the management of the Company and the Consultant with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the financial condition and future prospects and operations of the Company and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts of management and the Consultant provided to us or derived therefrom, we have assumed that, at the time of their preparation, they were reasonably prepared based on assumptions reflecting the best available estimates and judgments by management and the Consultant, respectively, as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. Our analysis takes into account our discussions with the Special Committee of the Board of Directors, management of the Company and the Consultant, including the factors and circumstances discussed with the Special Committee of the Board of Directors surrounding the forecasts and analyses prepared by the Consultant and management of the Company. Since February 2013, none of the Special Committee of the Board of Directors, management of the Company or the Consultant has provided us with an updated long range plan for the Company. In connection with our preparing to render this letter, we requested an updated long range plan from the Special Committee of the Board of Directors, but we were informed that no such plan had been prepared. Due to the absence of any other guidance from management of the Company or the Special Committee of the Board of Directors on the long term prospects for the Company and its business, our analysis is limited to our using the same cases that we used in our February 4, 2013 analysis, provided that we have replaced the Preliminary FY14 Internal Plan and Preliminary FY14 Board Case with the Final FY14 Internal Plan and Final FY14 Board Case, and we have taken this change and the Company’s year to date performance into consideration. We have also assumed that the Transaction and the other transactions contemplated by the Amended Agreement will be consummated as described in the Amended Agreement, and that the definitive Amended Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Amended Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. Please be advised that during the two years preceding the date of this letter, we and our affiliates have had no commercial or investment banking relationships with the Acquiror, Michael Dell or MSD Capital, but have had commercial or investment banking relationships with one of the ultimate principal stockholders of the Acquiror for which we or our affiliates have received customary compensation. Such services during such period have included acting as financial advisor to SilverLake Partners in (a) its acquisition of Smart Modular Technologies in August 2011 and (b) its acquisition of Skype in October 2011 and (c) its announced sale of SMART Storage Systems in July 2013. We or our affiliates have also acted as joint bookrunner and joint lead arranger on a term loan and revolving credit facility for SilverLake Partners for its acquisition of Global

B-2

Blue in May 2012. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead manager on a revolving credit facility for the Company in April 2011. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or affiliates of the principal stockholders of the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors and the Special Committee of the Board of Directors of the Company (in their capacities as such) in connection with and for the purposes of their evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

B-3

Annex C

August 2, 2013

The Special Committee of the Board of Directors

and the Board of Directors of

Dell Inc.

One Dell Way

Round Rock, Texas 78682

Members of the Special Committee and the Board of Directors:

We understand that Dell Inc., a Delaware corporation (the “Company”), proposes to enter into Amendment No. 1 (the “Amendment”) to the Agreement and Plan of Merger, dated as of February 4, 2013 (as amended by the Amendment, the “Merger Agreement”), with Denali Holding Inc., a Delaware corporation (“Parent”), Denali Intermediate Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and Denali Acquiror Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”). As a result of the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Excluded Shares, Company Restricted Shares and Dissenting Shares (as such terms are defined in the Merger Agreement), will be converted into the right to receive $13.75 per share in cash, without interest (the “Merger Consideration”). The Merger Agreement also permits the payment by the Company of a special cash dividend of $0.13 per share (the “Special Dividend” and, together with the Merger Consideration, the “Consideration”) to holders of Company Common Stock. The terms and conditions of the Merger are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Special Committee and the Board of Directors have asked us whether, in our opinion, the Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock entitled to receive such Consideration.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates for the Company;

(ii)	reviewed certain nonpublic historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by management of the Company;

(iii)	reviewed certain non-public projected financial and operating data relating to the Company prepared and furnished to us by management of the Company (the “Company Projections”) and the amount of certain potential cost savings identified by management of the Company (the “Cost Savings”);

(iv)	discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving the Company Projections);

Letter to the Special Committee

and the Board of Directors

August 2, 2013

(v)	reviewed certain non-public projected financial and operating data relating to the Company prepared, at the request of the Special Committee, by a management consulting firm engaged by the Special Committee (the “Management Consultant”) and furnished to us by the Management Consultant, including extrapolations thereto discussed by us with the management of the Company (the “Management Consultant Case”), as well as sensitivities to the Management Consultant Case which include estimates of timing and achievability of the Cost Savings (the “Productivity Case”);

(vi)	reviewed the reported prices and the historical trading activity of the Company Common Stock;

(vii)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(viii)	reviewed the Merger Agreement (including a draft of the Amendment dated August 1, 2013); and

(ix)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections and the Cost Savings, we have assumed that as of the time of their preparation they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance and the amount of the potential cost savings, respectively, of the Company. With respect to the Management Consultant Case and the Productivity Case, we have assumed that as of the time of their preparation they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Management Consultant as to the future financial performance of the Company and the timing and achievability of the Cost Savings. Since February 2013, none of the Special Committee of the Board of Directors, management of the Company or the Management Consultant has provided us with an updated long-range plan for the Company. In connection with our analysis, we requested an updated long-range plan from the Special Committee of the Board of Directors, but we were advised that no such plan had been prepared and that the long-range plan included in the Company Projections is the most recent long range-plan prepared by the Company. Therefore, for purposes of our analysis we have utilized the same long-range plans for the Company that we utilized in our February 4, 2013 analysis.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. For purposes of this opinion, we have assumed, with your consent, that the Special Dividend will be paid to holders of Company Common Stock at the effective time of the Merger. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or materially reduce the

Letter to the Special Committee

and the Board of Directors

August 2, 2013

benefits to the holders of the Company Common Stock of the Merger. We have also assumed that the executed Amendment will not differ in any material respect from the draft Amendment dated August 1, 2013 reviewed by us.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness of the Consideration, from a financial point of view, to the holders of the Company Common Stock entitled to receive such Consideration pursuant to the Merger Agreement. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of Excluded Shares or any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Consideration or otherwise. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. This letter, and our opinion, does not constitute a recommendation to the Special Committee, Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Merger. We express no opinion herein as to the price at which shares of the Company will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have received, and will receive, a fee for our services in connection with the proposed transaction, a portion of which is comprised of a success fee which we become entitled to upon the Company entering into the Amendment. We also will receive a fee for the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Prior to this engagement, we, Evercore Group L.L.C., and our affiliates have provided financial advisory services to the Company and Silver Lake Partners L.P. and its affiliates (“Silver Lake”) and have received fees for the rendering of these services including the reimbursement of expenses. We may provide financial or other services to the Company and Silver Lake in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Silver Lake and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Special Committee and the Board of Directors in connection with their evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Letter to the Special Committee

and the Board of Directors

August 2, 2013

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of the shares of Company Common Stock entitled to receive such Consideration.

Very truly yours, EVERCORE GROUP L.L.C.

By:	/s/ William O. Hiltz
William O. Hiltz Senior Managing Director

DELL INC.

PROXY CARD

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the special meeting date.

VOTE BY INTERNET – WWW.CESVOTE.COM

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to the special meeting date. Have your proxy card in hand when you access the website and follow the instructions.

OR

VOTE BY TELEPHONE – 1-888-693-8683

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the special meeting date. Have your proxy card in hand when you call and then follow the instructions.

OR

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided to: Dell Inc., c/o Corporate Election Services, PO Box 3230, Pittsburgh, PA 15230.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

CONTROL NUMBER è

ä  If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing.  ä

- - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

The Board of Directors (without Michael S. Dell’s participation) recommends a vote FOR Proposal 1

Proposal 1 – Proposal to adopt the Agreement and Plan of Merger, dated as of February 5, 2013, as amended on August 2, 2013, by and among Denali Holding Inc., Denali Intermediate Inc., Denali Acquiror Inc. and Dell Inc., as it may be further amended from time to time.

☐	FOR	☐	AGAINST	☐	ABSTAIN

The Board of Directors (without Michael S. Dell’s participation) recommends a vote FOR Proposal 2

Proposal 2 – Proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of Dell Inc. in connection with the merger, as disclosed in the table under “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Payments and Benefits — Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion.

☐	FOR	☐	AGAINST	☐	ABSTAIN

The Board of Directors (without Michael S. Dell’s participation) recommends a vote FOR Proposal 3

Proposal 3 – Proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

☐	FOR	☐	AGAINST	☐	ABSTAIN

To act upon other business as may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the Board of Directors.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Stockholder Signature	Date
Title
Stockholder (Joint Owner) Signature	Date
Title

TO SUBMIT A PROXY BY MAIL, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE

ä  AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE.  ä

- - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

DELL INC.

PROXY

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE RECONVENED AT 9:00 a.m. CENTRAL TIME, ON SEPTEMBER 12, 2013 AT THE DELL ROUND ROCK CAMPUS, 501 DELL WAY, ROUND ROCK, TEXAS 78682

AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DELL INC.

You hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint Lawrence P. Tu and Janet B. Wright, and each of them, as proxies, with full power of substitution, and authorize them to vote all shares of Dell Inc. common stock that you would be entitled to vote if personally present at such meeting and at any postponement or adjournment thereof and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Directors’ recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Continued and to be signed on reverse side